UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Five9, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO STOCKHOLDERS OF FIVE9, INC.

Dear Five9 Stockholders:

On July 16, 2021, Zoom Video Communications, Inc. (which we refer to as “Zoom”), Summer Merger Sub, Inc. (which we refer to as “Merger Sub”) and Five9, Inc. (which we refer to as “Five9”) entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “merger agreement”). The merger agreement provides for the merger of Merger Sub with and into Five9, with Five9 continuing as the surviving company and a wholly owned subsidiary of Zoom (which we refer to as the “merger”).

Five9 stockholders as of the close of business on August 25, 2021 (which we refer to as the “record date”) are invited to virtually attend a special meeting of Five9 stockholders on September 30, 2021, at 3:00 p.m., Pacific Time, to consider and vote upon a proposal to adopt the merger agreement and approve the transactions contemplated thereby, a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Five9’s named executive officers that is based on or otherwise relates to the merger and a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger (which we refer to as “effective time”), each outstanding share of Five9 common stock (other than shares of Five9 common stock owned directly or indirectly by Zoom, Five9 or Merger Sub immediately prior to the effective time or shares of Five9 common stock owned by any direct or indirect wholly owned subsidiary of Zoom (other than Merger Sub) or of Five9) will be converted in the merger into the right to receive 0.5533 shares of Zoom Class A common stock, without interest, and, if applicable, an amount in cash, rounded down to the nearest cent, in lieu of any fractional share interest in Zoom Class A common stock to which such holder otherwise would have been entitled (which we refer to as “merger consideration”).

Based on the closing price of Zoom Class A common stock on July 16, 2021, the last full unaffected trading day prior to announcing the transaction, the value of the per share merger consideration payable to holders of Five9 common stock upon completion of the merger was approximately $200.28. Based on the closing price of Zoom Class A common stock on August 25, 2021, the last practicable date before the date of the proxy statement/prospectus accompanying this notice, the value of the merger consideration payable to holders of Five9 common stock upon completion of the merger was approximately $186.87. Five9 stockholders should obtain current stock price quotations for Zoom Class A common stock and Five9 common stock. Zoom’s common stock is traded on The Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the symbol “ZM,” and Five9 common stock is traded on The Nasdaq Global Market under the symbol “FIVN.”

The Five9 board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Five9 and its stockholders and unanimously recommends that Five9 stockholders vote “FOR” each of the proposals described in the accompanying proxy statement/prospectus.

Five9 will hold a virtual special meeting of its stockholders to consider certain matters relating to the merger. Zoom and Five9 cannot complete the merger unless, among other things, Five9 stockholders adopt the merger agreement and approve the transactions contemplated thereby.

Your vote is very important. To ensure your representation at the special meeting, complete and return the enclosed proxy card or submit your proxy by phone or the Internet. Please vote promptly whether or not you expect to virtually attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting.

The proxy statement/prospectus accompanying this notice is also being delivered to Five9’s stockholders as Zoom’s prospectus for its offering of shares of Zoom Class A common stock in connection with the merger.

The obligations of Zoom and Five9 to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying proxy statement/prospectus. The proxy statement/prospectus provides you with detailed information about the merger. It also contains or references information about Zoom and Five9 and certain related matters. You are encouraged to read the proxy statement/prospectus, including the information incorporated by reference therein, carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors” for a discussion of risks you should consider in evaluating the merger and the issuance of shares of Zoom Class A common stock in connection with the merger and how they will affect you.

Sincerely,

Rowan Trollope

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated August 26, 2021 and is first being mailed to stockholders of Five9 on or about August 26, 2021.

Five9, Inc.

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON SEPTEMBER 30, 2021

Notice is hereby given that a special meeting of stockholders of Five9, Inc. (which we refer to as “Five9”) will be held on September 30, 2021 at 3:00 pm, Pacific Time via a live interactive audio webcast on the Internet (which we refer to as the “Five9 special meeting”). You will be able to vote and submit your questions at www.virtualshareholdermeeting.com/FIVN2021SM during the meeting. We are holding the special meeting for the following purposes, which are more fully described in the accompanying proxy statement/prospectus:

•

to adopt the Agreement and Plan of Merger, dated as of July 16, 2021 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among Zoom Video Communications, Inc. (which we refer to as “Zoom”), Summer Merger Sub, Inc. (which we refer to as “Merger Sub”) and Five9, and approve the transactions contemplated thereby (which we refer to as the “merger proposal”);

•

to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Five9’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (which we refer to as the “non-binding compensation advisory proposal”); and

•

to approve the adjournment of the Five9 special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Five9 special meeting to approve the merger proposal (which we refer to as the “adjournment proposal”).

Five9 stockholder approval of the merger proposal is required to complete the merger as contemplated by the merger agreement. Five9 stockholders will also be asked to approve the non-binding compensation advisory proposal and, if necessary or appropriate, the adjournment proposal. Five9 will transact no other business at the Five9 special meeting. The record date for the Five9 special meeting has been set as August 25, 2021 (which we refer to as the “record date”). Only Five9 stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Five9 special meeting via the Five9 special meeting website or any adjournments and postponements of the Five9 special meeting. For additional information regarding the Five9 special meeting, see the section entitled “Special Meeting of Five9 Stockholders.”

The Five9 board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

The Five9 proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE FIVE9 SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the merger proposal by the Five9 stockholders is a condition to the merger and requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Five9 common stock entitled to vote on the proposal. Five9 stockholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote via the Five9 special meeting website and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

By Order of the Board of Directors,

Kimberly Lytikainen General Counsel, Chief Compliance Officer & Secretary San Ramon, California

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Zoom Video Communications, Inc. (which we refer to as “Zoom”) and Five9, Inc. (which we refer to as “Five9”) from other documents that are not included in or delivered with this proxy statement/prospectus, including documents that Zoom and Five9 have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information.” This information is available for you to review free of charge through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Zoom or Five9, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

Zoom	Five9

Zoom Video Communications, Inc. 55 Almaden Boulevard, 6th Floor San Jose, California 95113 Attention: Investor Relations (888) 799-9666 investors@zoom.us	Five9, Inc. 3001 Bishop Drive, Suite 350 San Ramon, California 94583 Attention: Investor Relations (925) 201-2000 ir@five9.com

To obtain timely delivery of these documents before the Five9 special meeting, Five9 stockholders must request the information no later than September 23, 2021 (which is five business days before the date of the Five9 special meeting).

In addition, if you have questions about the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Innisfree M&A Incorporated, the proxy solicitor for Five9, toll-free at (877) 750-8197, or for brokers and banks, collect at (212) 750-5833. You will not be charged for any of these documents that you request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Zoom (File No. 333-258815) (which we refer to as the “registration statement”), constitutes a prospectus of Zoom under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) with respect to the shares of Class A common stock of Zoom, par value $0.001 per share (which we refer to as “Zoom Class A common stock”) to be issued to Five9 stockholders pursuant to the Agreement and Plan of Merger, dated as of July 16, 2021 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among Zoom, Summer Merger Sub, Inc. (which we refer to as “Merger Sub”) and Five9.

This document also constitutes a notice of meeting and proxy statement of Five9 under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Zoom has supplied all information contained or incorporated by reference herein relating to Zoom, and Five9 has supplied all information contained or incorporated by reference herein relating to Five9.

You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Zoom and Five9 have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This proxy statement/prospectus is dated as of August 26, 2021, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Five9 stockholders nor the issuance by Zoom of shares of Zoom Class A common stock pursuant to the merger agreement will create any implication to the contrary.

All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

-i-

-ii-

-iii-

ANNEXES TO PROXY STATEMENT/PROSPECTUS

AnnexA: Agreement and Plan of Merger
AnnexB: Opinion of Qatalyst Partners

-iv-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE FIVE9 SPECIAL MEETING

The following are answers to certain questions that you may have regarding the merger, the merger agreement, the transactions contemplated by the merger agreement and the Five9 special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because Zoom, Five9 and Merger Sub have entered into the merger agreement. The merger agreement provides for the merger of Merger Sub with and into Five9, with Five9 continuing as the surviving company and a wholly owned subsidiary of Zoom (which we refer to as the “merger”), and your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this proxy statement/prospectus as Annex A.

The merger agreement must be adopted by the Five9 stockholders in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) in order for the merger to be consummated. Five9 is holding a virtual special meeting of its stockholders (which we refer to as the “Five9 special meeting”) to obtain that approval. Five9 stockholders will also be asked to vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Five9’s named executive officers that is based on or otherwise relates to the merger and to approve the adjournment of the special meeting, from time to time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal. Your vote is very important. We encourage you to submit a proxy to have your shares of common stock, par value $0.001 per share, of Five9 (which we refer to as “Five9 common stock”) voted as soon as possible.

Q:	When and where will the special meeting take place?

A:    The Five9 special meeting will be held virtually via the Internet at 3:00 pm Pacific Time, on September 30, 2021. The Five9 special meeting will be held solely via live webcast and there will not be a physical meeting location. Five9 stockholders will be able to attend the Five9 special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/FIVN2021SM, which we refer to as the “Five9 special meeting website.”

Q:	What matters will be considered at the special meeting?

A:    The Five9 stockholders are being asked to consider and vote on:

•	a proposal to adopt the merger agreement and approve the transactions contemplated thereby (which we refer to as the “merger proposal”);

•

a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Five9’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (which we refer to as the “non-binding compensation advisory proposal”); and

•

a proposal to approve the adjournment of the Five9 special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Five9 special meeting to approve the merger proposal (the “adjournment proposal”).

Q:	Is my vote important?

A:

Yes. Your vote is very important. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of a majority of the voting power of all issued and outstanding shares of Five9 common stock entitled to vote on the proposal. Only Five9 stockholders as of the close of business on August 25, 2021 (which we refer to as the “record date”) are entitled to vote at the Five9 special meeting. The board of directors of Five9 (which we refer to as the “Five9 board”) unanimously recommends that such Five9 stockholders vote “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

Q:	If my shares are held in “street name” by a bank, broker or other nominee, will such bank, broker or other nominee vote my shares for me?

A:

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the Five9 special meeting. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Five9 or by voting at the special meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.

Under the current rules of applicable stock market exchanges, brokers, banks or other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Five9 special meeting are non-routine matters under applicable stock market exchange rules for which brokers do not have discretionary authority to vote, and therefore it is not expected that there will be any broker non-votes at the Five9 special meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the merger proposal, (ii) no effect on the non-binding compensation advisory proposal, and (iii) no effect on the Five9 adjournment proposal.

Q:	What Five9 stockholder vote is required for the approval of the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal?

A:

The merger proposal. Approval of the merger proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Five9 common stock as of the close of business on the record date and entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The non-binding compensation advisory proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of the holders of shares of Five9 common stock having a majority in voting power of the votes cast by the holders of shares present or represented by proxy at the Five9 special meeting and voting affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, this proposal is not binding upon Five9 or the Five9 board or Zoom or the board of directors of Zoom (which we refer to as the “Zoom board”), and approval of this proposal is not a condition to completion of the merger.

The adjournment proposal. Approval of the adjournment proposal requires the affirmative vote of the holders of shares of Five9 common stock having a majority in voting power of the votes cast by the holders of shares present or represented by proxy at the Five9 special meeting and voting affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Who will count the votes?

A:	The votes at the Five9 special meeting will be counted by an independent inspector of elections appointed by the Five9 board.

Q:	What will Five9 stockholders receive if the merger is completed?

A:

At the completion of the merger, each share of Five9 common stock issued and outstanding immediately prior to the effective time of the merger (which we refer to as the “effective time”) (other than any cancelled shares or converted shares, as defined in the section entitled “The Merger Agreement—Merger Consideration”) will be converted into the right to receive 0.5533 shares of Zoom Class A common stock, with cash in lieu of any fractional shares of Zoom Class A common stock, without interest (which we refer to as the “merger consideration”). We refer to such shares of Five9 common stock eligible to receive the merger consideration as “eligible shares.”

If you receive the merger consideration and would otherwise be entitled to receive a fractional share of Zoom Class A common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled “The Merger—Consideration to Five9 Stockholders” and “The Merger Agreement—Merger Consideration.”

Q:	What will happen to my Five9 options?

A:

At the effective time, each outstanding and unexercised option to purchase shares of Five9 common stock (each of which we refer to as a “Five9 option”) that is held by any former employee of Five9 or any of its subsidiaries or any non-employee director of Five9 immediately prior to the effective time will be cancelled and such holders will be entitled to receive the merger consideration in respect of each “net share” (as defined below) covered by the Five9 option. The number of “net shares” covered by each Five9 option is equal to the quotient of (i) the excess, if any, of the “per share cash equivalent consideration” (as defined below) over the per share exercise price of the Five9 option, multiplied by the number of shares subject to such Five9 option, divided by (ii) the per share cash equivalent consideration, less applicable withholding taxes.

At the effective time, all other Five9 options that are outstanding and unexercised immediately prior to the effective time will be assumed and automatically converted into an option (which we refer to as an “adjusted option”) to purchase a number of shares of Zoom Class A common stock determined by multiplying the number of shares covered by the Five9 option by the exchange ratio, rounded down to the nearest whole share, at a per share exercise price equal to the per share exercise price of the Five9 option divided by the exchange ratio, rounded up to the nearest whole cent. The adjusted options will otherwise be subject to the same terms and conditions as were applicable to the corresponding Five9 option prior to the effective time, including vesting terms.

As used in this proxy statement/prospectus, (1) the “Zoom trading price” means the volume weighted average closing price of Zoom Class A common stock as reported on the Nasdaq Global Select Market (which we refer to as “Nasdaq”) for the 10 consecutive trading day period ending on the trading day immediately preceding the effective time, (2) the “exchange ratio” means 0.5533 and (3) the “per share cash equivalent consideration” means the product of (a) the exchange ratio and (b) the Zoom trading price. See the section entitled “The Merger Agreement—Treatment of Five9 Equity Awards” for more information.

Q:	What will happen to my Five9 restricted stock units?

A:

At the effective time, each award of Five9 restricted stock units (each of which we refer to as a “Five9 RSU award”) that is outstanding immediately prior to the effective time and held by a non-employee director of Five9 will vest as of the effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Five9 common stock subject to such Five9 RSU award.

At the effective time, each Five9 RSU award (other than any such award held by any non-employee director) will be assumed and converted into an award of restricted stock units (each of which we refer to as an “adjusted RSU award”) with respect to a number of shares of Zoom Class A common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Five9 common stock subject to the Five9 RSU award by the exchange ratio. Each adjusted RSU award will be subject to the same terms and conditions as were applicable to the corresponding Five9 RSU award prior to the effective time, including vesting terms.

See the section entitled “The Merger Agreement—Treatment of Five9 Equity Awards” for more information.

Q:	What will happen to the Five9 Employee Stock Purchase Plan?

A:

Any Five9 employee who is not a participant in any offering period in effect as of the date of the merger agreement (which we refer to as the “current ESPP offering periods”), may not become a participant in the current offering period and no current participant may increase the percentage of his or her payroll deduction election from that in effect on the date of the merger agreement for such current ESPP offering period. If the current ESPP offering period terminates prior to the effective time, then the ESPP will be suspended and no new offering period will commence under the ESPP prior to the termination of the merger agreement. If the current ESPP offering period is in effect at the effective time, then the last day of the current ESPP offering period will be accelerated to a date prior to the closing date as specified by the Five9 board of directors in accordance with the ESPP. Subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time.

See the section entitled “The Merger Agreement—Treatment of Five9 Equity Awards” for more information.

Q:	Will the market value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of Zoom Class A common stock that holders of Five9 common stock will receive per share of Five9 common stock is fixed, the market value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the trading price of shares of Zoom Class A common stock. Any fluctuation in the trading price of shares of Zoom Class A common stock after the date of this proxy statement/prospectus will change the market value of the shares of Zoom Class A common stock that holders of Five9 common stock will receive.

Q:	What equity stake will Five9 stockholders hold in Zoom immediately following the merger?

A:

Based on the number of issued and outstanding shares of Zoom and Five9 common stock as of August 23, 2021, the last practicable date before the date of the proxy statement/prospectus, and the exchange ratio of 0.5533 shares of Zoom Class A common stock for each share of Five9 common stock, holders of shares of Five9 common stock as of immediately prior to the effective time would hold, in the aggregate, approximately (i) 13.47% of the issued and outstanding shares of Zoom Class A common stock immediately following the effective time and (ii) 11.20% of the issued and outstanding shares of Zoom Class A and Class B common stock, without giving effect to any shares of Zoom Class A common stock held by Five9 stockholders prior to the completion of the merger and disregarding stock options, restricted stock units and other equity awards or rights to acquire shares that may be issued by Zoom or Five9 pursuant to any employee stock plan. Additionally, whereas shares of Zoom Class A common stock to be issued to Five9 stockholders in connection with the merger are entitled to one vote per share, Zoom also has Class B common stock, which are entitled to 10 votes per share. No shares of Zoom Class B common stock will be issued to Five9 stockholders in connection with the merger. For additional information on the voting rights of Zoom Class A common stock and Zoom Class B common stock, please see the section entitled “Description of Zoom Capital Stock—Class A and Class B Common Stock—Voting Rights.” The exact equity stake of Five9 stockholders in Zoom immediately following the effective time will depend on the number of shares of Zoom Class A common stock and Zoom Class B common stock and Five9 common stock issued and outstanding immediately prior to the effective time, as provided in the section entitled “The Merger Agreement—Merger Consideration.”

Q:	How does the Five9 board recommend that I vote?

A:

The Five9 board unanimously recommends that Five9 stockholders vote “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal. For additional information regarding how the Five9 board unanimously recommends that Five9 stockholders vote, see the section entitled “The Merger—Reasons for the Merger—Recommendation of the Five9 Board and Reasons for the Merger.”

Q:	Do the Five9 directors and executive officers have any interests in the merger?

A:

Yes. In connection with the consummation of the merger, Five9’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of the stockholders of Five9 generally. The Five9 board was aware of these interests and considered them, among other things, in reaching its decision to unanimously approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. These interests are described in more detail in the section entitled “The Merger—Interests of Five9 Directors and Executive Officers in the Merger.”

Q:	Why are Five9 stockholders being asked to vote on executive officer compensation?

A:

The SEC has adopted rules that require Five9 to seek a non-binding advisory vote on certain compensation that may be paid or become payable to Five9’s named executive officers that is based on or otherwise relates to the merger. Five9 urges its stockholders to read the section entitled “The Merger—Interests of Five9 Directors and Executive Officers in the Merger.”

Q:	Who is entitled to vote at the Five9 special meeting?

A:

The Five9 board has fixed August 25, 2021 as the record date for the Five9 special meeting. All holders of record of shares of Five9 common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Five9 special meeting via the Five9 special meeting website, provided that those shares remain outstanding on the date of the Five9 special meeting. As of the record date, there were 67,729,879 shares of Five9 common stock outstanding. Attendance at the Five9 special meeting via the Five9 special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the Five9 special meeting are provided in this section below.

Q:	How many votes do I have?

A:	Each share of Five9 common stock is entitled to one vote on each proposal.

Q:	What constitutes a quorum for the Five9 special meeting?

A:

A quorum of Five9 stockholders is necessary to hold a valid meeting. The presence at the Five9 special meeting via the Five9 special meeting website or by proxy, of the holders of a majority in voting power of all issued and outstanding shares of Five9 common stock entitled to vote at the Five9 special meeting constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

Q:	What will happen to Five9 as a result of the merger?

A:

If the merger is completed, Merger Sub will merge with and into Five9. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Five9 will continue as the surviving company in the merger and as a wholly owned subsidiary of Zoom. Furthermore, shares of Five9 common stock will be delisted from Nasdaq and will no longer be publicly traded.

Q:	I own shares of Five9 common stock. What will happen to those shares as a result of the merger?

A:

If the merger is completed, your shares of Five9 common stock will be converted into the right to receive the merger consideration. All such shares of Five9 common stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of Five9 common stock that was outstanding immediately prior to the effective time will cease to have any rights with respect to shares of Five9 common stock except the right to receive the merger consideration, any dividends or distributions made with respect to shares of Zoom Class A common stock with a record date after the effective time of the merger, and any cash to be paid in lieu of any fractional shares of Zoom Class A common stock, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of Five9 common stock for merger consideration. For additional information, see the sections entitled “The Merger—Consideration to Five9 Stockholders” and “The Merger Agreement—Merger Consideration.”

Q:	Where will the Zoom Class A common stock that Five9 stockholders receive in the merger be publicly traded?

A:	Assuming the merger is completed, the shares of Zoom Class A common stock that Five9 stockholders receive in the merger will be listed and traded on Nasdaq.

Q:	What happens if the merger is not completed?

A:

If the merger proposal is not approved by the Five9 stockholders or if the merger is not completed for any other reason, Five9 stockholders will not receive any merger consideration in connection with the merger, and their shares of Five9 common stock will remain outstanding. Five9 will remain an independent public company and Five9 common stock will continue to be listed and traded on Nasdaq. Additionally, if the merger proposal is not approved by Five9 stockholders or if the merger is not completed for any other reason, Zoom will not issue shares of Zoom Class A common stock to Five9 stockholders. If the merger agreement is terminated under specified circumstances, Five9 may be required to pay Zoom a termination fee. For a more detailed discussion of the termination-related fee, see “The Merger Agreement—Termination Fee.”

Q:	What happens if the non-binding compensation advisory proposal is not approved?

A:

This vote is advisory and non-binding, and the merger is not conditioned or dependent upon the approval of the non-binding compensation advisory proposal. However, Five9 and Zoom value the opinions of Five9 stockholders and Zoom expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed.

Q:	What is a proxy and how can I vote my shares via the Five9 special meeting website?

A:	A proxy is a legal designation of another person to vote the stock you own.

Shares of Five9 common stock held directly in your name as the stockholder of record as of the close of business on August 25, 2021, the Five9 record date, may be voted at the Five9 special meeting via the Five9 special meeting website. If you choose to attend the Five9 special meeting and vote your shares via the Five9 special meeting website, you will need the 16-digit control number included on your proxy card. If you are a beneficial owner of Five9 common stock but not the stockholder of record of such shares of Five9 common stock, you have the right to direct your broker, bank, or other nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. Follow the instructions set forth by your broker, bank or nominee on your enclosed voting instruction form for the methods by which you can vote.

Q:	How can I vote my shares without attending the special meeting?

A:	If you are a stockholder of record, there are four ways to vote:

•

by Internet 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 29, 2021 (have your Notice or proxy card in hand when you visit the website) by following the instructions set forth on your enclosed proxy card;

•	by toll-free telephone, until 11:59 p.m. Eastern Time on September 29, 2021 (have your Notice or proxy card in hand when you call) by following the instructions set forth on your enclosed proxy card;

•	by completing and mailing your enclosed proxy card in the postage-paid envelope provided; or

•	by Internet during the Five9 special meeting. Instructions on how to attend and vote at the Five9 special meeting are described at www.virtualshareholdermeeting.com/FIVN2021SM .

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on September 29, 2021. Proxies submitted by U.S. mail must be received before the start of the Five9 special meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee set forth on your enclosed voting instruction form for the methods by which you can vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Registered Stockholders. If shares of Five9 common stock are registered directly in your name with Five9’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote by Internet during the meeting or vote through the Internet, by telephone, or by filling out and returning the proxy card.

Street Name Stockholders. If shares of Five9 common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee set forth on your enclosed voting instruction form.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials relating to the Five9 special meeting if you hold shares of Five9 common stock in “street name” and also directly in your name as a stockholder of record or otherwise or if you hold shares of Five9 common stock in more than one brokerage account.

Stockholders of record. For shares of Five9 common stock held directly, complete, sign, date and return each proxy card (or cast your vote by phone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Five9 common stock are voted.

Shares in “street name.” For shares of Five9 common stock held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.

Q:	If a stockholder gives a proxy, how will the shares of Five9 common stock covered by the proxy be voted?

A:

If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or completing and returning the enclosed proxy card by mail, the individuals named on the enclosed proxy card will vote your shares of Five9 common stock in the way that you indicate when providing your proxy in respect of the shares of Five9 common stock you hold. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of Five9 common stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Five9 special meeting.

Q:	How will my shares of common stock be voted if I return a blank proxy?

A:	If you sign, date and return your proxy and do not indicate how you want your shares of Five9 common stock to be voted, then:

Your shares of Five9 common stock will be voted “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:

Yes. If you are a stockholder of record, you can change your vote or revoke your vote before your proxy is exercised at the Five9 special meeting as described herein. You may do this in one of the following four ways:

•

By delivering to Five9’s Secretary (at Five9, Inc., 3001 Bishop Dive, Suite 350, San Ramon, California 94583) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, which revocation is received prior to the proxy’s exercise at the Five9 special meeting;

•

By duly executing a subsequently dated, validly executed proxy relating to the same shares of Five9 common stock and returning it in the postage-paid envelope provided, which subsequent proxy is received before the prior proxy is exercised at the Five9 special meeting;

•

By duly submitting a subsequently dated proxy relating to the same shares of Five9 common stock by telephone or via the Internet (i.e. your most recent duly submitted voting instructions will be followed) before 11:59 p.m. Eastern Time on September 29, 2021; or

•	By attending and voting during the Five9 special meeting. Simply logging into the Five9 special meeting will not, by itself, revoke your proxy.

If your shares are held in an account at a bank, broker or other nominee and you have delivered your voting instruction form or otherwise given instruction on how to vote your shares to your bank, broker or other nominee or your applicable plan administrator, you should contact your bank, broker or other nominee or your applicable plan administrator to change your vote.

Q:	Where can I find the voting results of the special meeting?

A:

Within four business days following the Five9 special meeting, Five9 intends to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K. If the final voting results have not been certified within that four-business day period, Five9 will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

Q:	Are holders of Five9 common stock entitled to appraisal rights?

A:	No. Holders of Five9 common stock are not entitled to appraisal rights under the DGCL. For more information, see the section entitled “No Appraisal Rights.”

Q:	Are there any risks that I should consider as a Five9 stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of Zoom and Five9 contained in the documents that are incorporated by reference in this proxy statement/prospectus.

Q:	What happens if I sell my Five9 common stock before the Five9 special meeting?

A:

The record date for Five9 stockholders entitled to vote at the Five9 special meeting is earlier than the date of the Five9 special meeting. If you transfer your shares of Five9 common stock after the record date but before the Five9 special meeting, you will, unless special arrangements are made, retain your right to vote at the Five9 special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of Five9 common stock.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Five9 common stock?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). It is a condition to the completion of the merger that each of Five9 and Zoom receives an opinion from counsel, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Latham & Watkins LLP and Cooley LLP has delivered an opinion to Five9 and Zoom, respectively, to the same effect as the opinions described in the preceding sentence. Each such opinion will be or is based on, among other things, certain facts and representations, each made by officers of Five9 and Zoom, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service (which we refer to as the “IRS”) or the courts, which may not agree with the conclusions set forth in such opinions.

No ruling has been, or will be, sought by Five9 or Zoom from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) will be treated as if they sold their Five9 common stock in a fully taxable transaction.

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder will generally not recognize any gain or loss for U.S. federal income tax purposes on the receipt of Zoom Class A common stock in exchange for Five9 common stock in the merger, except that such holder of Five9 common stock will generally recognize gain or loss with respect to cash received in lieu of fractional shares of Zoom Class A common stock.

For additional information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the merger. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Q:	When is the merger expected to be completed?

A:

Zoom and Five9 are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Merger,” including the approval of the merger proposal by Five9 stockholders at the Five9 special meeting, the transaction is expected to close in the first half of calendar year 2022. However, neither Zoom nor Five9 can predict the actual date on which the merger will be completed, nor can the parties assure you that the merger will be completed, because completion is subject to conditions beyond either company’s control. In addition, if the merger is not completed by January 16, 2022, subject to two extensions of three months each in order to obtain required regulatory (including telecommunications-related) approvals and one additional extension of three months in order to obtain certain required telecommunications-related approvals, either Zoom or Five9 may choose not to proceed with the merger by terminating the merger agreement.

Q:	If I am a Five9 stockholder, how will I receive the merger consideration to which I am entitled?

A:

If you are a holder of book-entry shares representing eligible shares of Five9 common stock (which we refer to as “Five9 book-entry shares”) which are held through the Depository Trust Company (which we refer to as “DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of Zoom Class A common stock and any dividends and other distributions on the shares of Zoom Class A common stock issuable as merger consideration, in each case, for such Five9 book-entry shares held through DTC.

If you are a holder of record of Five9 book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time, (i) a notice advising you of the effectiveness of the merger, (ii) a statement reflecting the aggregate whole number of shares of Zoom Class A common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Zoom Class A common stock and any dividends and other distributions on the shares of Zoom Class A common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of Five9 common stock eligible to receive the merger consideration pursuant to the merger agreement.

For additional information on the exchange of Five9 common stock for the merger consideration, see the section entitled “The Merger Agreement—Merger Consideration.”

Q:	If I am a holder of Five9 common stock, will the shares of Zoom Class A common stock issued in the merger receive a dividend?

A:

After the completion of the merger, the shares of Zoom Class A common stock issued in connection with the merger will carry with them the right to receive the same dividends, if any, on shares of Zoom Class A common stock as all other holders of shares of Zoom Class A common stock, for any dividend the record date for which occurs after the merger is completed.

Zoom has never paid any cash dividends on its common stock. The Zoom board currently intends to retain any future earnings to support operations and to finance the growth and development of its business and does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination related to its dividend policy will be made at the discretion of the Zoom board.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Five9 has retained Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation process. Five9 estimates that it will pay Innisfree a fee of approximately $45,000, as well as reasonable and customary documented expenses. Five9 also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What is “householding”?

A:

Five9 has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Five9 delivers a single copy of the Notice and proxy materials to multiple stockholders who share the same address, unless Five9 has received contrary instructions from one or more of such stockholders. This procedure reduces printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Five9 will deliver promptly a separate copy of the Notice and proxy materials to any stockholder at a shared address to which Five9 delivered a single copy of any of these materials. Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully in its entirety, including the annexes and information incorporated by reference, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of Five9 common stock will be voted in accordance with your instructions.

Q:	Who can answer my questions about the Five9 special meeting or the transactions contemplated by the merger agreement?

A:

If you have questions about the Five9 special meeting or the information contained in this proxy statement/prospectus, or desire additional copies of this proxy statement/prospectus or additional proxy cards, contact Five9’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

(877) 750-8197

Banks and Brokers: (212) 750-5833

Q:	Where can I find more information about Zoom, Five9 and the merger?

A:

You can find out more information about Zoom, Five9 and the merger by reading this proxy statement/prospectus and, with respect to Zoom and Five9, from various sources described in the section entitled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this proxy statement/prospectus and its annexes carefully and in its entirety and the other documents referred to in this proxy statement/prospectus before you decide how to vote with respect to the proposals to be considered and voted on at the Five9 special meeting. In addition, Zoom and Five9 incorporate by reference important business and financial information about Zoom and Five9 into this proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information.” You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement/prospectus.

Information About the Companies (page 39)

Zoom

Zoom Video Communications, Inc.

55 Almaden Boulevard, 6th Floor

San Jose, California 95113

Phone: (888) 799-9666

Zoom’s mission is to make video communications frictionless and secure.

Zoom provides a video-first unified communications platform that delivers happiness and fundamentally changes how people interact. Zoom connects people through frictionless and secure video, phone, chat, and content sharing and enable face-to-face video experiences for thousands of people in a single meeting across disparate devices and locations. Zoom’s cloud-native platform delivers reliable, high-quality video and voice that is easy to use, manage, and deploy; provides an attractive return on investment; is scalable and easily integrates with physical spaces and applications. Zoom believes that rich and reliable communications lead to interactions that build greater empathy and trust. Zoom strives to live up to the trust our customers place in it by delivering a communications solution that “just works.”

Zoom Class A common stock is traded on Nasdaq under the ticker symbol “ZM.”

Merger Sub

Summer Merger Sub, Inc.

c/o Zoom Video Communications, Inc.

55 Almaden Boulevard, 6th Floor

San Jose, California 95113

Phone: (888) 799-9666

Merger Sub, a Delaware corporation, is a wholly owned subsidiary of Zoom. Merger Sub is newly formed, and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Five9

Five9, Inc.

3001 Bishop Drive, Suite 350

San Ramon, California 94583

Phone: (925) 201-2000

Five9 is a pioneer and leading provider of intelligent cloud software for contact centers. Five9 was “born in the cloud,” and since its inception, Five9 has exclusively focused on delivering its platform in the cloud and is disrupting a significantly large market by replacing legacy on-premise contact center systems. Contact centers are vital hubs of interaction between organizations and their customers and, therefore, are essential to delivering successful customer service, sales and marketing strategies. Five9’s mission is to empower organizations to transform their contact centers into customer engagement centers of excellence, while improving business agility and significantly lowering the cost and complexity of their contact center operations. Five9’s purpose-built, highly scalable and secure Virtual Contact Center, or VCC, cloud platform delivers a comprehensive suite of easy-to-use applications that enable the breadth of contact center-related customer service, sales and marketing functions. Five9 has become an established leader in the cloud contact center market, facilitating more than seven billion call minutes between its more than 2,000 clients and their customers per year. Five9 believes its ability to combine software and telephony into a single unified platform that is delivered in the cloud creates a significant advantage.

Five9 common stock is traded on Nasdaq under the ticker symbol “FIVN.”

The Merger and the Merger Agreement (pages 48 and 86)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. Zoom and Five9 encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The merger agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with the DGCL, Merger Sub will be merged with and into Five9 at the effective time. As a result of the merger, the separate existence of Merger Sub will cease and Five9 will continue as the surviving company and a direct, wholly owned subsidiary of Zoom. Following the merger, Five9 common stock will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded. The Five9 board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

Merger Consideration (page 86)

At the completion of the merger, each eligible share of Five9 common stock issued and outstanding immediately prior to the effective time will be automatically cancelled and converted into the right to receive 0.5533 shares of Zoom Class A common stock, with cash in lieu of any fractional shares of Zoom Class A common stock, without interest.

Zoom will not issue fractional shares of Zoom Class A common stock in the merger. Instead, each holder of Five9 common stock who otherwise would be entitled to receive fractional shares of Zoom Class A common stock (after aggregating all shares of such holder) will be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to such fraction of a share of Zoom Class A common stock to which such holder would otherwise be entitled multiplied by the Zoom trading price, rounded to the nearest whole cent.

Risk Factors (page 27)

The merger and an investment in Zoom Class A common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors,” together with the other information included or incorporated by reference in this proxy statement/prospectus, particularly the risk factors contained in Zoom’s and Five9’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Five9 stockholders should carefully consider the risks set out in that section before deciding how to vote with respect to the merger proposal and non-binding compensation advisory proposal to be considered and voted on at the Five9 special meeting. For additional information, see the section entitled “Where You Can Find More Information.”

Treatment of Five9 Equity Awards (page 82)

At the effective time:

•

each outstanding and unexercised Five9 option held by any former employee of Five9 or any of its subsidiaries or any non-employee director of Five9 immediately before the effective time will be cancelled and converted into the right to receive the merger consideration in respect of the net shares covered by such Five9 option (that is, the shares covered by such Five9 option less a number of shares having a value equal to the total exercise price applicable to such option) and less applicable tax withholdings;

•

each outstanding and unexercised Five9 option (other than those held by any former employee of Five9 or any of its subsidiaries or any non-employee director of Five9) immediately before the effective time will be assumed and automatically converted into an adjusted option;

•

each outstanding Five9 RSU award that is held by a non-employee director of Five9 will vest as of the effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Five9 common stock subject to such Five9 RSU award; and

•

each Five9 RSU award (other than any such award held by a non-employee director) will be assumed and converted into an adjusted RSU award (as defined in the section entitled “The Merger Agreement—Treatment of Five9 Equity Awards—Consideration for Five9 Restricted Stock Units in the Merger—Generally”).

Zoom’s Reasons for the Merger (page 59)

For factors considered by the Zoom board in approving the merger agreement, see the section entitled “The Merger—Reasons for the Merger—Zoom’s Reasons for the Merger.”

Recommendation of the Five9 Board and Reasons for the Merger (page 62)

The Five9 board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal. For the factors considered by the Five9 board in reaching this decision and additional information on the recommendation of the Five9 board, see the section entitled “The Merger—Reasons for the Merger—Recommendation of the Five9 Board and Reasons for the Merger.”

Opinion of Five9’s Financial Advisor (page 68)

Five9 retained Qatalyst Partners LP (which we refer to as “Qatalyst Partners”) to act as its financial advisor in connection with the merger. Five9 selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of Five9’s business and affairs and the industry in which it operates. At the meeting of the Five9 board on July 16, 2021, Qatalyst Partners rendered to the Five9 board its oral opinion, subsequently confirmed in writing, to the effect that, as of July 16, 2021, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Five9 common stock (other than Zoom or any affiliate of Zoom ) was fair, from a financial point of view, to such holders.

The full text of the written opinion of Qatalyst Partners, dated July 16, 2021, is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to the Five9 board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the exchange ratio to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Five9 common stock (other than Zoom or any affiliate of Zoom). It does not address any other aspect of the Merger and does not constitute a recommendation as to how any holder of Five9 common stock should vote with respect to the Merger or any other matter.

For a further discussion of Qatalyst Partners’ opinion, see the section entitled “The Merger —Opinion of Five9’s Financial Advisor.”

Special Meeting of Five9 Stockholders (page 41)

Date, Time, Place and Purpose of the Five9 Special Meeting

The Five9 special meeting will be held virtually via the Internet on September 30, 2021 at 3:00 pm, Pacific Time. The Five9 special meeting will be held solely via live webcast and there will not be a physical meeting location. Five9 stockholders will be able to attend the Five9 special meeting online and vote their shares electronically during the meeting by visiting the Five9 special meeting website at www.virtualshareholdermeeting.com/FIVN2021SM. Five9 stockholders will need the 16-digit control number found on their proxy card in order to access the Five9 special meeting website.

The purpose of the Five9 special meeting is to consider and vote on the merger proposal, the non-binding compensation advisory proposal and, if necessary or appropriate, the adjournment proposal. Approval of the merger proposal is a condition to the obligation of Five9 and Zoom to complete the merger. Approval of the non-binding compensation advisory proposal and the adjournment proposals are not conditions to the obligation of either Five9 or Zoom to complete the merger.

Record Date and Outstanding Shares of Five9 Common Stock

Only holders of record of issued and outstanding shares of Five9 common stock as of the close of business on August 25, 2021, the record date for the Five9 special meeting, are entitled to notice of, and to vote at, the Five9 special meeting via the Five9 special meeting website or any adjournment or postponement of the Five9 special meeting.

As of the close of business on the record date, there were 67,729,879 shares of Five9 common stock outstanding and entitled to vote at the Five9 special meeting. Each share of Five9 common stock is entitled to one vote on each proposal.

A complete list of Five9 stockholders entitled to vote at the Five9 special meeting will be available for inspection at Five9’s principal place of business during regular business hours for a period of no less than 10 days before the Five9 special meeting at 3001 Bishop Drive, Suite 350, San Ramon, California 94583. If Five9’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of Five9 stockholders will be made available for inspection upon request to Five9’s Investor Relations department at ir@five9.com, subject to the satisfactory verification of stockholder status. The list of Five9 stockholders entitled to vote at the Five9 special meeting will also be made available for inspection during the Five9 special meeting via the Five9 special meeting website at www.virtualshareholdermeeting.com/FIVN2021SM.

Quorum; Abstentions and Broker Non-Votes

A quorum of Five9 stockholders is necessary to hold a valid meeting. The presence at the Five9 special meeting, in person (including via the Five9 special meeting website) or by proxy, of the holders of a majority in voting power of all issued and outstanding shares of Five9 common stock entitled to vote at the Five9 special meeting constitutes a quorum. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Five9 common stock as of the close of business on the record date and entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The merger proposal is described in the section entitled “Five9 Proposals.”

Required Vote to Approve the Non-Binding Compensation Advisory Proposal

Approval of the non-binding compensation advisory proposal requires the affirmative vote of the holders of shares of Five9 common stock having a majority in voting power of the votes cast by the holders of shares present or represented by proxy at the Five9 special meeting and voting affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The non-binding compensation advisory proposal is described in the section entitled “Five9 Proposals.”

Required Vote to Approve the Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of the holders of shares of Five9 common stock having a majority in voting power of the votes cast by the holders of shares present or represented by proxy at the Five9 special meeting and voting affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The adjournment proposal is described in the section entitled “Five9 Proposals.”

Voting by Directors and Executive Officers

As of August 23, 2021, Five9 directors, executive officers, and their respective affiliates, as a group, beneficially held and were entitled to vote 427,020 shares of Five9 common stock, representing 0.63% of the voting power of Five9 common stock.

Five9 currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal although none of the Five9 directors or officers has entered into any agreement requiring them to do so.

Interests of Five9 Directors and Executive Officers in the Merger (page 76)

In considering the recommendation of the Five9 board with respect to the merger proposal and the non-binding compensation advisory proposal, Five9 stockholders should be aware that the directors and executive officers of Five9 have interests in the merger that may be different from, or in addition to, the interests of Five9 stockholders generally. The members of the Five9 board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Five9 stockholders approve the merger proposal.

Conditions to the Merger (page 106)

The obligations of Zoom and Five9 to consummate the merger will be subject to the satisfaction or waiver of the following conditions:

•

Five9 Stockholder Approval—The approval of the merger and the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Five9 common stock (which we refer to as the “Five9 stockholder approval”);

•	Nasdaq Listing—The approval of the shares of Zoom Class A common stock to be issued in the merger for listing on Nasdaq, subject to official notice of issuance;

•

Registration Statement—The effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part of and the absence of any stop order or proceeding seeking a stop order;

•

Government Consents—(i) The expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), (ii) the receipt of all other required approvals, consents, waivers or clearances under the antitrust or competition laws in Russia, and (iii) the absence of any referral or pending investigation relating to the merger under antitrust or competition laws in certain specified jurisdictions;

•

No Legal Prohibition—No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the effective time, which has the effect of restraining or enjoining or otherwise prohibiting the consummation of the merger; and

•

Communications Approvals—Receipt of (i) all consents required to be obtained from the Federal Communications Commission (which we refer to as the “FCC”) and (ii) all consents required to be obtained from certain state public utility commissions in connection with the transactions contemplated by the merger agreement (which we collectively refer to as the “communications approvals”).

The obligations of Zoom and Merger Sub to consummate the merger will be further subject to the satisfaction or waiver of the following conditions:

•

Accuracy of Representations and Warranties—The accuracy of representations and warranties of Five9 in the merger agreement, subject to specified materiality standards discussed in the section entitled “The Merger Agreement—Conditions to the Merger”;

•

Compliance with Covenants—Performance or compliance in all material respects by Five9 of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the effective time;

•

No Material Adverse Effect—There not having occurred any material adverse effect (as defined in the section entitled “The Merger Agreement—Material Adverse Effect”) with respect to Five9 since July 16, 2021, and that is continuing as of immediately prior to the effective time;

•

Officer Certificate—The receipt by Zoom and Merger Sub of a certificate, dated as of the closing date, signed by the chief executive officer or chief financial officer of Five9, certifying that the conditions set forth in the three bullet points immediately above have been satisfied; and

•

Tax Opinion—The receipt by Zoom of a written opinion from legal counsel to Zoom (or if legal counsel to Zoom is unable or otherwise unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Zoom), in form and substance reasonably satisfactory to Zoom, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Five9 to consummate the merger will be further subject to the satisfaction or waiver of the following conditions:

•

Accuracy of Representations and Warranties—The accuracy of representations and warranties of Zoom and Merger Sub in the merger agreement, subject to specified materiality standards discussed in the section entitled “The Merger Agreement—Conditions to the Merger”;

•

Compliance with Covenants—Performance or compliance in all material respects by Zoom and Merger Sub of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the effective time; and

•

Tax Opinion—The receipt by Five9 of a written opinion from legal counsel to Five9 (or if legal counsel to Five9 is unable or otherwise unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Five9), in form and substance reasonably satisfactory to Five9, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Appraisal Rights (page 116)

Stockholders are not entitled to appraisal rights under Delaware law in connection with the merger transactions. For more information, see the section entitled “No Appraisal Rights.”

No Solicitation of Other Offers by Five9 (page 97)

Under the terms of the merger agreement, subject to certain exceptions described below, Five9 has agreed that, from July 16, 2021 until the earlier of the effective time or the date (if any) on which the merger agreement is terminated, Five9 will not and will cause its subsidiaries, and its and their respective officers and directors not to, and Five9 will use reasonable best efforts to cause its and its subsidiaries’ other representatives to not, directly or indirectly:

•

solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would be reasonably expected to lead to an acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Other Offers by Five9”);

•

participate in any negotiations regarding, or furnish to any person any nonpublic information relating to Five9 or any of its subsidiaries in connection with an actual or potential acquisition proposal;

•	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

•

withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Zoom, the Five9 board’s recommendation that Five9 stockholders approve the transactions, including the merger, and adopt the merger agreement and approve the transactions contemplated thereby (which we refer to as the “Five9 board recommendation”), or resolve or agree to take any such action;

•

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after the public disclosure of such acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Zoom, such rejection of such acquisition proposal) and reaffirm the Five9 board recommendation within such 10-business-day period (or, if earlier, by the second business day prior to the Five9 special meeting);

•	fail to include the Five9 board recommendation in this proxy statement/prospectus;

•

approve, or authorize, or cause or permit Five9 or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements);

•

call or convene a meeting of Five9 stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the transactions contemplated by the merger agreement; or

•	resolve or agree to do any of the foregoing.

In addition, under the merger agreement, Five9 has agreed that it will and will cause its subsidiaries, and its and their respective officers and directors to, and Five9 will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons, or provision of any nonpublic information to any persons, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal.

Notwithstanding the prohibitions described above, if Five9 receives, prior to the receipt of the Five9 stockholder approval, a bona fide written acquisition proposal that did not result from a breach of Five9’s non-solicitation obligations, Five9, its subsidiaries and its representatives are permitted to contact the person or any of its representatives who has made such acquisition proposal solely to clarify the terms and conditions of such acquisition proposal so that Five9 may inform itself about such acquisition proposal. Subject to the conditions discussed in the section entitled “The Merger Agreement—No Solicitation of Other Offers by Five9,” Five9, its subsidiaries and its representatives are permitted to furnish non-public information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal.

Change of Recommendation; Match Rights (page 100)

Five9 Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Five9 board may not effect a change of recommendation (as defined in the section entitled “The Merger Agreement—Change of Recommendation; Match Rights”).

Permitted Changes of Recommendation in Connection with a Superior Proposal or Intervening Event

Prior to, but not after, the time the merger proposal has been approved by Five9 stockholders:

•

the Five9 board may make a change of recommendation (but may not terminate the merger agreement) in response to an intervening event (as defined in the section entitled “The Merger Agreement—Change of Recommendation; Match Rights”) if the Five9 board has determined in good faith, after consultation with Five9’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; or

•

the Five9 board may make a change of recommendation and cause Five9 to terminate the merger agreement in order to enter into a definitive agreement providing for an unsolicited acquisition proposal that did not result from a breach of Five9’s non-solicitation obligations (subject to payment by Five9 to Zoom of the termination fee described under the sections entitled “The Merger Agreement—Termination Fee” and “The Merger Agreement—Expenses”), which the Five9 board has determined in good faith after consultation with Five9’s outside legal counsel and financial advisors that such acquisition proposal constitutes a superior proposal, but only if the Five9 board has determined in good faith, after consultation with Five9’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, Five9 must provide Zoom with four business days’ prior written notice advising Zoom that the Five9 board intends to make a change of recommendation. In each case, Five9 shall procure that its representatives negotiate in good faith (solely to the extent Zoom desires to negotiate) any proposal by Zoom to amend the merger agreement in a manner that would eliminate the need for the Five9 board to make such change of recommendation, and the Five9 board must make the required determination regarding its fiduciary duties again at the end of such four business day negotiation period (after taking into account in good faith the amendments to the merger agreement proposed by Zoom, if any).

Termination of the Merger Agreement (page 108)

Termination by Zoom or Five9

The merger agreement may be terminated at any time before the effective time by mutual written consent of Zoom and Five9. The merger agreement may also be terminated at any time before the effective time by either Zoom or Five9, if:

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

the closing has not occurred on or before January 16, 2022 (which we refer to as the “outside date”), subject to (a) an automatic extension to April 16, 2022, if all of the conditions to closing, other than those pertaining to (i) the expiration or termination of the waiting period under the HSR Act, (ii) the receipt of all other required approvals, consents, waivers or clearances under antitrust or competition laws in Russia, (iii) the absence of any referral or pending investigation relating to the merger under antitrust or competition laws in certain specified jurisdictions (which we refer to together as the “regulatory conditions”), have been satisfied or validly waived (which we refer to April 16, 2022, as so extended, as the “outside date”) or (iv) receipt of the communications approvals (which we refer to as the “communications conditions”), (b) another automatic extension to July 16, 2022 if on April 16, 2022 one of the regulatory conditions or the communications conditions have not been fulfilled but all other conditions to closing have been satisfied or validly waived (we refer to July 16, 2022, as so extended, as the “outside date”), and (c) another automatic extension to October 16, 2022 if on July 16, 2022 the communications conditions have not been fulfilled but all other conditions to closing have been satisfied or validly waived (we refer to October 16, 2022, as so extended, as the “outside date”), and further subject to the exceptions discussed in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Zoom or Five9”; and

•	the Five9 stockholder approval has not been obtained upon a vote taken thereon at the Five9 special meeting duly convened therefor or at any adjournment or postponement thereof.

Termination by Five9

The merger agreement may be terminated at any time before the closing by Five9 if:

•

the Five9 board effects a change of recommendation and Five9 concurrently enters into a definitive agreement providing for a superior proposal, as long as (1) Five9 has complied in all material respects with its obligations to provide notice and negotiate with Zoom regarding amendments to the merger agreement, as described under the sections entitled “The Merger Agreement—No Solicitation of Other Offers by Five9” and “The Merger Agreement—Changes of Recommendation; Match Rights” and (2) concurrently with or prior to (and as a condition to) such termination, Five9 pays to Zoom the $450 million termination fee described below; or

•	upon a Zoom breach termination event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Five9”).

Termination by Zoom

The merger agreement may be terminated by Zoom:

•

at any time before the receipt of the Five9 stockholder approval, if the Five9 board has effected a change of recommendation or Five9 has materially breached its obligations described under the sections entitled “The Merger Agreement—No Solicitation of Other Offers by Five9” or “The Merger Agreement—Change of Recommendation; Match Rights”; or

•	upon a Five9 breach termination event (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Zoom”).

Termination Fee (page 109)

The merger agreement provides that Five9 will pay Zoom a termination fee of $450 million (which we refer to as the “termination fee”) if all of the following occurs:

•

(1)(a)(x) Zoom terminates the merger agreement as a result of the closing having not occurred on or before the outside date or (y) Five9 terminates the merger agreement as a result of the closing having not occurred on or before the outside date (at such time that Zoom would be permitted to terminate the merger agreement for such reason), or (b) Zoom terminates the merger agreement as a result of breach, failure to perform or violation of the merger agreement by Five9 that (except for a breach of Five9’s non-solicitation obligations) first occurred following the making of an acquisition proposal of the type described in (2);

•

(2) after the date of the merger agreement and prior to the date of the termination (except in the case of termination pursuant to the Five9 board effecting a change of recommendation and concurrently entering into a definitive agreement providing for a superior proposal, in which case prior to the receipt of the Five9 stockholder approval), a bona fide acquisition proposal has been publicly disclosed or otherwise made known to the Five9 board or management and in each case is not withdrawn (publicly, if publicly disclosed) at least three business days prior to the earlier of the Five9 special meeting and such termination; and

•	(3) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into.

In addition, the merger agreement requires Five9 to pay Zoom the termination fee if any of the following occurs:

•

(1) Zoom terminates the merger agreement because the Five9 board has effected a change of recommendation or Five9 has materially breached its obligations described under the sections entitled “The Merger Agreement—No Solicitation of Other Offers by Five9” or “The Merger Agreement—Change of Recommendation; Match Rights;”

•

(2) Five9 terminates the merger agreement because the closing has not occurred on or before the outside date, at a time when Zoom would be permitted to terminate the merger agreement because the Five9 board has effected a change of recommendation; or

•	(3) Five9 terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal.

In no event will Five9 be required to pay the termination fee on more than one occasion.

Regulatory Approvals Required For The Merger (page 103)

The completion of the merger is subject to (i) the expiration or termination of all applicable waiting period under the HSR Act, the obtaining of any required pre-closing approvals, consents, waivers or clearances under antitrust or competition laws in Russia, and the absence of any referral or pending investigation relating to the merger under antitrust or competition laws in certain specified jurisdictions and (ii) the receipt of all consents required to be obtained from the FCC and certain state public utility commissions. Zoom and Five9 filed the notification and report forms on July 30, 2021 with the U.S. Federal Trade Commission (which we refer to as the “FTC”) and with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”). Zoom filed the notification required to be made under the merger agreement pursuant to applicable antitrust and competition laws in Russia on August 23, 2021 with the Federal Antimonopoly Service.

The applications for FCC consent were filed on July 30, 2021, a public notice of the filing of the application for consent to the transfer of Five9’s domestic Section 214 authorization and establishing a comment cycle was released on August 10, 2021, and a public notice of the filing of the application for consent to the transfer of the international Section 214 authorization held by Five9 and establishing a comment cycle was released on August 13, 2021. The application for California Public Utilities Commission (which we refer to as the “CPUC”) consent was filed on July 30, 2021. The application for Georgia Public Service Commission (which we refer to as the “GPSC”) consent was filed on July 30, 2021. The timing or outcome of the antitrust, FCC or PUC regulatory process cannot be predicted. For additional information relating to the regulatory approvals, see the sections entitled “The Merger—Regulatory Approvals” and “The Merger Agreement—Regulatory Approvals Required For the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (page 112)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that each of Five9 and Zoom receives an opinion from counsel, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of

Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Latham & Watkins LLP and Cooley LLP has delivered an opinion to Five9 and Zoom, respectively, to the same effect as the opinions described in the preceding sentence. Each such opinion will be or is based on, among other things, certain facts and representations, each made by officers of Five9 and Zoom, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinions.

No ruling has been, or will be, sought by Five9 or Zoom from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) will be treated as if they sold their Five9 common stock in a fully taxable transaction.

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder will generally not recognize any gain or loss for U.S. federal income tax purposes on the receipt of Zoom Class A common stock in exchange for Five9 common stock in the merger, except that such holder of Five9 common stock will generally recognize gain or loss with respect to cash received in lieu of fractional shares of Zoom Class A common stock.

For more complete discussion of the material U.S. federal income tax consequences of the merger, please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Comparison of Stockholders’ Rights (page 137)

Both Zoom and Five9 are incorporated under the laws of the State of Delaware, and accordingly, the rights of the stockholders of each are currently, and will continue to be governed by the DGCL. However, Zoom stockholders and Five9 stockholders have different rights pursuant to the constituent documents of each of Zoom and Five9. Upon the completion of the merger, Five9 stockholders will become Zoom stockholders and will have rights different from those they currently have as Five9 stockholders. Certain differences between the constituent documents of Zoom and Five9 are described in the section entitled “Comparison of Stockholders’ Rights.”

Listing of Zoom Class A Common Stock; Delisting and Deregistration of Five9 Common Stock (page 84)

If the merger is completed, the shares of Zoom Class A common stock to be issued in the merger will be listed for trading on Nasdaq, shares of Five9 common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and Five9 will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting with Zoom as the accounting acquirer. The selected unaudited pro forma condensed combined balance sheet data assumes the merger of Zoom and Five9 took place on April 30, 2021. The selected unaudited pro forma condensed combined statements of operations data assumes the merger of Zoom and Five9 took place on February 1, 2020.

The following selected unaudited pro forma condensed combined financial data is for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following selected unaudited pro forma condensed combined financial data should be read in conjunction with the sections entitled “The Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data	Three Months Ended April 30, 2021	Year Ended January 31, 2021
(In thousands, except per share amounts)
Revenue	$1,092,838	$3,076,734
Net income	$102,113	$303,551
Income (loss) before provision (benefit) for income taxes	$70,213	$(233,104)
Net income attributable to common stockholders	$102,054	$303,237
Net income per share attributable to common stockholders:
Basic	$0.31	$0.94
Diluted	$0.30	$0.90

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data	As of April 30, 2021
Total assets	$21,293,452
Total liabilities	$3,111,345
Total stockholders’ equity	$18,182,107

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA AND PER SHARE FINANCIAL INFORMATION

The following tables summarize selected per share data for (i) Zoom for the year ended January 31, 2021 and Five9 for the year ended December 31, 2020, in each case, on an audited historical basis, and unaudited historical financial information of Zoom for the three months ended April 30, 2021 and Five9 for the three months ended March 31, 2021, (ii) Zoom for the year ended January 31, 2021 and the three months ended April 30, 2021 on an unaudited pro forma combined basis giving effect to the merger using the acquisition method of accounting and (iii) Five9 for the year ended December, 31 2020 and the three months ended March 31, 2021 on an unaudited pro forma equivalent basis based on the exchange ratio of 0.5533 of a share of Zoom Class A common stock per share for Five9 common stock.

The following table reflects historical information about basic and diluted net income per share attributable to common stockholders for the fiscal year ended January 31, 2021 and the three months ended April 30, 2021, in the case of Zoom, and for the fiscal year ended December 31, 2020 and the three months ended March 31, 2021, in the case of Five9, and the book value per common share as of April 30, 2021 in the case of Zoom and as of March 31, 2021, in the case of Five9, in each case, on a historical basis, and for the combined company on an unaudited pro forma condensed combined basis after giving effect to the merger. The pro forma data of the combined company assumes the merger was completed on February 1, 2020 and was derived by combining the historical consolidated financial information of Zoom and Five9. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma combined financial information presented in this document, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma per share data below is presented for illustrative purposes only. The pro forma adjustments to the statement of operations data are based on the assumption that the merger was completed on February 1, 2020, and the pro forma adjustments to the balance sheet data are based on the assumption that the merger was completed on April 30, 2021.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of Zoom after the completion of the merger.

You should read the information below together with the historical consolidated financial statements and related notes of Zoom and Five9 as of and for the applicable periods, which have been incorporated by reference into this proxy statement/prospectus, along with the information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus.

	Zoom		Five9
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent (1)
For the three months period ended April 30, 2021 for Zoom and the three months period ended March 31, 2021 for Five9
Net income (loss) per share attributable to common stockholders:
Basic earnings per share	$0.77	$0.31	$(0.18)	$0.17
Diluted earnings per share	$0.74	$0.30	$(0.18)	$0.16

For the fiscal year ended January 31, 2021 for Zoom and the fiscal year ended December 31, 2020 for Five9
Net income (loss) per share attributable to common stockholders:
Basic earnings per share	$2.37	$0.94	$(0.66)	$0.52
Diluted earnings per share	$2.25	$0.90	$(0.66)	$0.50

Book Value per Share as of April 30, 2021 for Zoom and March 31, 2021 for Five9	$14.24	$54.71	$2.15	$30.27

(1)	Calculated by multiplying the “Pro Forma Combined” amounts by the exchange ratio of 0.5533.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Zoom Class A common stock is listed on Nasdaq under the symbol “ZM,” and Five9 common stock is listed on Nasdaq under the symbol “FIVN.” The Zoom Class B common stock (which, together with the Zoom Class A common stock, we refer to as the “Zoom common stock”) is not publicly traded but converts, on a one-for-one basis, into Zoom Class A common stock at the election of the holder or upon the sale or other transfer (subject to certain exceptions) of such shares.

The following table sets forth the closing sale price per share of Zoom Class A common stock and Five9 common stock reported on Nasdaq as of (1) July 16, 2021, the trading day before the public announcement of the execution of the merger agreement and (2) August 25, 2021, the latest practicable trading date before the date of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Five9 common stock as of the same two days. This implied value was calculated by multiplying the closing prices per share of Zoom Class A common stock on those dates by an exchange ratio of 0.5533, without interest.

	Zoom Class A Common Stock	Five9 Common Stock	Implied Per Share Value of Merger Consideration
July 16, 2021	$361.97	$177.60	$200.28
August 25, 2021	$337.74	$181.24	$186.87

The market prices of Zoom Class A common stock and Five9 common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Five9 special meeting and the date the merger is completed and thereafter (in the case of Zoom Class A common stock). The value of the merger consideration to be received in exchange for each share of Five9 common stock will fluctuate with changes in the market value of Zoom Class A common stock until the last trading day before the merger is complete.

The value of the merger consideration to be received in exchange for each share of Five9 common stock when received by Five9 stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Five9 stockholders are advised to obtain current market quotations for Zoom Class A common stock and Five9 common stock in deciding whether to vote in favor of the merger proposal.

Dividends

Zoom has never paid any cash dividends on its common stock. The Zoom board currently intends to retain any future earnings to finance the operation and expansion of Zoom’s business, and Zoom does not expect to declare or pay any dividends in the foreseeable future. Any future determination related to Zoom’s dividend policy will be made at the discretion of the Zoom board.

Five9 has never paid any cash dividends on its common stock. Under the terms of the merger agreement, prior to the completion of the merger, Five9 is not permitted to declare, set aside, authorize, make or pay any dividend or other distribution without the consent in writing of Zoom.

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” Five9 stockholders should carefully consider the following risks before deciding how to vote with respect to the merger proposal and non-binding compensation advisory proposal to be considered and voted on at the Five9 special meeting, together with general investment risks and all of the other information included in, or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The risks described below are certain material risks, although not the only risks, relating to the transactions contemplated by the merger agreement and each of Zoom, Five9 and the surviving company in relation to the merger. The risks described below are not the only risks that Zoom or Five9 currently face or that Zoom or the surviving company will face after the completion of the merger. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the business, financial condition and results of operations of Zoom or the surviving company, or the market price of Zoom Class A common stock following the completion of the merger.

If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition and results of operations of Zoom, Five9 and/or the surviving company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risk Factors Relating to the Merger

The merger consideration is fixed and will not be adjusted. Because the market price of Zoom Class A common stock may fluctuate, Five9 stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their shares of Five9 common stock in connection with the transactions.

In connection with the merger, each share of Five9 common stock issued and outstanding immediately prior to the effective time (other than cancelled shares or converted shares) will be converted into the right to receive 0.5533 shares of Zoom Class A common stock, without interest. Accordingly, the market value of the merger consideration that you will receive will vary based on the price of Zoom Class A common stock at the time you receive the merger consideration. The market price of Zoom Class A common stock may decline after the date of this document, after you exchange your shares and/or after the closing.

A decline in the market price of Zoom Class A common stock could result from a variety of factors beyond Zoom’s control, including, among other things, the possibility that Zoom may not achieve the expected benefits of the acquisition of Five9 as rapidly or to the extent anticipated, Five9’s business may not perform as anticipated following the closing, the effect of Zoom’s acquisition of Five9 on Zoom’s financial results may not meet the expectations of Zoom, financial analysts or investors, or the addition and integration of Five9’s business may be unsuccessful, may take longer or be more disruptive than anticipated, as well as numerous factors affecting Zoom and its businesses that are unrelated to Five9.

If the merger is completed, there will be a lapse of time between each of the date of this proxy statement/prospectus, the date on which Five9 stockholders vote to approve the merger proposal at the Five9 special meeting, and the date on which Five9 stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of Zoom Class A common stock may decline during and after these periods as a result of a variety of factors, and consequently, at the time Five9 stockholders must decide whether to approve the merger proposal, they will not know the actual market value of any merger consideration they will receive when the merger is completed. The actual value of any merger consideration received by Five9 stockholders at the completion of the merger will depend on the market value of the shares of Zoom Class A common stock at that time.

You are urged to obtain current market quotations for shares of Five9 common stock and for shares of Zoom Class A common stock.

If the merger is completed, Five9 stockholders will receive Zoom shares as the merger consideration and will accordingly become Zoom stockholders. Zoom Class A common stock may be affected by different factors than those that affect Five9 common stock, and Zoom stockholders will have different rights than Five9 stockholders.

Upon consummation of the transactions, Five9 stockholders will receive Zoom shares as the merger consideration and will accordingly become Zoom stockholders. Zoom’s business differs from that of Five9, and Zoom’s results of operations and stock price may be adversely affected by factors different from those that would affect Five9’s results of operations and stock price. Following the completion of the merger, Five9 will be part of a larger company, so decisions affecting Five9 may be made in respect of the larger combined business as a whole rather than the Five9 business individually. For a discussion of the businesses of Zoom and Five9 and of some important factors to consider in connection with those businesses, see the section entitled “Information About the Companies” and the documents incorporated by reference in the section entitled “Where You Can Find More Information,” including, in particular, in the sections entitled “Risk Factors” in (i) Zoom’s Annual Report on Form 10-K for the year ended January 31, 2021 and Quarterly Reports on Form 10-Q for the quarter ended April 30, 2021 and (ii) Five9’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.

In addition, Five9 stockholders receiving shares of Zoom Class A common stock will have rights as Zoom stockholders that differ from the rights they had as Five9 stockholders before the transactions. For a comparison of the rights of Zoom stockholders to the rights of Five9 stockholders, see the section entitled “Comparison of Stockholders’ Rights.”

Five9 stockholders will be forfeiting all rights with respect to their shares of Five9 common stock other than the right to receive the merger consideration, including the right to participate directly in any earnings or future growth of Five9.

If the merger is completed, Five9 stockholders will cease to have any equity interest in Five9 and will not participate in its earnings or any future growth, except indirectly through ownership of Zoom shares received as part of the merger consideration.

Five9 directors and officers potentially have interests in the transaction that differ from, or are in addition to, the interests of Five9 stockholders generally.

You should be aware that some of the officers and directors of Five9 may be deemed to have interests in the merger that are different from, or in addition to, your interests as a Five9 stockholder. These interests may include, among others, agreements that certain officers have entered into with Five9 that provide for the acceleration of Five9 options and Five9 RSU awards in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Five9, payments of severance benefits under Five9’s change-in-control severance agreements with executive officers, agreements that certain executive officers have entered into with Zoom that provide for grants of Zoom equity awards following the effective time and certain indemnification obligations. For additional information, see the sections entitled “The Merger—Interests of Five9 Directors and Executive Officers in the Merger” and “The Merger Agreement—Employee Matters.”

As of August 23, 2021, Five9 directors, executive officers, and their respective affiliates, as a group, beneficially held and were entitled to vote 427,020 shares of Five9 common stock, representing 0.63% of the voting power of Five9 common stock.

Five9 stockholders will have a reduced ownership and voting interest in Zoom as compared to their ownership and voting interest in Five9 and will exercise less influence over management.

Currently, Five9 stockholders have the right to vote in the election of the Five9 board and the power to approve or reject any matters requiring stockholder approval under Delaware law and the Five9 certificate of incorporation and bylaws. Upon completion of the merger, each Five9 stockholder who receives shares of Zoom Class A common stock in the merger will become a stockholder of Zoom with a percentage ownership of Zoom that is smaller than the Five9 stockholder’s current percentage ownership of Five9. Based on the number of issued and outstanding shares of Zoom and Five9 common stock as of August 23, 2021, the last practicable date before the date of the proxy statement/prospectus, and the exchange ratio of 0.5533 shares of Zoom Class A common stock for each share of Five9 common stock, holders of shares of Five9 common stock as of immediately prior to the effective time would hold, in the aggregate, approximately (i) 13.47% of the issued and outstanding shares of Zoom Class A common stock immediately following the effective time and (ii) 11.20% of the issued and outstanding shares of Zoom Class A and Class B common stock, without giving effect to any shares of Zoom Class A common stock held by Five9 stockholders prior to the completion of the merger and disregarding stock options, restricted stock units and other equity awards or rights to acquire shares that may be issued by Zoom or Five9 pursuant to any employee stock plan. Additionally, whereas shares of Zoom Class A common stock to be issued to Five9 stockholders in connection with the merger are entitled to one vote per share, Zoom also has Class B common stock, which are entitled to 10 votes per share. No shares of Zoom Class B common stock will be issued to Five9 stockholders in connection with the merger.

Consequently, even if all former Five9 stockholders voted together on all matters presented to Zoom stockholders from time to time, the former Five9 stockholders would exercise significantly less influence over Zoom after the completion of the merger relative to their influence over Five9 prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future Zoom proposals submitted to a stockholder vote. For additional information on the voting rights of Zoom Class A common stock and Zoom Class B common stock, please see the section entitled “Description of Zoom Capital Stock—Class A and Class B Common Stock—Voting Rights.”

The merger may not be accretive, and may be dilutive, to Zoom’s earnings per share, which may negatively affect the market price of Zoom Class A common stock.

In connection with the completion of the merger, based on the number of issued and outstanding shares of Five9 common stock as of August 6, 2021 and the number of outstanding Five9 equity awards currently estimated to be payable in Zoom Class A common stock following the merger, Zoom will issue up to approximately 43,673,988 shares of Zoom Class A common stock. The issuance of these new shares of Zoom Class A common stock could have the effect of depressing the market price of Zoom Class A common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Zoom’s earnings per share could cause the price of shares of Zoom Class A common stock to decline or increase at a reduced rate.

Zoom and Five9 will incur significant transaction and merger-related costs in connection with the merger, which may be in excess of those anticipated by Zoom or Five9.

Each of Zoom and Five9 has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, proxy solicitation costs and filing fees.

Zoom and Five9 will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Zoom and

Five9 will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Zoom and Five9 each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Zoom and Five9 to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. For additional information, see the risk factor entitled “—Risk Factors Relating to Zoom and the Surviving Company—The integration of Five9 into Zoom may not be as successful as anticipated” below.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Zoom following the completion of the merger.

Many of these costs will be borne by Zoom or Five9 even if the merger is not completed.

Litigation relating to the merger, if any, could result in an injunction preventing the completion of the merger and/or substantial costs to Zoom and Five9.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Zoom’s and Five9’s respective liquidity and financial condition. Lawsuits that may be brought against Zoom, Five9 or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the merger. One of the conditions to the closing of the merger is that no injunction by any governmental entity having jurisdiction over Zoom, Five9 or Merger Sub has been entered and continues to be in effect and no law has been adopted, in either case, that prohibits the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, that injunction may delay or prevent the merger from being completed within the expected time frame or at all, which may adversely affect Zoom’s and Five9’s respective business, financial position and results of operations.

There can be no assurance that any of the defendants will be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Zoom’s or Five9’s business, financial condition, results of operations and cash flows.

The selected unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Zoom following completion of the merger.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Zoom’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information is subject to a number of assumptions, and does not take into account any synergies related to the merger. Further, Zoom’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual consideration transferred and the fair value of the assets and liabilities of Five9 as of the date of the completion of the merger. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this proxy statement/prospectus. For further discussion, see the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Data.”

The opinion of Five9’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Five9 has received an opinion from Qatalyst Partners in connection with the signing of the merger agreement, but has not obtained an updated opinion from Qatalyst Partners as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Zoom or Five9, general market and economic conditions and other factors that may be beyond the control of Zoom or Five9, and on which Five9’s financial advisor’s opinion was based, may significantly alter the value of Zoom or Five9 or the prices of the shares of Zoom Class A common stock or of the shares of Five9 common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Five9 does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration or the exchange ratio, as applicable, from a financial point of view at the time the merger is completed. The Five9 board’s recommendation that Five9 stockholders vote “FOR” approval of the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinion that Five9 received from its financial advisor, see the section entitled “The Merger—Opinion of Five9’s Financial Advisor.” A copy of the opinion of Qatalyst Partners, Five9’s financial advisor, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers, strategic partners and other persons with whom Zoom and/or Five9 have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Zoom or Five9, as the case may be, as a result of the merger or otherwise, which could negatively affect Zoom’s or Five9’s respective revenues, earnings and/or cash flows, as well as the market price of Zoom Class A common stock or Five9 common stock, regardless of whether the merger is completed.

Until the merger is completed, the merger agreement restricts each of Zoom and Five9 from taking specified actions without the consent of the other party, and requires Five9 to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice. Zoom and Five9 are subject to a number of interim operating covenants relating to, among other things, amendment of organizational documents, payment of dividends or entry into certain acquisitions or investments. Such limitations could adversely affect each of Zoom’s and Five9’s business and operations prior to the completion of the merger.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger. For further discussion, see the section entitled “The Merger Agreement—Conduct of Business Before Completion of the Merger.”

The merger agreement limits Five9’s ability to pursue alternatives to the merger, may discourage certain other companies from making favorable alternative transaction proposals and, in specified circumstances, could require Five9 to pay Zoom a termination fee.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Five9 that might result in greater value to Five9’s stockholders than the merger, or may result in a potential competing acquirer of Five9 proposing to pay a lower per share price to acquire Five9 than it might otherwise have proposed to pay. These provisions include a general prohibition on Five9 from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Five9 board, entering into discussions with any third party regarding any acquisition proposal for Five9 or offer for a competing transaction. Further, even if the Five9 board withholds, withdraws, qualifies or modifies its recommendation with respect to the merger proposal, unless the merger agreement has been terminated in accordance with its terms, Five9 will still have an obligation to submit the merger proposal to a vote by its stockholders. The merger agreement further provides that under specified circumstances, including after a change of recommendation by the Five9 board and a subsequent termination of the merger agreement by the other party in accordance with its terms, Five9 may be required to pay Zoom a cash termination fee of $450 million. For additional information, see the sections entitled “The Merger Agreement—No Solicitation of Other Offers by Five9,” “The Merger Agreement—Change of Recommendation; Match Rights” and “The Merger Agreement—Termination of the Merger Agreement.”

The merger may not be completed and the merger agreement may be terminated in accordance with its terms.

The completion of the merger is subject to a number of conditions that must be satisfied or waived prior to the closing, which are described in the section entitled “The Merger Agreement—Conditions to the Merger.” These conditions to the closing may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

If the merger is not completed by January 16, 2022 (subject to two extensions of three months each in order to obtain required regulatory (including telecommunications-related) approvals and one additional extension of three months in order to obtain certain required regulatory telecommunications-related approvals), either Zoom or Five9 may choose not to proceed with the merger by terminating the merger agreement. The merger agreement may also be terminated if the other conditions to closing are not satisfied, and Zoom and Five9 may also mutually decide to terminate the merger agreement at any time prior to the effective time. For further details, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Failure to complete the merger could negatively impact the price of shares of Zoom Class A common stock and the price of shares of Five9 common stock, as well as Zoom’s and Five9’s respective future businesses and financial results.

The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement—Conditions to the Merger.” There can be no assurance that all of the conditions to the merger will be so satisfied or waived. If these conditions are not satisfied or waived, Zoom and Five9 will be unable to complete the merger.

If the merger is not completed for any reason, including the failure to receive the Five9 stockholder approval, or is completed on different terms than as contemplated by the merger agreement, Zoom’s and Five9’s respective businesses and financial results may be adversely affected, including as follows:

•	Zoom and Five9 may experience negative reactions from the financial markets, including negative impacts on the market price of Zoom Class A common stock and Five9 common stock;

•

the manner in which industry contacts, business partners and other third parties perceive Zoom and Five9 may be negatively impacted, which in turn could affect Zoom’s and Five9’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•	Zoom and Five9 may experience negative reactions from employees; and

•

Zoom and Five9 will have expended time and resources that could otherwise have been spent on Zoom’s and Five9’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Zoom’s and Five9’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the merger agreement is terminated and either party’s board seeks an alternative transaction, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Completion of the merger may trigger change-in-control or other provisions in certain agreements to which Five9 is a party.

The completion of the merger may trigger change-in-control or other provisions in certain agreements to which Five9 is a party. If Zoom and Five9 are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Zoom and Five9 are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Five9.

Holders of Five9 common stock will not be entitled to appraisal rights in the merger.

Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Therefore, because shares of Zoom Class A common stock are listed on Nasdaq, and the transaction consideration consists of only shares of Zoom Class A common stock, which are listed on Nasdaq, and cash in lieu of fractional shares, holders of Five9 common stock are not entitled to appraisal rights in the offer or the merger with respect to their shares of Five9 common stock. See the section entitled “No Appraisal Rights.”

If the merger does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders of Five9 common stock may be required to pay additional U.S. federal income taxes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that each of Five9 and Zoom receives an opinion from counsel, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Latham & Watkins LLP and Cooley LLP has delivered an opinion to Five9 and Zoom, respectively, to the same effect as the opinions described in the preceding sentence. Each such opinion will be or is based on, among other things, certain facts and representations, each made by officers of Five9 and Zoom, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinions.

No ruling has been, or will be, sought by Five9 or Zoom from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders will be treated as if they sold their Five9 common stock in a fully taxable transaction.

For additional information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” The tax consequences to you of the merger will depend on your particular facts and circumstances.

Please consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Risk Factors Relating to Zoom and the Surviving Company

The integration of Five9 into Zoom may not be as successful as anticipated.

The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, potential liabilities associated with the acquired businesses, and uncertainties related to design, operation and integration of Five9’s internal control over financial reporting. Difficulties in integrating Five9 into Zoom may result in Five9 performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. Zoom’s and Five9’s existing businesses could also be negatively impacted by the merger. Potential difficulties that may be encountered in the integration process include, among other factors:

•	the inability to successfully integrate Five9 into Zoom in a manner that permits Zoom to achieve the full revenue and cost savings anticipated from the merger;

•	complexities associated with managing the larger, more complex, integrated business;

•	not realizing anticipated operating synergies;

•	integrating personnel from the two companies and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

•	integrating relationships with industry contacts and business partners;

•	challenges from new competitors that Zoom has not historically faced;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating Five9’s operations into Zoom; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Zoom may fail to realize all of the anticipated benefits of the merger or those benefits may take longer to realize than expected.

Zoom believes that there are significant benefits and synergies that may be realized through leveraging the products, scale and combined enterprise customer bases of Zoom and Five9. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the transactions contemplated by the merger agreement, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the merger could adversely affect Zoom’s results of operations or cash flows, cause dilution to the earnings per share of Zoom, decrease or delay any accretive effect of the merger and negatively impact the price of Zoom Class A common stock.

Following completion of the merger, Zoom’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Five9 into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners. In addition, Zoom will need to manage the international operations of Five9, including engineering personnel and operations in Russia, which may pose regulatory, economic and political risks as well as additional challenges if the relationship between Russia and the United States worsens significantly, or if either Russia or the United States imposes or implements new or augmented economic sanctions, supply chain restrictions or other restrictions on doing business. For example, in recent years, the U.S. Government has expressed concerns with the security of information and communications technology and services (which we refer to as “ICTS”) sourced from providers in China, Russia, and other jurisdictions. On March 22, 2021, the U.S. Department of Commerce issued an interim final rule allowing it to identify, review, and prohibit ICTS transactions that pose a national security risk, including transactions from specified countries, including Russia. Several aspects of the rule remain uncertain, including the scope of affected transactions and how the rule will be implemented and enforced in practice. This rule could potentially impact Five9’s business and the ability to offer Five9 products and services in certain circumstances.

In addition, Zoom and Five9 will be required to devote significant attention and resources prior to closing to prepare for the post-closing integration and operation of the surviving company, and Zoom will be required post-closing to devote significant attention and resources to successfully align the business practices and operations of Zoom and Five9. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the merger.

Zoom and Five9 will incur direct and indirect costs as a result of the merger.

Zoom and Five9 will incur substantial expenses in connection with and as a result of completing the merger, and, following the completion of the merger, Zoom expects to incur additional expenses in connection with combining the businesses and operations of Zoom and Five9. Factors beyond Zoom’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the merger is completed.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Zoom and Five9 are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the surviving company’s success after the merger will depend in part upon the ability of Zoom and Five9 to retain key management personnel and other key employees. Current and prospective employees of Zoom and Five9 may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Zoom and Five9 to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Zoom and Five9 to the same extent that Zoom and Five9 have previously been able to attract or retain their own employees.

Sales of substantial amounts of Zoom shares in the open market by former Five9 stockholders could depress its stock price.

Other than shares held by persons who will be affiliates of Zoom after the closing, shares of Zoom Class A common stock that are issued to Five9 stockholders, including those shares issued upon the exercise of outstanding stock options or restricted stock units, will be freely tradable without restrictions or further registration under the Securities Act. If the merger is completed and if former Five9 stockholders and Five9 employees sell substantial amounts of Zoom Class A common stock in the public market following consummation of the merger, the market price of Zoom Class A common stock may decrease.

Zoom’s and Five9’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which Zoom or Five9 do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Zoom or Five9. Zoom’s and Five9’s business relationships may be subject to disruption as parties with which Zoom or Five9 do business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Zoom or Five9. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of each company, including an adverse effect on Zoom’s ability to realize the anticipated benefits of the merger. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Risks Related to Zoom’s Business

You should read and consider the risk factors specific to Zoom’s business that will also affect the surviving company after the closing. These risks are described in Zoom’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2021, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information.”

Risks Related to Five9’s Business

You should read and consider the risk factors specific to Five9’s business that will also affect the surviving company after the closing. These risks are described in Five9’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which Zoom and Five9 refer you in this proxy statement/prospectus, as well as oral statements made or to be made by Zoom and Five9, may include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events and anticipated results of operations and business strategies, statements regarding the merger, including the anticipated benefits of the merger, the anticipated impact of the merger on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the merger, and the anticipated closing date for the proposed transaction and other aspects of operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company or the price of Zoom or Five9 stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to:

•	the ability of the parties to consummate the merger on a timely basis or at all;

•	the ability of Zoom to successfully integrate Five9’s operations and personnel;

•	the ability of Zoom to implement its plan, forecasts and other expectations with respect to Five’s business after the completion of the transaction and realize expected synergies;

•	the satisfaction of the conditions precedent to consummation of the merger;

•	the ability of the parties to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere;

•

the ability to realize the anticipated benefits of the merger, including the possibility that the expected benefits from the merger will not be realized or will not be realized within the expected time period;

•	disruption from the transaction making it more difficult to maintain business and operational relationships;

•	any negative effects of the announcement or the consummation of the merger on the market price of Zoom’s common stock or on Zoom’s operating results;

•	the impact of significant transaction costs and unknown liabilities on Zoom’s operating results;

•	the risk of litigation and/or regulatory actions related to the merger;

•	the exertion of Zoom management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction;

•	the possibility that competing offers will be made to acquire Five9;

•	the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally;

•	the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions;

•	the impact of geopolitical events;

•	Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position;

•	excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure;

•	competitive factors, including new market entrants and changes in the competitive environment and increased competition;

•	customer demand for Zoom’s products and services;

•	Zoom and Five9’s ability to attract, integrate and retain qualified personnel;

•	Zoom’s ability to protect its intellectual property rights and develop its brand;

•	Zoom’s ability to develop new services and product features;

•	Zoom’s operating results and cash flow;

•	the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights;

•	changes in tax and other laws, regulations, rates and policies; and

•	the impact of new accounting pronouncements.

All of the forward-looking statements Zoom and Five9 make in this proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained in this section and the information detailed in Zoom’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and Zoom’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2021, Current Reports on Form 8-K and other filings Zoom makes with the SEC, which are incorporated herein by reference, and in Five9’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Five9’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, Current Reports on Form 8-K and other filings Five9 makes with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information.”

Except as required by law, neither Zoom nor Five9 undertakes or assumes any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES

Zoom

Zoom Video Communications, Inc.

55 Almaden Boulevard, 6th Floor

San Jose, California 95113

Phone: (888) 799-9666

Zoom’s mission is to make video communications frictionless and secure.

Zoom provides a video-first unified communications platform that delivers happiness and fundamentally changes how people interact. Zoom connects people through frictionless and secure video, phone, chat, and content sharing and enable face-to-face video experiences for thousands of people in a single meeting across disparate devices and locations. Zoom’s cloud-native platform delivers reliable, high-quality video and voice that is easy to use, manage, and deploy; provides an attractive return on investment; is scalable and easily integrates with physical spaces and applications. Zoom believes that rich and reliable communications lead to interactions that build greater empathy and trust. Zoom strives to live up to the trust our customers place in it by delivering a communications solution that “just works.”

Zoom Class A common stock is traded on Nasdaq under the ticker symbol “ZM.”

Merger Sub

Summer Merger Sub, Inc.

c/o Zoom Video Communications, Inc.

55 Almaden Boulevard, 6th Floor

San Jose, California 95113

Phone: (888) 799-9666

Merger Sub, a Delaware corporation, is a wholly owned subsidiary of Zoom. Merger Sub is newly formed, and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Five9

Five9, Inc.

3001 Bishop Drive, Suite 350

San Ramon, California 94583

Phone: (925) 201-2000

Five9 is a pioneer and leading provider of intelligent cloud software for contact centers. Five9 was “born in the cloud,” and since its inception, Five9 has exclusively focused on delivering its platform in the cloud and is disrupting a significantly large market by replacing legacy on-premise contact center systems. Contact centers are vital hubs of interaction between organizations and their customers and, therefore, are essential to delivering successful customer service, sales and marketing strategies. Five9’s mission is to empower organizations to transform their contact centers into customer engagement centers of excellence, while improving business agility and significantly lowering the cost and complexity of their contact center operations. Five9’s purpose-built, highly scalable and secure Virtual Contact Center, or VCC, cloud platform delivers a comprehensive suite of easy-to-use applications that enable the breadth of contact center-related customer service, sales and marketing functions. Five9 has become an established leader in the cloud contact center market, facilitating more than seven billion call minutes between its more than 2,000 clients and their customers per year. Five9 believes its ability to combine software and telephony into a single unified platform that is delivered in the cloud creates a significant advantage.

Five9 common stock is traded on Nasdaq under the ticker symbol “FIVN.”

SPECIAL MEETING OF FIVE9 STOCKHOLDERS

Date, Time and Place

The Five9 special meeting will be held virtually via the Internet on September 30, 2021 at 3:00 pm, Pacific Time. The Five9 special meeting will be held solely via live webcast and there will not be a physical meeting location. Five9 stockholders will be able to attend the Five9 special meeting online and vote their shares electronically during the meeting by visiting the Five9 special meeting website at www.virtualshareholdermeeting.com/FIVN2021SM. Five9 stockholders will need the 16-digit control number found on their proxy card in order to access the Five9 special meeting website.

Purpose of the Five9 Special Meeting

The purpose of the Five9 special meeting is to consider and vote on:

•	the merger proposal;

•	the non-binding compensation advisory proposal; and

•	the adjournment proposal, if necessary or appropriate.

Five9 will transact no other business at the Five9 special meeting.

Recommendation of the Five9 Board

The Five9 board unanimously recommends that Five9 stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the non-binding compensation advisory proposal; and

•	“FOR” the adjournment proposal.

For additional information on the recommendation of the Five9 board, see the section entitled “The Merger—Reasons for the Merger—Recommendation of the Five9 Board and Reasons for the Merger.”

Record Date and Outstanding Shares of Five9 Common Stock

Only holders of record of issued and outstanding shares of either class of Five9 common stock as of the close of business on August 25, 2021, the record date for the Five9 special meeting, are entitled to notice of, and to vote at, the Five9 special meeting via the Five9 special meeting website or any adjournment or postponement of the Five9 special meeting.

As of the close of business on the record date, there were 67,729,879 shares of Five9 common stock outstanding and entitled to vote at the Five9 special meeting. Each share of common stock is entitled to one vote on each proposal.

A complete list of Five9 stockholders entitled to vote at the Five9 special meeting will be available for inspection at Five9’s principal place of business during regular business hours for a period of no less than 10 days before the Five9 special meeting at 3001 Bishop Drive, Suite 350, San Ramon, California 94583. If Five9’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of Five9 stockholders will be made available for inspection upon request to Five9’s Investor Relations department at ir@five9.com, subject to the satisfactory verification of stockholder status. The list of Five9 stockholders entitled to vote at the Five9 special meeting will also be made available for inspection during the Five9 special meeting via the Five9 special meeting website at www.virtualshareholdermeeting.com/FIVN2021SM.

Quorum; Abstentions and Broker Non-Votes

A quorum of Five9 stockholders is necessary to hold a valid meeting. The presence at the Five9 special meeting, in person (including via the Five9 special meeting website) or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of Five9 common stock entitled to vote at the Five9 special meeting constitutes a quorum. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Approval of the merger proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Five9 common stock as of the close of business on the record date and entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the non-binding compensation advisory proposal requires the affirmative vote of the holders of shares of Five9 common stock having a majority in voting power of the votes cast by the holders of shares present or represented by proxy at the Five9 special meeting and voting affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the adjournment proposal requires the affirmative vote of the holders of shares of Five9 common stock having a majority in voting power of the votes cast by the holders of shares present or represented by proxy at the Five9 special meeting and voting affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The merger proposal, the non-binding compensation advisory proposal and the adjournment proposal are described in the section entitled “Five9 Proposals.”

Methods of Voting

Five9 stockholders of record may vote their shares in four ways:

•

by Internet 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 29, 2021 (have your Notice or proxy card in hand when you visit the website) by following the instructions set forth on your enclosed proxy card;

•

by toll-free telephone, until 11:59 p.m. Eastern Time on September 29, 2021 (have your Notice or proxy card in hand when you visit the website) by following the instructions set forth on your enclosed proxy card;

•	by completing and mailing your enclosed proxy card in the postage-paid envelope provided; or

•	by Internet during the Five9 special meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/FIVN2021SM.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on September 29, 2021. Proxies submitted by U.S. mail must be received before the start of the Five9 special meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee set forth on your enclosed voting instruction form for how to vote.

Voting via the Five9 Special Meeting Website

Shares held directly in your name as stockholder of record may be voted at the Five9 special meeting via the Five9 special meeting website. If you choose to virtually attend the Five9 special meeting website and vote your shares at the meeting via the Five9 special meeting website, you will need the 16-digit control number included on your proxy card.

If you are a beneficial holder, you will need to obtain a specific control number from your broker, bank or other nominee holder of record giving you the right to vote the shares and you will need to provide a “legal proxy” from your broker, bank or other nominee holder of record in order to vote your shares at the Five9 special meeting.

Even if you plan to virtually attend the Five9 special meeting, the Five9 board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Five9 special meeting.

Voting by Proxy

You may direct your vote by proxy without virtually attending the Five9 special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee as set forth on your enclosed voting instructions form for how to vote.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Five9 common stock, you may contact Innisfree, Five9’s proxy solicitor, toll-free at (877) 750-8197, or for brokers and banks, collect at (212) 750-5833.

Adjournment

In accordance with the Five9 bylaws, whether or not a quorum is present, the chairman of the Five9 special meeting will have the power to adjourn the Five9 special meeting from time to time, without notice unless the adjournment is for more than thirty days. If the Five9 special meeting is adjourned, Five9 stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Five9 special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Five9 special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

In addition, the merger agreement provides that Five9 may adjourn or postpone the Five9 special meeting (i) after consultation with Zoom, to the extent necessary to ensure that any supplement or amendment to this proxy statement/prospectus that is required by applicable law is provided to the Five9 stockholders within a reasonable amount of time in advance of the Five9 special meeting or (ii) if, as of the time the Five9 special meeting is scheduled, there are not sufficient affirmative votes in person or proxy at the Five9 special meeting to constitute a quorum or to obtain the approval of the merger proposal; provided that Five9 will only be permitted to effect one such adjournment or postponement under the circumstances described in clause (ii). If requested by Zoom under the circumstances described in clause (ii), Five9 will be required to adjourn or postpone the special meeting once for two periods of up to 20 business days in the aggregate. However, the Five9 special meeting will not be adjourned or postponed if it would require a change in the record date.

Revocability of Proxies

If you are a stockholder of record, you can change your vote or revoke your proxy before your proxy is exercised at the Five9 special meeting as described herein. You may do this in one of the following four ways:

•

By delivering to Five9’s Secretary (at Five9, Inc., 3001 Bishop Dive, Suite 350, San Ramon, California 94583) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked, which revocation is received prior to the proxy’s exercise at the Five9 special meeting;

•

By duly executing a subsequently dated, validly executed proxy relating to the same shares of Five9 common stock and returning it in the postage-paid envelope provided, which subsequent proxy is received before the prior proxy is exercised at the Five9 special meeting;

•

By duly submitting a subsequently dated proxy relating to the same shares of Five9 common stock by telephone or via the Internet (i.e. your most recent duly submitted voting instructions will be followed) before 11:59 p.m. Eastern Time on September 29, 2021; or

•	By attending and voting during the Five9 special meeting. Simply logging into the Five9 special meeting will not, by itself, revoke your proxy.

In light of restrictions currently in place due to COVID-19, stockholders are encouraged to change their vote by voting again using the telephone or Internet.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee or by attending the Five9 special meeting and voting by Internet during the meeting. Note that if you are a street name stockholder, you will need to provide a “legal proxy” from your broker, bank or other nominee in order to vote by Internet during the Five9 special meeting.

Proxy Solicitation Costs

The enclosed proxy card is being solicited by Five9 and the Five9 board. In addition to solicitation by mail, Five9’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

Five9 has retained Innisfree to assist in the solicitation process. Five9 estimates that it will pay Innisfree a fee of approximately $45,000, as well as reasonable and customary documented expenses. Five9 also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Five9 will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Five9 common stock held of record by such nominee holders. Five9 will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

No Appraisal Rights

Stockholders are not entitled to appraisal rights under Delaware law in connection with the merger transaction. See the section entitled “No Appraisal Rights.”

Other Information

The matters to be considered at the Five9 special meeting are of great importance to the Five9 stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the postage-paid envelope provided. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card by mail.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Five9 special meeting, contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

(877) 750-8197

Banks and Brokers: (212) 750-5833

Vote of Five9’s Directors and Executive Officers

As of August 23, 2021, Five9 directors, executive officers, and their respective affiliates, as a group, beneficially held and were entitled to vote 427,020 shares of Five9 common stock, representing 0.63% of the voting power of Five9 common stock.

Five9 currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal although none of the Five9 directors or officers has entered into any agreement to do so.

Attending the Five9 Special Meeting Virtually

You are entitled to attend the Five9 special meeting only if you were a stockholder of record of Five9 at the close of business on the record date or you held your shares of Five9 beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Five9 special meeting.

If you were a stockholder of record of Five9 at the close of business on the record date and wish to attend the Five9 special meeting, you will need the 16-digit control number located on your proxy card.

If a broker, bank or other nominee is the record owner of your shares of Five9 common stock, you will need to obtain your specific control number and further instructions from your bank, broker or other nominee.

Results of the Five9 Special Meeting

Within four business days following the Five9 special meeting, Five9 intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business day period, Five9 will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

FIVE9 STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER PROPOSAL, THE NON-BINDING COMPENSATION ADVISORY PROPOSAL AND THE ADJOURNMENT PROPOSAL.

FIVE9 PROPOSALS

Merger Proposal

It is a condition to the completion of the merger that Five9 stockholders approve the merger proposal. In the merger, each Five9 stockholder will receive, for each eligible share of Five9 common stock that is issued and outstanding as of immediately prior to the effective time, the merger consideration of 0.5533 shares of Zoom Class A common stock, without interest, further described in the sections entitled “The Merger—Consideration to Five9 Stockholders” and “The Merger Agreement—Merger Consideration.”

The approval by such stockholders of this proposal is required by Section 251 of the DGCL and is a condition to the completion of the merger.

Approval of the merger proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Five9 common stock as of the close of business on the record date and entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The Five9 board unanimously recommends a vote “FOR” the merger proposal.

Non-Binding Compensation Advisory Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Five9 is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Five9’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger—Interests of Five9 Directors and Executive Officers in the Merger.” Accordingly, Five9 stockholders are being provided the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Five9 or the Five9 board or Zoom or the Zoom board, and approval of this proposal is not a condition to completion of the merger and is a vote separate and apart from the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the non-binding compensation advisory proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Five9’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal is approved (subject only to the contractual conditions applicable thereto). However, Five9 seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the merger proposal from its early stages until consummation. Accordingly, holders of shares of Five9 common stock are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Five9, Inc. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Five9, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Merger—Interests of Five9 Directors and Executive Officers in the Merger.”

Approval of the non-binding compensation advisory proposal requires the affirmative vote of the holders of shares of Five9 common stock having a majority in voting power of the votes cast by the holders of shares present or represented by proxy at the Five9 special meeting and voting affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Five9 board unanimously recommends a vote “FOR” the non-binding compensation advisory proposal.

Adjournment Proposal

The Five9 special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the merger proposal.

The Five9 stockholders are being asked to authorize the holder of any proxy solicited by the Five9 board to vote in favor of any adjournment of the Five9 special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Five9 special meeting to approve the merger proposal. Five9 does not intend to call a vote on the adjournment proposal if the merger proposal has been approved at the Five9 special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of shares of Five9 common stock having a majority in voting power of the votes cast by the holders of shares present or represented by proxy at the Five9 special meeting and voting affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote. If the Five9 special meeting is adjourned for the purpose of soliciting additional proxies, Five9 stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The adjournment proposal relates only to an adjournment of the Five9 special meeting for purposes of soliciting additional votes for approval of the merger proposal. Five9 retains full authority to the extent set forth in the Five9 bylaws and Delaware law to adjourn the Five9 special meeting for any other purpose, or to postpone the Five9 special meeting before it is convened, without the consent of any Five9 stockholder.

The Five9 board unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Transaction Structure

The merger agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with the DGCL, Merger Sub will be merged with and into Five9 at the effective time. As a result of the merger, the separate existence of Merger Sub will cease and Five9 will continue as the surviving company and a direct, wholly owned subsidiary of Zoom.

Consideration to Five9 Stockholders

As a result of the merger, each eligible share of Five9 common stock issued and outstanding immediately prior to the effective time will be automatically cancelled and converted into the right to receive 0.5533 shares of Zoom Class A common stock, with cash in lieu of any fractional shares of Zoom Class A common stock, without interest.

Zoom will not issue fractional shares of Zoom Class A common stock in the merger. Instead, each holder of Five9 common stock who otherwise would be entitled to receive fractional shares of Zoom Class A common stock (after aggregating all shares of such holder) will be entitled to an amount in cash, without interest, equal to such fraction of a share of Zoom Class A common stock to which such holder would otherwise be entitled multiplied by Zoom trading price, rounded to the nearest whole cent.

Background of the Merger

The Five9 board, together with Five9’s senior management, regularly reviews and assesses Five9’s performance, share price, risks, opportunities and strategy in light of the current business and economic environment, as well as evolving industry dynamics, as they may affect Five9’s long-term strategic goals and plans. As a matter of practice, the Five9 board and Five9’s senior management, together with their professional advisors, regularly review and evaluate a wide range of strategic opportunities for business combinations, acquisitions and other financial and strategic alternatives for Five9, including continuing as a standalone company, with a view to maximizing stockholder value.

The Zoom board, together with members of Zoom’s management team, regularly considers and pursues opportunities to enhance Zoom’s product suite, improve customer satisfaction and unlock stockholder value. In this regard, the Zoom board and members of Zoom’s management team have reviewed and discussed business, operational and strategic plans to enhance and complement Zoom’s existing product suite in light of the current business and economic environment, as well as evolving industry dynamics. As part of Zoom’s ongoing evaluation of such opportunities, Zoom’s senior management identified Five9 as a potential candidate for a strategic transaction with Zoom.

Over the past two years, as part of Five9’s and Zoom’s existing commercial relationship, Mr. Rowan Trollope, Five9’s Chief Executive Officer, and other representatives of Five9, on the one hand, and Mr. Eric Yuan, Zoom’s Chief Executive Officer, and other representatives of Zoom, on the other hand, have had discussions from time to time to collaborate on integrating the Zoom and Five9 products to enable the use of Zoom features by Five9 customer agents, to better understand each other’s respective businesses, platforms and products and to explore various other ways in which they could collaborate in order to advance their shared business objectives.

On March 6, 2020, Mr. Yuan sent a text message to Mr. Trollope suggesting a conversation the following week to discuss a deeper, more strategic relationship between Zoom and Five9.

On March 9, 2020, Mr. Yuan and Mr. Trollope spoke, at which time Mr. Yuan raised with Mr. Trollope the idea of a combination of Five9 and Zoom. Mr. Trollope noted that if Zoom were to make a proposal for a strategic transaction with Five9, the proposal would be reviewed by the Five9 board.

During the week of March 9, 2020, Mr. Trollope updated the Five9 board and the Five9 management team regarding his discussion with Mr. Yuan and the possibility of a potential strategic transaction. During these discussions, the members of the Five9 board instructed the Five9 management team to enter into discussions with Zoom regarding a confidentiality agreement.

On March 16, 2020, the Five9 board held a regularly scheduled meeting by videoconference with representatives of Five9 senior management present at the invitation of the Five9 board. The meeting focused on an ordinary course financial update and COVID-related developments. It was noted that there had been no developments with respect to a potential strategic transaction with Zoom since Mr. Trollope’s prior update to the members of the Five9 board.

On March 19, 2020, Zoom and Five9 executed a confidentiality agreement, which included a customary mutual “standstill” provision containing a customary fallaway provision and which did not restrict Zoom from making confidential proposals to, or requesting a waiver of the standstill from, the Five9 board, to explore a potential combination.

On March 20, 2020, Mr. Yuan and Mr. Trollope exchanged text messages to schedule a meeting between their respective management teams for the following week.

On March 23, 2020, the COVID global pandemic and the related challenges had begun to consume day-to-day business priorities, and consequently Mr. Yuan and Mr. Trollope determined that it was best to pause discussions regarding a potential combination.

Over the next twelve months, representatives of Zoom and Five9 continued to engage in ordinary course discussions regarding their existing commercial relationship. However, as a result of the ongoing pandemic and other business priorities, discussions regarding a potential combination did not restart until March 2021.

On March 12, 2021, Mr. Yuan contacted Mr. Trollope to indicate that Zoom would like to resume discussions of a potential business combination with Five9.

Later that day, Mr. Trollope informed Mr. Mike Burkland, chairman of the Five9 board, of Mr. Yuan’s outreach regarding a potential business combination between Five9 and Zoom.

On March 16, 2021, Ms. Kelly Steckelberg, Zoom’s Chief Financial Officer, and Mr. Barry Zwarenstein, Five9’s Chief Financial Officer, spoke by telephone to discuss a potential strategic transaction between Zoom and Five9.

Also on March 16, 2021, Mr. Trollope contacted the other members of the Five9 board to update them on recent discussions with Mr. Yuan and Zoom, as well as discussions with potential financial advisors with respect to the proposed transaction. The members of the Five9 board indicated their support for the engagement of Qatalyst Partners LP, which we refer to as “Qatalyst Partners”, as Five9’s financial advisor given the Five9 board’s familiarity with Qatalyst Partners from its annual presentations to the Five9 board and its experience, expertise and qualifications.

Later that same day, Ms. Steckelberg updated the Zoom board regarding her discussion with Mr. Zwarenstein. After discussion over the course of the following several days, the Zoom board authorized

Zoom senior management to continue to explore a potential strategic transaction with Five9, with the Zoom transaction committee to be regularly updated and to present to the Zoom board prior to formal approval of any strategic transaction with Five9.

On March 17, 2021, Zoom and Five9 entered into a new confidentiality agreement (with an effective date of March 16, 2021), which superseded and replaced the confidentiality agreement entered into by the parties on March 19, 2020 and which included a customary mutual “standstill” provision containing a customary fallaway provision and which did not restrict Zoom from making confidential proposals to, or requesting a waiver of the standstill from, the Five9 board.

On March 19, 2021, the Five9 board held a regularly scheduled meeting by videoconference with representatives of Five9 senior management present at the invitation of the Five9 board. Among other things, Mr. Trollope provided an update to the Five9 board on discussions with Zoom and Qatalyst Partners regarding a potential business combination with Zoom. The Five9 board authorized Mr. Trollope and the other senior executives of Five9 to continue to explore Zoom’s potential interest in a potential strategic transaction with Five9, including the engagement of Qatalyst Partners to act as financial advisor to Five9 on the basis of its qualifications, expertise and reputation, its knowledge and understanding of Five9’s business, industry and affairs, and the absence of any conflicts with respect to Zoom. Ms. Kimberly Lytikainen, Five9’s General Counsel, Chief Compliance Officer and Secretary, presented to the directors proposed revisions to the charter of the Five9 M&A Committee expanding the Committee’s responsibilities from potential acquisition targets to include engagement with management on potential offers from interested parties to acquire Five9 and to oversee negotiation of proposed terms. The Five9 board unanimously approved the revised M&A Committee charter and instructed Five9’s management to engage legal counsel for the potential transaction.

Later that same day, Ms. Steckelberg reached out to Mr. Zwarenstein regarding the process for a potential business combination of Five9 and Zoom, including Five9’s preparation of a presentation for Zoom management regarding the business opportunity.

On March 19, 2021, Mr. Yuan and Mr. Trollope spoke regarding the potential strategic transaction, including regarding Mr. Trollope’s discussions with the Five9 board.

On March 21, 2021, representatives of Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”), acting as financial advisor to Zoom, reached out to representatives of Qatalyst Partners to discuss the process for a potential strategic transaction between Five9 and Zoom.

On March 22, 2021, Five9 engaged Latham & Watkins LLP (which we refer to as “Latham & Watkins”) to act as Five9’s outside legal counsel for the potential transaction.

Also on March 22, 2021, representatives of Goldman Sachs and Qatalyst Partners discussed details of a meeting to be held between Five9’s and Zoom’s management, and representatives of Goldman Sachs requested a financial forecast for Five9. Representatives of Qatalyst Partners noted that Five9 would also need to complete reverse diligence on Zoom in order to more fully assess any proposal.

On March 24, 2021, the Five9 M&A Committee convened for a special meeting by videoconference with representatives of Five9 senior management and representatives of Qatalyst Partners and Latham & Watkins present. Representatives of Latham & Watkins reviewed the Five9 board’s fiduciary duties in connection with a potential business combination with the Five9 M&A Committee, after which the Five9 M&A Committee reviewed the potential business opportunity and the Initial Five-Year Plan, prepared by Five9 management in connection with the potential transaction with Zoom (as more fully described in the section entitled “—Projected Financial Information”). The Five9 M&A Committee approved the engagement letter with Qatalyst Partners in connection with the consideration of a potential transaction between Five9 and Zoom and later on March 24, 2021, Mr. Zwarenstein executed an engagement letter formalizing Qatalyst Partners’ engagement to act as financial advisor to the Five9 board in connection with a potential transaction.

On March 25, 2021, the Five9 board held a special meeting by videoconference with Five9 management and representatives of Latham & Watkins and Qatalyst Partners present at the invitation of the Five9 board. Representatives of Latham & Watkins and Ms. Lytikainen reviewed the Five9 board’s fiduciary duties in considering a potential transaction. Senior executives of Five9 presented updates on discussions with Zoom and the Initial Five-Year Plan, and Qatalyst Partners presented preliminary valuation considerations, discussion of the Initial Five-Year Plan and potential outreach to other potential acquirers. The Five9 board approved the use by and distribution to Zoom of the Initial Five-Year Plan in connection with the ongoing discussions regarding the transaction.

On March 26, 2021, the Zoom transaction committee held a meeting with members of Zoom management and representatives of Goldman Sachs and Zoom’s outside legal counsel, Cooley LLP, which we refer to as “Cooley”, present. Representatives of Goldman Sachs gave an overview of the status of the potential transaction with Five9, including an update from representatives of Goldman Sachs regarding trading and preliminary financial analysis.

Also on March 26, 2021, representatives of Qatalyst Partners provided representatives of Goldman Sachs with Five9’s Initial Five-Year Plan.

On March 29, 2021, representatives of Five9 senior management gave a presentation to representatives of Zoom management, which discussed Five9’s product, technology, go-to-market strategy, and Initial Five-Year Plan. Representatives of Goldman Sachs and Qatalyst Partners were in attendance.

On March 30, 2021, the Zoom transaction committee held a meeting with members of Zoom management and representatives of Goldman Sachs and Cooley present. Members of Zoom management gave an update on the status of the diligence performed to date. Representatives of Goldman Sachs gave an overview of the status of the potential transaction with Five9, including an update from representatives of Goldman Sachs regarding trading and preliminary financial analysis.

Throughout late March and early April, representatives of Five9 and Zoom, as well as their respective financial and legal advisors, exchanged diligence questions and responses.

On April 1, 2021, the Zoom transaction committee held a meeting with members of Zoom management and representatives of Goldman Sachs and Cooley present. Representatives of Goldman Sachs gave an overview of the status of the potential transaction with Five9, including an update from representatives of Goldman Sachs regarding preliminary trading and preliminary financial analysis.

On April 2, 2021, the Zoom board held a meeting with members of Zoom management and representatives of Goldman Sachs and Cooley present. Members of Zoom management gave an overview of the strategic rationale for a potential strategic transaction with Five9, an update on the status of the diligence performed to date and presented Five9’s Initial Five-Year Plan to the Zoom board. Representatives of Goldman Sachs gave an update regarding trading and preliminary financial analysis.

On April 5, 2021, Ms. Steckelberg and Mr. Zwarenstein had a telephone meeting, requested by Ms. Steckelberg, during which Ms. Steckelberg provided Zoom’s proposal to acquire Five9 in an all-stock transaction at an exchange ratio of 0.570 shares of Zoom Class A common stock for each share of Five9 common stock (which we refer to as “Zoom’s initial offer”), which represented an implied price per share of $184.66 based on the closing trading price of Zoom Class A common stock as of April 5, 2021 and a premium of approximately 12% to the closing trading price of Five9 common stock as of April 1, 2021 (the last full day of trading prior to receipt of the offer), and Ms. Steckelberg conveyed Zoom’s desire to sign a definitive agreement by April 29, 2021.

Also on April 5, 2021, representatives of Qatalyst Partners and Goldman Sachs discussed the proposed terms of Zoom’s initial offer.

Later that same day, Mr. Trollope discussed Zoom’s initial offer with Mr. Yuan, and informed him that Mr. Trollope could not take a proposal with less than a 0.600 exchange ratio to the Five9 board, and that Five9 would need to perform reverse due diligence on Zoom before agreeing to any proposal in order to understand the value of Zoom stock.

On April 6, 2021, the Five9 board held a special meeting by videoconference with representatives of Five9 senior management and representatives of Latham & Watkins and Qatalyst Partners present at the invitation of the Five9 board. The Five9 board reviewed and discussed Zoom’s initial offer and Qatalyst Partners discussed with the Five9 board the financial aspects of the proposed terms. Mr. Trollope provided an update of his conversations with Mr. Yuan and indicated to the Five9 board that Mr. Trollope and Mr. Yuan intended to speak again later that day. The Five9 Board instructed Five9 management to continue seeking greater value from Zoom and to update the Five9 M&A Committee on the outcome of Mr. Trollope’s forthcoming conversation with Mr. Yuan.

Later on April 6, 2021, Mr. Yuan and Mr. Trollope discussed the proposed transaction, and Mr. Yuan informed Mr. Trollope that Zoom was increasing its proposal from an exchange ratio of 0.570 to an exchange ratio equal to an 18% premium to the closing trading price of Five9 common stock on April 5, 2021 (the last full day of trading prior to receipt of the offer), which equated to an exchange ratio of 0.592 per Five9 common share based on the closing trading price of Zoom Class A common stock on April 5, 2021.

After further discussion between Mr. Yuan and Mr. Trollope, Mr. Yuan, consistent with guidance Mr. Yuan had previously received from the Zoom board, increased the proposed exchange ratio to 0.600 shares of Zoom Class A common stock for each share of Five9 common stock (which we refer to as “Zoom’s April 6th offer”), which represented a price per share of $197.87 based on the closing trading price of Zoom Class A common stock as of April 6, 2021 and a premium of approximately 18% to the closing trading price of Five9 common stock as of April 6, 2021.

Later on the same day, the Five9 M&A Committee held a special meeting to discuss Zoom’s April 6th offer with Five9 management and representatives from Latham & Watkins and Qatalyst Partners present. Qatalyst Partners discussed financial aspects of the proposed terms of Zoom’s April 6th offer with the Five9 M&A Committee. The Five9 M&A Committee authorized Five9 senior management to continue discussions with Zoom on the basis of Zoom’s April 6th offer but noted that reverse diligence on Zoom would be critical to evaluating Zoom’s proposal more definitively at a subsequent meeting of the Five9 board. The Five9 M&A Committee also discussed the merits and risks of potential outreach to other potential strategic counterparties, including potential for strategic fit, such parties’ other strategic priorities, the regulatory profile of a potential transaction with such parties, such parties’ likely interest in, ability to consummate, and timeline with respect to a business combination with Five9, as well as the risk of leak posed by outreach to multiple parties. In light of the foregoing and the likelihood that the opportunity to engage in a transaction with Zoom could be lost if Five9 pursued other options, the Five9 M&A Committee determined not to contact third parties at that time.

Also on April 6, 2021, Mr. Trollope relayed the feedback from the Five9 M&A Committee to Mr. Yuan that Five9 was supportive of continuing to discuss a potential business combination transaction with Zoom. Later that same day, Mr. Zwarenstein provided Ms. Steckelberg with a list of reverse diligence requests.

On April 7, 2021, representatives of Qatalyst Partners and Goldman Sachs discussed Zoom’s April 6th offer, reverse diligence matters and proposed timeline for entering into a strategic transaction. Throughout the following week, the parties continued to exchange diligence requests and responses.

On April 9, 2021, members of Zoom management gave a business, financial and operational update to members of Five9 management on a reverse diligence call, at which representatives of Qatalyst Partners and Goldman Sachs were present.

On April 12, 2021, the Five9 board held a special meeting by videoconference with representatives of Five9 senior management and representatives of Latham & Watkins and Qatalyst Partners present at the invitation of the Five9 board. Representatives of Qatalyst Partners presented to the Five9 board on the status of reverse diligence and preliminary financial analysis and potential next steps. The Five9 board agreed on a negotiation strategy, including a counterproposal of an exchange ratio to be fixed as of the signing of a definitive merger agreement with such exchange ratio to represent a premium of 20% to the closing stock price of Five9 shortly before signing a definitive agreement with a floor of 0.600 shares of Zoom Class A common stock for each share of Five9 common stock (which we refer to as “Five9’s April 12th proposal”). The Five9 board also discussed with Five9 management, as well as representatives of Qatalyst Partners and Latham & Watkins, the merits and risks of outreach to other potential strategic counterparties, including potential for strategic fit, such parties’ other strategic priorities, the regulatory profile of a potential transaction with such parties, such parties’ likely interest in, ability to consummate, and timeline with respect to a business combination with Five9, as well as the risk of a leak posed by outreach to multiple parties. In light of the foregoing and the likelihood that the opportunity to engage in a transaction with Zoom could be lost if Five9 pursued other options, the Five9 board confirmed the Five9 M&A Committee’s determination not to contact third parties at that time.

Also on April 12, 2021, at the instruction of the Five9 board, Mr. Trollope had a telephone conversation with Mr. Yuan and relayed Five9’s April 12th proposal.

Also on April 12, 2021, the Zoom transaction committee held a meeting with members of Zoom management and representatives of Goldman Sachs and Cooley present to discuss the Five9 April 12th proposal.

Later that same day, based on guidance from the Zoom transaction committee, Mr. Yuan delivered to Mr. Trollope a revised proposal to acquire Five9 in an all-stock transaction with a fixed exchange ratio representing a premium of 20% to the five-day volume-weighted average price (which we refer to as “VWAP”) of Five9 common stock, ending on the second trading day prior to the earlier of a leak and signing a merger agreement, subject to a cap of 0.6200 shares of Zoom Class A common stock for each share of Five9 common stock (which we refer to as “Zoom’s April 12th offer”).

On April 13, 2021, after discussion with various members of the Five9 board and representatives of Qatalyst Partners, Mr. Trollope communicated a counterproposal to Mr. Yuan of a fixed exchange ratio representing a premium of 20% to the average of the daily closing exchange ratios (dividing the closing price of Five9 common stock by the closing price of Zoom Class A common stock for each day) for the five-day trading period prior to and including the second trading day prior to the signing of a definitive agreement, subject to a floor of 0.6000 and cap of 0.7000 shares of Zoom Class A common stock for each share of Five9 common stock.

On April 14, 2021, consistent with guidance from the Zoom transaction committee, Mr. Yuan communicated to Mr. Trollope that Five9’s counterproposal represented a valuation gap that was too large to bridge and that business combination discussions between the companies should be paused.

On April 15, 2021, the Five9 board held a special meeting by videoconference with representatives of Five9 senior management and representatives of Latham & Watkins and Qatalyst Partners present at the invitation of the Five9 board. Representatives of Qatalyst Partners presented a summary of the financial aspects of the proposal based on the latest discussions with Zoom. The Five9 board determined to pause discussions and diligence efforts with Zoom.

On May 8, 2021, Mr. Yuan asked Mr. Trollope about the Five9 board’s current position regarding a potential business combination transaction between Five9 and Zoom, and Mr. Trollope indicated he believed the Five9 board would still be in favor of such a transaction with Zoom, if appropriate terms could be agreed.

On June 2, 2021, Mr. Trollope, Mr. Yuan and Mr. Zwarenstein attended the same social event but did not discuss the transaction. A member of the Zoom board attended the same event, and in conversation with

Mr. Trollope indicated that a potential transaction between Five9 and Zoom was still possible but would require closing the valuation gap.

On June 5, 2021, Mr. Trollope and Mr. Yuan met and discussed the ongoing commercial relationship between Zoom and Five9 and the potential for a business combination. Mr. Trollope noted to Mr. Yuan that if Zoom was serious about a potential transaction, Zoom should provide a letter of intent. Mr. Trollope also suggested that Zoom consider offering cash as part of or all of the consideration in any such proposal.

On June 7, 2021, the Chief Financial Officer of another publicly traded technology company (which we refer to as “Company A”) reached out to Mr. Zwarenstein and raised the possibility of a potential strategic transaction. Mr. Zwarenstein noted that any proposal for a strategic transaction involving Five9 would be reviewed by the Five9 board.

On June 12, 2021, the Chief Executive Officer of Company A sent a text message to Mr. Trollope to discuss the possibility of exploring a potential strategic transaction.

On June 13, 2021, Mr. Trollope met with the Chief Executive Officer of Company A, who conveyed Company A’s interest in an “at market” stock transaction with Five9, with no premium to Five9 stockholders. Mr. Trollope indicated that he did not expect the Five9 board to support a transaction without a premium to Five9 stockholders, but that any proposal for a strategic transaction involving Five9 would be reviewed by the Five9 board.

On June 14, 2021, Mr. Trollope informed Mr. Yuan that at least one other strategic party had expressed interest in a strategic transaction with Five9.

On June 15, 2021, Mr. Yuan made an oral offer to Mr. Trollope for Zoom to acquire Five9 in an all-stock transaction at a price of $190.00 per share of Five9 common stock, representing a premium of approximately 13% to the closing trading price of Five9 common stock as of June 14, 2021. Mr. Trollope indicated that the offer was unlikely to be viewed favorably by the Five9 board.

On June 16, 2021, the Five9 M&A Committee convened for a special meeting by videoconference with representatives of Five9 senior management and Qatalyst Partners present. Mr. Trollope updated the Five9 M&A Committee on the status of discussions with Zoom and Company A, including providing an update on the oral indications of interest provided by each party.

On June 17, 2021, Mr. Trollope and Mr. Yuan spoke by telephone. Mr. Yuan shared with Mr. Trollope a proposal from Zoom to acquire Five9 in an all-stock transaction at a price of $195.00 per share of Five9 common stock and then, as a result of discussion with Mr. Trollope, increased Zoom’s proposal to $200.00 per share of Five9 common stock, with the exchange ratio to be fixed at signing, or earlier in the event the proposal became public (which we refer to as “Zoom’s June 17th offer”). The proposal represented a premium of approximately 20% to the closing trading price of Five9 common stock as of June 16, 2021 (the last full day of trading prior to receipt of the offer). Later that same day, Zoom sent Five9 a non-binding letter of intent reflecting Zoom’s June 17th offer.

On June 18, 2021, the Five9 M&A Committee convened for a special meeting by videoconference with representatives of Five9 senior management and representatives of Latham & Watkins and Qatalyst Partners present. Mr. Trollope updated the Five9 M&A Committee regarding Zoom’s June 17th offer. Following discussion with Five9 management and its advisors, the Five9 M&A Committee instructed Mr. Trollope to provide Zoom with a counterproposal for an all-stock transaction at an implied price of $225.00 per share of Five9 common stock, with the exchange ratio to be fixed at signing based on the five-day VWAP of Zoom Class A common stock (which we refer to as “Five9’s June 18th proposal”).

On June 19, 2021, Mr. Trollope met with the Chief Executive Officer of Company A to discuss a potential business combination. During the course of the meeting, Mr. Trollope noted the potential interest in Five9 from at least one other strategic party and Company A reiterated its interest in an all-stock “at market” transaction, with no premium to Five9 stockholders. The Chief Executive Officer of Company A also noted that it would take several months before Company A would be in position to enter into such a transaction.

Later on June 19, 2021, Mr. Trollope and Mr. Yuan met for dinner. Mr. Trollope conveyed to Mr. Yuan Five9’s June 18th proposal. Mr. Yuan then increased Zoom’s June 17th offer to acquire Five9 in an all-stock transaction for $210 per share of Five9 common stock, with a fixed exchange ratio to be calculated based on the five-day VWAP of Zoom Class A common stock ending on the second trading day prior to the earlier of a leak and signing a definitive merger agreement, subject to approval from the Zoom board (which we refer to as “Zoom’s June 19th offer”). Zoom’s June 19th offer represented a premium of approximately 15 % to the closing trading price of Five9 common stock as of June 18, 2021 (the last full day of trading prior to receipt of the offer).

On June 20, 2021, in a text message exchange with Mr. Trollope, Mr. Yuan indicated that Zoom’s June 19th offer included an exclusivity period for due diligence and negotiation of definitive documentation. Mr. Trollope indicated he would discuss Zoom’s proposal with the Five9 board.

On June 21, 2021, Zoom sent Five9 an updated non-binding letter of intent reflecting Zoom’s June 19th offer previously outlined by Mr. Yuan, including a thirty-day exclusivity period.

On June 22, 2021, the Five9 board held a special meeting by videoconference with representatives of Five9 management and representatives of Latham & Watkins and Qatalyst Partners. Mr. Trollope updated the Five9 board on Zoom’s June 19th offer and request for exclusivity. Representatives of Qatalyst Partners discussed financial aspects of the proposed terms of the transaction and preliminary valuation framework based on Zoom’s June 19th offer. After discussion with Five9 management and Five9’s advisors, the Five9 board determined to proceed with Zoom’s June 19th offer, assuming Zoom was willing to remove its request for exclusivity. The Five9 board also discussed the merits of potential outreach to other potential strategic counterparties, including Company A, including the potential risks associated with any outreach. The Five9 board then instructed Mr. Trollope to contact Company A to determine the nature and likelihood of the potential transaction previously raised by Company A’s Chief Executive Officer, but determined to not pursue outreach to additional third parties due to concerns about confidentiality and risks it could pose to the ongoing discussions with Zoom.

Later that same day, Mr. Trollope communicated to Mr. Yuan the Five9 board’s view that exclusivity should be removed from the proposal.

Later on June 22, 2021, Zoom sent Five9 an updated non-binding letter of intent reflecting Zoom’s June 19th offer, but removing the request for exclusivity (which we refer to as “Zoom’s June 22nd offer”).

Also on June 22, 2021, as directed by the Five9 board, Mr. Trollope contacted the Chief Executive Officer of Company A to discuss the seriousness of Company A’s interest in a potential transaction, to which Company A reiterated its interest in a strategic transaction with Five9, but declined to enter into a confidentiality agreement to facilitate the confidential exchange of information.

On June 24, 2021, Mr. Trollope informed Mr. Yuan that the Five9 board had approved moving forward on the terms set forth in the non-binding letter of intent reflecting Zoom’s June 22nd offer, including agreement as to the methodology for calculating the exchange ratio set forth therein. Messrs. Yuan and Trollope agreed that the parties should move forward but that the letter of intent did not need to be signed.

On June 27, 2021, representatives of Cooley furnished an initial draft of a merger agreement to Latham & Watkins. The initial draft merger agreement contemplated a “no-shop” provision restricting Five9 from soliciting alternative acquisition proposals and provided for a termination fee of 3.75% of the equity value of Five9 implied by the exchange ratio, payable from Five9 to Zoom in certain scenarios, including if the merger agreement with Zoom were to be terminated in favor of an unsolicited superior proposal.

From June 27, 2021 to July 16, 2021, representatives of Five9 and Zoom, with the assistance of Latham & Watkins and Cooley and other professional advisors, negotiated the terms of the merger agreement and related documents.

On June 28, 2021, Five9 granted Zoom and its advisors access to due diligence information provided in a virtual data room. From June 28, 2021 until the execution and delivery of the merger agreement on July 16, 2021, Zoom and its representatives conducted due diligence on Five9 and participated in multiple due diligence discussions with Five9’s management and Five9’s representatives. Five9 and its representatives continued their reverse due diligence on Zoom with respect to, among other things, Zoom’s financials, legal matters, operations and performance that Five9 and its representatives had initially commenced in March 2021 and participated in due diligence discussions with Zoom’s management and representatives.

On July 1, 2021, the Five9 M&A Committee convened for a special meeting by videoconference with representatives of Five9 senior management and representatives of Latham & Watkins and Qatalyst Partners present. Latham & Watkins provided an overview of the key terms of the initial merger agreement and proposed responses, including a revised termination fee of 2.75% of Five9’s equity value. The Five9 M&A Committee discussed the terms of the merger agreement and directed Latham & Watkins to provide a revised merger agreement to Cooley reflecting the Five9 M&A Committee’s discussions.

Later on July 1, 2021, representatives of Latham & Watkins provided a markup of the draft merger agreement to Cooley, which proposed, among other terms, a termination fee of 2.75% of Five9’s equity value.

On July 6, 2021, Mr. Trollope spoke with the Chief Executive Officer of Company A, during which Company A’s Chief Executive Officer reiterated that a Five9 transaction with Company A would be an “at market” stock transaction with no premium to Five9 stockholders.

Later on July 6, 2021, the Five9 board held a call by videoconference to provide a transaction update and consider employee retention matters in connection with a potential transaction with representatives of Five9 senior management and representatives of Latham & Watkins present. Mr. Trollope updated the Five9 board on his discussions with the Chief Executive Officer of Company A. Following discussion among the Five9 board members and Five9 management regarding Company A’s proposal and its level of interest in a transaction with Five9, the Five9 board determined that Company’s A’s proposed terms were not sufficiently compelling to warrant further engagement at that time.

During the course of the week of July 6, 2021, Mr. Trollope updated the other members of the Five9 board not present at the July 6, 2021 meeting on his discussions with Company A and such members of the Five9 board agreed with the decision to not engage further with Company A at that time.

Also on July 6, 2021, the Zoom transaction committee held a meeting with members of Zoom management and representatives of Goldman Sachs and Cooley present. Members of Zoom management gave an update on the status of the diligence performed to date. Representatives of Goldman Sachs gave an overview of the status of the potential transaction with Five9, including an update from representatives of Goldman Sachs regarding trading and preliminary financial analysis.

On July 9, 2021, representatives of Cooley sent Latham & Watkins a revised draft merger agreement which proposed, among other terms, a termination fee of 3.5% of Five9’s equity value.

Also on July 9, 2021, Mr. Trollope and Mr. Yuan had a phone call during which, among other topics, Mr. Yuan conveyed the Zoom board’s desire for Mr. Trollope to continue with the combined company following the closing of a potential transaction and Mr. Trollope’s potential role in that scenario. Mr. Trollope had no prior discussions with Mr. Yuan regarding Mr. Trollope’s role with the combined company and indicated that discussions regarding his role could move forward only after material terms regarding the business combination were agreed and execution of a merger agreement was imminent.

Also on July 9, 2021, the Five9 M&A Committee approved the Updated Five-Year Plan (as more fully described in the section entitled “—Projected Financial Information”) and approved Five9 management providing the Updated Five-Year Plan to Zoom.

Also on July 9, 2021, the Zoom board held a meeting with members of Zoom management and representatives of Goldman Sachs and Cooley present. Members of Zoom management gave an overview of the strategic rationale and structure for a potential strategic transaction with Five9, an update on the status and findings of the diligence performed to date and presented Five9’s Updated Five-Year Plan to the Zoom board. Representatives of Goldman Sachs gave an update regarding trading and preliminary financial analysis.

On July 11, 2021, the Five9 board held a special meeting by videoconference with representatives of Five9 senior management and representatives of Latham & Watkins and Qatalyst Partners present. Representatives of Latham & Watkins reviewed the directors’ fiduciary duties in connection with the Five9 board’s consideration of the proposed transaction and provided an overview of the key merger agreement terms and proposed responses. Discussion ensued and the Five9 board then directed Latham & Watkins to provide a markup of the merger agreement to Cooley reflecting the Five9 board’s discussion, including a termination fee of 2.9% of Five9’s equity value. The Five9 board then reviewed the Updated Five-Year Plan and related extrapolated projections for fiscal years 2027 through 2031 and directed Qatalyst Partners to use such projections and extrapolations for purposes of the financial analysis for its fairness opinion. Qatalyst then presented the Five9 board with a summary of the financial aspects of the proposed terms of the transaction and proposed exchange ratio and a discussion ensued regarding the financial aspects of the proposal. The Five9 board also discussed regulatory issues that may impact the deal. Members of the Five9 management team provided the Five9 board with an update on Five9’s reverse diligence on Zoom. Mr. Trollope provided the Five9 board with an update on his discussions with Mr. Yuan regarding Mr. Trollope’s potential role with the combined company following the closing of the proposed transaction, which the Five9 board discussed in executive session.

Later that same day, representatives of Latham & Watkins provided a markup of the draft merger agreement to Cooley, which proposed, among other terms, a termination fee of 2.9% of Five9’s equity value.

On July 13, 2021, the Five9 board held a special meeting by videoconference with representatives of Five9 senior management and representatives of Latham & Watkins and Qatalyst Partners present. Mr. Trollope provided the Five9 board with an update on discussions with Zoom, including with respect to his proposed role with the combined company, which was contemplated to be a president of Zoom and Chief Executive Officer of Five9. Representatives of Latham & Watkins then provided an update on the anticipated regulatory filings required in connection with the transaction, anticipated timing for approvals and the status of negotiations between the parties. A discussion ensued regarding open issues, including settlement on a final exchange ratio, and the proposed signing and announcement timeline.

Also on July 13, 2021, Cooley sent Latham & Watkins a revised draft merger agreement which proposed, among other terms, a termination fee of 3.25% of Five9’s equity value.

Over the course of July 13, 2021 to July 16, 2021, representatives of Latham & Watkins and Cooley exchanged several revised versions of the draft merger agreement reflecting the parties’ discussions, including the negotiation of the termination fee and antitrust and regulatory provisions, with the final terms of the merger agreement (pending approval by each of the Five9 board and the Zoom board) reflecting a termination fee of $450 million (approximately 3.1% of Five9’s equity value) and a fiduciary termination right in favor of Five9.

On July 13, 2021, Zoom sent a draft offer letter to Mr. Trollope, and in the period between receipt of the offer letter and signing of the merger agreement, and with the permission of the Five9 board, Mr. Trollope engaged in further discussions with Mr. Yuan regarding his role with the combined company following the closing of the merger and the terms of his employment.

On July 14, 2021, the Zoom transaction committee held a meeting with members of Zoom management and representatives of Goldman Sachs and Cooley present. Members of Zoom management gave an update on the status and findings of the diligence performed to date and an update on the communications strategy related to the announcement of the potential transaction should the potential transaction be approved. Representatives of Cooley gave an overview of the material terms of the proposed merger agreement, including which terms remained subject to ongoing negotiation. Representatives of Goldman Sachs gave an overview of the status of the potential transaction with Five9, including an update from representatives of Goldman Sachs regarding trading and preliminary financial analysis.

On July 16, 2021, Mr. Trollope, Mr. Zwarenstein, Mr. Yuan, and Ms. Steckelberg held a telephonic conference during which they finalized the exchange ratio at 0.5533 shares of Zoom Class A common stock for each share of Five9 common stock, based on the previously agreed calculation methodology. Based on the closing price of the Zoom Class A common stock on July 16, 2021, the exchange ratio of 0.5533 shares of Zoom Class A common stock for each share of Five9 common stock represented an implied value of $200.28 per share of Five9 common stock and represented a premium of approximately 13% to the Five9 closing trading price on July 16, 2021.

After market close on July 16, 2021, the Zoom board held a meeting to consider and discuss the terms of the proposed transaction with Five9 by Zoom with members of Zoom management, representatives of Goldman Sachs and representatives of Cooley present. Representatives of Goldman Sachs discussed with the Zoom board certain financial aspects of the proposed transaction. Zoom’s management reviewed the proposed per share consideration to be paid to Five9 stockholders at an exchange ratio of 0.5533 shares of Zoom Class A common stock for each share of Five9 common stock. Representatives of Cooley reviewed with the Zoom board the Zoom board’s fiduciary duties in connection with the proposed transaction. Representatives of Cooley summarized the material terms and conditions of the proposed transaction. The Zoom board then engaged in discussion and deliberations, following which and taking into account the factors described in greater detail in the section entitled “—Reasons for the Merger— Zoom’s Reasons for the Merger,” the Zoom board approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Zoom Class A common stock in connection therewith, were advisable and fair to, and in the best interests of, Zoom and its stockholders.

Later on July 16, 2021, the Five9 board held a special meeting by videoconference with representatives of Five9 senior management and representatives of Latham & Watkins and Qatalyst Partners present. Representatives of Latham reviewed with the Five9 board its fiduciary duties in connection with a decision to engage in the proposed transaction and provided a summary of the material terms and conditions of the proposed transaction. Representatives of Qatalyst Partners reviewed and discussed its financial analysis regarding the proposed merger consideration contemplated by the exchange ratio of 0.5533 shares of Zoom Class A common stock for each share of Five9 common stock based on the management projections. Thereafter, at the request of the Five9 board, representatives of Qatalyst Partners rendered to the Five9 board Qatalyst Partners’ oral opinion, which was subsequently confirmed by delivery of a written opinion, dated July 16, 2021, to the effect that, as of July 16, 2021, based upon and subject to the procedures followed and assumptions, qualifications and limitations considered in connection with the preparation of the opinion, the exchange ratio to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Five9 common stock (other than Zoom or any affiliate of Zoom) was fair, from a financial point of view, to such holders, as further described in the section entitled “—Opinion of Five9’s Financial Advisor.” Mr. Trollope also provided the Five9 board with an update of his post-closing employment discussions with Zoom, which the Five9 board discussed and considered in executive session.

After discussion and taking into account the factors described in greater detail in the section entitled “Reasons for the Merger— Recommendation of the Five9 Board and Reasons for the Merger,” the Five9 board unanimously (i) determined the terms of the merger agreement and transactions contemplated thereby, including the merger, to be fair to and in the best interests of Five9 and its stockholders, (ii) determined that it is in the best interests of Five9 and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by Five9 of the merger agreement, the performance by Five9 of its covenants and agreements contained therein and the consummation of the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained therein and (iv) directed that the merger agreement be submitted for consideration at a meeting of Five9’s stockholders and recommended that the holders of Five9’s common stock approve the transactions contemplated by the merger agreement, and adopt the merger agreement, subject to Section 5.3 of the merger agreement.

Later on July 16, 2021, Five9, Zoom and Merger Sub executed the merger agreement. Mr. Trollope also then executed an offer letter with Zoom governing the terms of his employment following the closing of the merger, as described further in the section entitled “—Interests of Five9 Directors and Officers in the Merger.”

On July 18, 2021, Five9 and Zoom issued a joint press release announcing the transaction.

Reasons for the Merger

Zoom’s Reasons for the Merger

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Zoom board carefully considered the merger and the transactions contemplated by the merger agreement, consulted with Zoom’s management, as well as Zoom’s legal and financial advisors, and considered a number of factors, including the following factors which it viewed as supporting its decision to approve the merger agreement and the transactions contemplated by the merger agreement (not in any relative order of importance):

•

the view that the acquisition of Five9 will enable Zoom to create a leading customer engagement platform that will help redefine how companies of all sizes connect with their customers, including in light of the shift to a work-from-anywhere environment;

•

the view that Five9 operates in a growing multi-billion dollar addressable market and the expectation that the combined company would create additional growth opportunities by leveraging the respective complementary strengths of each business, which is expected to result in cross-selling and other opportunities and create long-term stockholder value;

•

the view that the combined company will have increased scale and meaningful product and revenue-stream diversification, increasing (i) the combined company’s potential for improved financial performance and operations compared to Zoom on a stand-alone basis, and (ii) the combined company’s ability to serve customers through enhanced offerings, expanded capabilities, including through international expansion, and increased investment in technology, research and development compared to Zoom on a stand-alone basis;

•	the enhanced resilience that results from having diverse service offerings and a larger combined customer base;

•	the view that the combined company will maintain significant financial strength and flexibility;

•	the strength of Five9’s management team and employee base, and the cultural synergies between Zoom and Five9;

•

the view that the terms and conditions of the merger agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transactions on a timely basis;

•	the fact that the merger agreement prohibits Five9 from soliciting an alternative transaction from a third party and requires Five9 to pay Zoom a termination fee of $450 million if Zoom or Five9 terminates the merger agreement under certain circumstances, including if Five9 consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period;

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that Zoom stockholders immediately prior to the merger will own approximately 95.27% of the outstanding voting power of Zoom common stock immediately following the merger, assuming the basic share count as of July 14, 2021 and the closing share price as of August 10, 2021;

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the amount and form of consideration to be paid in the transaction, including the fact that the exchange ratio is fixed and will not change based on changes in the trading prices of Zoom Class A common stock or Five9 common stock or changes in the business performance or financial results of Zoom or Five9, which provides certainty as to the number of shares of Zoom Class A common stock to be issued in the merger;

•	the Zoom board’s review and discussions with Zoom management regarding the scope and results of the due diligence investigation of Five9 conducted by Zoom;

•	Zoom management’s endorsement of the merger;

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that Zoom’s highly skilled senior management team, including Eric Yuan as Zoom’s Chief Executive Officer, will continue to lead Zoom following the closing of the merger and is well-positioned to achieve long-term stockholder value for the combined company; and

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that Rowan Trollope, Five9’s Chief Executive Officer, will continue to lead Five9 following the closing of the merger which will enhance Zoom’s ability to retain key team members of Five9 and integrate the two companies.

The Zoom board also considered a variety of uncertainties and risks and other potentially negative factors concerning the transactions, including the following (not in any relative order of importance):

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the risk that the transactions may not be consummated in a timely manner, or at all, despite the parties’ efforts, and the potential negative effect of the failure of the merger to be completed on a timely basis or at all, including as a result of not obtaining the necessary regulatory approvals, on Zoom’s business and relationships with employees, customers, providers, vendors and governmental authorities, including regulators;

•

the potential length of the regulatory approval process and the period of time during which Zoom may be subject to the merger agreement and the potential impact on Five9’s and Zoom’s ability to attract and retain employees and customers and maintain business relationships;

•	the risk that Zoom management’s attention to the completion of the merger may divert resources from other strategic opportunities and the operation of Zoom’s business;

•

the risk that the potential strategic and financial benefits of the merger may not be fully or even partially achieved, or may not be achieved within the expected time frame, and that such anticipated benefits may not be reflected in the trading price of Zoom Class A common stock following the completion of the merger;

•	the costs to Zoom associated with the transactions, whether or not the merger is consummated;

•

the challenges inherent in the management and operation of Zoom following the consummation of the merger, including (i) that integration costs may be greater than anticipated (ii) integration may require greater-than-anticipated management attention and may divert resources from other strategic opportunities and the operation of the combined company’s business;

•	the dilution that holders of Zoom common stock prior to the consummation of the merger will experience as a result of the merger;

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the risk that Five9 stockholders may seek to sell a significant portion of the Zoom Class A common stock they receive as merger consideration shortly after the consummation of the merger, which may cause a decline in the price of the Zoom Class A common stock;

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the risk that the value of the Zoom Class A common stock could increase relative to the value of Five9’s common stock between the signing of the merger agreement and the completion of the merger and that because the exchange ratio is fixed, Zoom cannot be certain of the market value of the merger consideration until completion of the merger. Accordingly, if the value of Five9’s business declines relative to the value of Zoom’s business prior to completion of the merger, the ownership percentage of the current Five9 stockholders in Zoom following the completion of the merger may exceed Five9’s relative contribution to the combined company following the completion of the merger;

•	the risk that despite the efforts of Zoom, key personnel might not remain employed by Zoom after completion of the merger which could significantly affect the anticipated benefits of the merger;

•

the possibility that regulatory or governmental authorities may impose requirements, limitations or costs or place restrictions on the conduct of Zoom’s business after completion of the merger, and that such conditions, terms, obligations or restrictions may impose additional material costs on, or materially limit the growth of, the combined company following the merger, or otherwise adversely affect the combined company’s business and results of operations after completion of the merger;

•

the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Five9 and its subsidiaries, which may not entitle Zoom to terminate the merger agreement;

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the risk that, although the merger agreement prohibits Five9 from soliciting an alternative transaction from a third party to acquire Five9, the merger agreement permits Five9 to furnish nonpublic information to, and engage in discussions or negotiations with, a third party regarding a potential acquisition of Five9 if, among other circumstances specified in the merger agreement, prior to receipt of the Five9 stockholder approval, Five9 receives an unsolicited bona fide written acquisition proposal from such third party to acquire Five9 that did not result from a breach of Five9’s non-solicitation obligations and, among other requirements, the Five9 board determines in good faith, after consulting with Five9’s outside legal counsel and financial advisors, that such proposal constitutes, or would be reasonably expected to result in, a superior proposal;

•

the fact that the merger agreement places certain restrictions on the conduct of Zoom’s business prior to completion of the merger, which may prevent Zoom from making certain acquisitions or investments;

•

the effects of and changes in general competitive, economic, political and market conditions, fluctuations and volatility on Zoom, Five9 or the combined company, including as a result of COVID-19 and any developments related thereto; and

•	various other risks associated with the acquisition and the businesses of Zoom, Five9 and the combined company, some of which are described under the section entitled “Risk Factors.”

The Zoom board concluded that the potential negative factors associated with the merger were outweighed by the potential benefits of the merger. Accordingly, the Zoom board approved the merger agreement and the transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Zoom board is not intended to be exhaustive, but includes the material positive and negative factors considered by the Zoom board. Given the variety of factors considered in connection with its evaluation of the acquisition, the Zoom board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Zoom board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Zoom board based its determination on the totality of the information presented.

Recommendation of the Five9 Board and Reasons for the Merger

By unanimous vote, the Five9 board, at a special meeting held on July 16, 2021, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of Five9 and its stockholders; approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; and resolved to recommend that Five9 stockholders approve the transactions contemplated by the merger agreement, including the merger, and adopt the merger agreement. The Five9 board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

In evaluating the merger, the Five9 board consulted with Five9’s senior management team, as well as Five9’s outside legal and financial advisors, and, in reaching its decision to approve the merger agreement and declare its advisability and to recommend that Five9’s stockholders vote in favor of the adoption of the merger agreement, the Five9 board considered a number of factors, including, but not limited to, the following (which are not necessarily presented in order of their relative importance to the Five9 board):

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Implied Value of Consideration. The merger consideration to be paid by Zoom of 0.5533 shares of Zoom Class A common stock, without interest, which implied an equity value of $200.28 per share of Five9 common stock, based on Zoom’s closing stock price on July 16, 2021, the last full trading day before announcement of the execution of the merger agreement, would provide Five9’s stockholders with the opportunity to receive approximately (i) a 13% premium over the unaffected closing price of $177.60 per share of Five9 common stock on July 16, 2021, and (ii) a 1% premium over the all-time high closing price of Five9 common stock prior to the announcement of the execution of the merger agreement. Further, the implied enterprise value of $200.28 per share of Five9 common stock represented a multiple of (1) 30.7x for Five9’s revenue for the twelve-month period ended March 31, 2021 and (2) 25.7x for Five9’s expected revenue for the twelve-month period ending March 31, 2022 based upon third-party research and analyst consensus estimates as of July 16, 2021.

•

Future Appreciation and Liquidity. The all-stock nature of the transaction allows Five9’s stockholders to participate in the future growth of Zoom and, indirectly, Five9, including any appreciation that may be reflected in the value of the combined company (including any resulting synergies). Further, as a result of the fixed exchange ratio, the value of the merger consideration payable to Five9 stockholders will increase in the event that the share price of Zoom increases prior to the completion of the merger. Additionally, the fact that the shares of Zoom Class A common stock to be issued in the merger will be registered and freely tradeable when issued allows Five9 stockholders to attain liquidity should any Five9 stockholder choose not to retain its shares of Zoom Class A common stock.

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Strategic Benefits. The transaction would benefit customers and partners by leveraging Five9’s proven customer engagement technology and services with Zoom’s complementary communication offerings, including Unified Communications and Conferencing. The combined company’s total addressable market would exceed $86 billion (based on management review, industry estimates and publicly available information about both companies and the markets in which they operate) and the merger could create complementary growth opportunities through international prospects, distribution partnerships and cross-sell opportunities across both customer bases. Five9 and Zoom have similar customer-focused cultures and philosophies, as well as shared focus on delivering enterprise scale, quality and security, simplicity and “ease-of-use.”

•

Zoom’s Business Condition and Prospects. The Five9 board considered information with respect to Zoom’s financial condition, results of operations, business, competitive position and business prospects and risks, as well as current industry, economic and market conditions and trends. In considering Zoom’s condition and prospects, Five9’s board reviewed information regarding Zoom’s historical performance and received reports from Five9’s senior management team regarding its due diligence review of Zoom’s business and legal affairs and Zoom’s management.

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Five9’s Business Condition and Prospects. The Five9 board considered its knowledge of, and discussions with Five9 management regarding, Five9’s business, operations, financial condition, earnings, strategy and future prospects, including Five9’s opportunities to create stockholder value in the future on a standalone basis, potential risks in the execution of Five9’s strategic plan and Five9’s competitive position.

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Extensive Negotiations. The Five9 board considered the fact that the merger consideration reflected extensive negotiations between Five9 and Zoom and their respective advisors, and the belief of the Five9 board that 0.5533 shares of Zoom Class A common stock for each share of Five9 common stock represented the highest value that Five9 could obtain from Zoom and the best proposal and highest economic value available to Five9’s stockholders.

•

Likelihood of Successful Integration. The Five9 board considered, based on discussions with Five9 management, the ability for Zoom to integrate and combine the respective Zoom and Five9 businesses, as well as the fact that, at the effective time, Rowan Trollope, the Chief Executive Officer of Five9, will join the combined company as chief executive officer of Five9 and a president of Zoom, which will provide a level of continuity for the Five9 business and an opportunity for the combined company and its stockholders to benefit from the insights and experience of Mr. Trollope.

•	Tax Treatment. The Five9 board considered the fact that the transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•	Terms of the Merger Agreement. The Five9 board, with the assistance of legal advisors, reviewed the terms of the merger agreement, including:

•

the ability of Five9’s board, subject to specified limitations, to respond to and engage in discussions or negotiations regarding unsolicited third-party written acquisition proposals under certain circumstances and, ultimately, to terminate the merger agreement in order to accept a superior proposal under specified circumstances;

•

the fact that Five9’s board has the right, after complying with specified covenants and prior to the Five9 stockholder approval being obtained, to change its recommendation to the Five9 stockholders that they vote in favor of the adoption of the merger agreement if Five9’s board determines in good faith after consultation with Five9’s outside legal counsel and financial advisors, that as a result of a superior proposal or certain intervening events, the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Five9’s stockholders under applicable law; and

•

Five9’s right to terminate the merger agreement under certain circumstances, including in order to accept and enter into a definitive agreement with respect to an unsolicited superior offer in certain circumstances, subject to providing Zoom an opportunity to match such proposal prior to taking such action, and payment to Zoom of a termination fee of $450 million if the merger agreement is so terminated, which amount the Five9 board believes to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions.

•	Likelihood of Completion. The likelihood that the merger will be consummated, based on, among other things, the limited number of conditions to the merger, the absence of a financing condition or similar contingency, the relative likelihood and timing of obtaining required regulatory approvals, the remedies available under the merger agreement to Five9 in the event of various breaches by Zoom, and Zoom’s reputation in the business technology industry, which the Five9 board believed supported the conclusion that a transaction with Zoom could be completed relatively quickly and in an orderly manner.

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Opinion of Financial Advisor. The Five9 board considered the opinion of Qatalyst Partners to the effect that, as of July 16, 2021, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the exchange ratio to be received pursuant to, and in accordance with, the merger agreement by the holders of shares of Five9 common stock (other than Zoom or any of its affiliates), was fair, from a financial point of view, to such holders, as more fully described below under the section entitled “—Opinion of Five9’s Financial Advisor” and the full text of the written opinion is attached as Annex B to this proxy statement/prospectus.

Five9’s board also considered a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

•

Risk Associated with Failure to Consummate the Merger. The possibility that the merger might not be completed on a timely basis or at all as a result of a failure to satisfy the required regulatory conditions or other closing conditions (including adverse changes to the business, assets, liabilities, condition (financial or otherwise) or operating results of Five9 or Zoom), which could negatively affect Five9’s operations, including by diverting Five9 management’s attention and resources from the operation of Five9’s business and increasing expenses from an unsuccessful attempt to complete the merger.

•	Incurred Costs. The costs to be incurred in connection with the merger, regardless of whether the merger is completed.

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Impact of Announcement. The uncertainty about the effect of the proposed merger, regardless of whether the merger is completed, on Five9’s employees, customers and other parties, may impair Five9’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Five9.

•	Management Attention. The possible diversion of management attention for an extended period of time during the pendency of the merger.

•	Employee Retention. The risk that, despite the retention efforts of Five9 prior to the consummation of the merger, the combined company may not retain key personnel or there may be employee attrition.

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Potential Litigation. The potential for litigation (even if frivolous or without merit) relating to the proposed merger and the associated costs, burden and inconvenience involved in defending any such proceedings.

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Difficulties of Integrating the Businesses. The potential difficulties of integrating the businesses of Zoom and Five9 and the risk that all or some portion of the potential benefits of the merger might not be realized or might take longer to realize than expected.

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Restrictions on Conducting Business. The fact that, under the terms of the merger agreement, prior to the completion of the merger or termination of the merger agreement, Five9 is required to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and is subject to specified restrictions on its ability to conduct its business, including in respect of entering into or terminating certain material contracts, commencing or settling litigation or increasing the compensation of its employees.

•	Inability to Solicit Other Takeover Proposals and Termination Fee. Five9’s inability to solicit competing acquisition proposals and the possibility that the termination fee of $450 million payable by Five9 to Zoom upon termination of the merger agreement could discourage other potential acquirers from making a competing offer to purchase Five9 and cause significant cash flow difficulties for Five9 if it were required to pay the termination fee to Zoom.

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Zoom Class A Common Stock as Merger Consideration. The fact that the value of the merger consideration will fluctuate depending on the performance of Zoom Class A common stock prior to closing of the merger, that any declines in Zoom Class A common stock will result in a lower value of the merger consideration as a result of the fixed exchange ratio, and that the merger agreement does not provide termination or walk-away rights to Five9 in the event of a decline in the price of Zoom Class A common stock.

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Risk to Zoom Class A Common Stock Price Post-Merger. The risk of decline in the price of Zoom Class A common stock immediately following the closing of the merger if Five9 stockholders seek to sell a significant portion of the Zoom Class A common stock they received as merger consideration.

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Limitations of Financial Advisor Opinion. The fact that the opinion of Qatalyst Partners as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement speaks only as of the date of such opinion and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of Five9 or Zoom, financial, economic, market and other conditions and other factors that may be beyond the control of Five9 and Zoom and on which such opinion was based, any of which may be material.

•	Appraisal Rights. The fact that the Five9 stockholders will not be entitled to appraisal rights in connection with the merger.

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Other Risk Factors. The risks of the type and nature described under the section entitled “Risk Factors” and the matters described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In the judgment of Five9’s board, however, these potential risks were more than offset by the potential benefits of the merger discussed above.

The foregoing discussion of the information and factors considered by the Five9 board is not intended to be exhaustive, but includes the material factors that the Five9 board considered. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Five9 board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Five9 board considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination. The Five9 board conducted an overall review of the factors described above, and unanimously determined that the merger is fair to, advisable to, and in the best interests of, Five9 and Five9’s stockholders.

In considering the recommendation of Five9’s board to adopt the merger agreement, Five9’s stockholders should be aware that the executive officers and directors of Five9 have certain interests in the merger that may be different from, or in addition to, the interests of Five9 stockholders generally, as more fully described in the section entitled “—Interests of Five9 Directors and Executive Officers in the Merger.” The Five9 board was aware of these interests and considered them when approving the merger agreement and recommending that Five9 stockholders vote to adopt the merger agreement.

Projected Financial Information

Although Five9 has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. However, in connection with the transaction with Zoom, Five9’s senior management prepared and approved for use certain unaudited prospective financial information which was provided to and considered by the Five9 board and Zoom, and which was provided to Qatalyst Partners, in each case as set forth herein.

Five9’s management initially prepared certain non-public, unaudited prospective financial information for the remainder of the 2021 fiscal year and for fiscal years 2022 through 2026 in March 2021 (which we refer to as the “Initial Five-Year Plan”) and such non-public, unaudited prospective financial information was discussed with, and recommended to the Five9 board of directors by, the Five9 M&A Committee on March 24, 2021 and subsequently discussed with, and approved for use by, the Five9 board on March 25, 2021 in connection with the evaluation of the strategic transaction with Zoom. The Initial Five-Year Plan was shared with representatives of Zoom on March 26, 2021 in connection with Zoom’s due diligence review.

In July 2021, the Initial Five-Year Plan was adjusted to reflect the Company’s actual operating results for the first quarter of 2021 and Five9’s revised estimates for its results for second quarter of 2021, together with updated expectations for capital expenditures as well as the expected tax benefits resulting from recent updates to Five9’s tax planning (which we refer to as the “Updated Five-Year Plan”). The Five9 M&A Committee approved the Updated Five-Year Plan on July 9, 2021 and the provision thereof to Qatalyst Partners and Zoom. The Updated Five-Year Plan was shared with representatives of Zoom on July 9, 2021 in connection with Zoom’s due diligence review.

Five9’s senior management subsequently made certain unaudited prospective extrapolations based on the Updated Five-Year Plan for fiscal years 2027 through 2031. The Five9 board approved the Updated Five-Year Plan and such extrapolations on July 11, 2021. Such extrapolations were not provided to representatives of Zoom in connection with the transaction. In connection with such approval, the Five9 board directed Qatalyst Partners to use the Updated Five-Year Plan and the related extrapolations for fiscal years 2027 through 2031 in performing its financial analysis in connection with its opinion, as described in more detail in the section entitled “—Opinion of Five9’s Financial Advisor.”

We refer to any of the Initial Five-Year Plan, the Updated Five-Year Plan and related extrapolated projections for fiscal years 2027 through 2031 as the “management projections.” The Management Projections were prepared by Five9 on a stand-alone basis and do not take into account the transactions, including any costs incurred in connection with the merger or the other transactions contemplated by the merger agreement or any changes to Five9’s operations or strategy that may be implemented after the completion of the merger. As a result, actual results likely will differ, and may differ materially, from those contained in the management projections.

The information and tables set forth below are included solely to give Five9 stockholders access to relevant portions of the management projections and are not included in this proxy statement/prospectus to influence any Five9 stockholder to vote their shares of Five9 common stock in favor of the merger or for any other purpose.

Initial Five-Year Plan

FYE December 31 | $ in millions	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	$607	$833	$1,116	$1,471	$1,908	$2,450
Adjusted Gross Profit (1)	$392	$549	$743	$995	$1,313	$1,725
Adjusted EBITDA (2)	$109	$154	$216	$302	$416	$575
Non-GAAP Operating Income (3)	$84	$119	$169	$240	$336	$472

(1)	Adjusted gross profit, a non-GAAP financial measure, excludes the impact of stock-based compensation, depreciation, amortization of intangibles and other non-recurring charges.

(2)

Adjusted EBITDA, a non-GAAP financial measure, is calculated as net earnings (loss) before interest, tax, depreciation and amortization, excluding the impact of stock-based compensation and other non-recurring charges.

(3)	Non-GAAP Operating Income, a non-GAAP financial measure, excludes the impact of stock-based compensation, amortization of intangibles and other non-recurring charges.

Updated Five-Year Plan and Related Extrapolations

FYE December 31 | $ in millions	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$607	$833	$1,116	$1,471	$1,908	$2,450	$3,038	$3,645	$4,228	$4,736	$5,162
Adjusted Gross Profit (1)	$392	$549	$743	$995	$1,313	$1,725	$2,170	$2,640	$3,105	$3,525	$3,894
Adjusted EBITDA (2)	$109	$154	$216	$302	$416	$575	$767	$984	$1,215	$1,444	$1,664
Non-GAAP Operating Income (3)	$83	$116	$166	$237	$332	$469	$635	$826	$1,032	$1,238	$1,440
Unlevered Free Cash Flow (4)	$27	$50	$88	$136	$200	$298	$367	$486	$625	$769	$907

(1)	Adjusted gross profit, a non-GAAP financial measure, excludes the impact of stock-based compensation, depreciation, amortization of intangibles and other non-recurring charges.
(2)

Adjusted EBITDA, a non-GAAP financial measure, is calculated as net earnings (loss) before interest, tax, depreciation and amortization, excluding the impact of stock-based compensation and other non-recurring charges.

(3)	Non-GAAP Operating Income, a non-GAAP financial measure, excludes the impact of stock-based compensation, amortization of intangibles and other non-recurring charges.
(4)

Unlevered free cash flow, a non-GAAP financial measure, is calculated as non-GAAP operating income, subtracting the impact of cash taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures and changes in working capital. Unlevered free cash flow excludes the impact of stock-based compensation. Unlevered free cash flow was used by Qatalyst Partners in performing its financial analysis in connection with its opinion as described in more detail in the section “—Opinion of Five9’s Financial Advisor.”

Important Information About the Management Projections

The management projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (which we refer to as “GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the management projections were approved by Five9 for the use by its financial advisor in connection with its opinion and were relied upon by the Five9 board in connection with its consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Qatalyst Partners or to the Five9 board in connection with a proposed business combination like the merger if the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Qatalyst Partners for purposes of its opinion or by the Five9 board in connection with its consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, Five9 has not provided a reconciliation of the financial measures included in the management projections to the relevant GAAP financial measures. In addition, the management projections were not prepared with a view towards complying with GAAP. The management projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.

While the management projections are presented with numerical specificity, the management projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Five9 management’s control. Further, given that the management projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the merger, or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the completion of the merger, and risks and uncertainties pertaining to Five9’s business, including the risks and uncertainties detailed in Five9’s public periodic filings with the SEC. In addition, the ability to achieve the management projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the management projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Five9 operates, and the risks and uncertainties described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult or impossible to predict accurately and many of which are beyond Five9’s control. The Management Projections also reflect assumptions by Five9 management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Five9 business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.

Accordingly, there can be no assurance that the management projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the management projections in this proxy statement/prospectus should not be regarded as an indication that any of Five9, Qatalyst Partners, Zoom or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the management projections necessarily predictive of actual future events, and the management projections should not be relied upon as such. None of Five9, Qatalyst Partners, Zoom or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the management projections. None of Five9, Qatalyst Partners, Zoom or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Five9 compared to the information contained in the management projections or that forecasted results will be achieved.

In addition, the management projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement/prospectus, and except as required by applicable securities laws, Five9 does not intend to update or otherwise revise the management projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The management projections were prepared by, and are the responsibility of, Five9’s management. KPMG LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the management projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference for Five9 relates to Five9’s previously issued financial statements. It does not extend to the management projections and should not be read to do so.

Opinion of Five9’s Financial Advisor

Five9 retained Qatalyst Partners to act as its financial advisor in connection with a potential strategic transaction and to evaluate whether the exchange ratio to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Five9 common stock (other than Zoom or any affiliate of Zoom) was fair, from a financial point of view, to such holders. Five9 selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Five9 and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement/prospectus. At the meeting of the Five9 board on July 16, 2021, Qatalyst Partners rendered to the Five9 board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Five9 common stock (other than Zoom or any affiliate of Zoom) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated July 16, 2021, to the Five9 board following the meeting of the Five9 board.

The full text of Qatalyst Partners’ written opinion, dated July 16, 2021, is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. The holders of Five9 common stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Five9 board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the exchange ratio to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Five9 Common Stock (other than Zoom or any affiliate of Zoom) and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of shares of Five9 common stock should vote with respect to the merger or any other matter and does not in any manner address the price at which Five9 common stock or Zoom Class A common stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement/prospectus as Annex B.

In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of Five9 and Zoom. Qatalyst Partners also reviewed certain forward-looking information relating to Five9 prepared by the management of Five9, including financial projections and operating data of Five9, which we refer to as the management projections, described below in the section entitled “—Projected Financial Information.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Five9 and Zoom with senior executives of Five9 and Zoom, respectively. Qatalyst Partners also reviewed the historical market prices and trading activity for Five9 common stock and Zoom Class A common stock and compared the financial performance of Five9 and Zoom and the prices and trading activity of the Five9 common stock and Zoom Class A common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Five9 and Zoom. With respect to the management projections, Qatalyst Partners was advised by the management of Five9, and Qatalyst Partners assumed, that the management projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Five9 of the future financial performance of Five9 and other matters covered thereby. Qatalyst Partners assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay and that the merger will have the tax consequences as set forth in the merger agreement and as described in discussions with representatives of Five9. In addition, Qatalyst Partners assumed, that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on

Five9, Zoom or the contemplated benefits expected to be derived in the merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Five9, Zoom or their respective affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Five9 as to the existing and future technology and products of Five9 and the risks associated with such technology and products. In arriving at its opinion, Qatalyst Partners was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Five9. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Five9 to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Five9. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Five9 common stock (other than Zoom or any affiliate of Zoom) and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Five9 or Zoom or any of their respective affiliates, or any class of such persons, relative to such exchange ratio.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated July 16, 2021. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both third-party research analyst consensus estimates as of July 16, 2021 (which we refer to as the “street case”), and the management projections, described below in the section entitled “—Projected Financial Information.” Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Five9 common stock as of June 30, 2021 (which is the end of Five9’s most recent completed fiscal quarter and most recent balance sheet date) by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows excluding the impact of stock-based compensation (which we refer to as the “UFCF”) of Five9, based on the management projections for the third quarter of calendar year 2021 through calendar year 2030 (which implied present value was calculated using a range of discount rates of 6.0% to 10.0%, based on an estimated weighted average cost of capital for Five9); and

(b)

the implied net present value of a corresponding terminal value of Five9, calculated by multiplying Five9’s estimated UFCF of approximately $877 million in calendar year 2031, based on the management projections (assuming a long-term cash tax rate of 25%, as provided by Five9 management), by a range of fully diluted enterprise value to next-twelve-months estimated UFCF multiples of 25.0x to 42.5x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above; and

(c)	the cash and cash equivalents of Five9, as of June 30, 2021, as provided by Five9 management; and

•	subtracting:

(a)	the face value of Five9’s outstanding convertible notes, as of July 14, 2021, as provided by Five9 management; and

(b)	the value of Five9’s finance leases, as of June 30, 2021, as provided by Five9 management; and

•

dividing the resulting amount by the number of fully diluted shares of Five9 common stock outstanding (calculated utilizing the treasury stock method, which takes into account outstanding stock options, restricted stock units, and shares underlying in-the-money convertible debt calculated using the net share settlement method and excluding any make-whole shares, settlement of capped call options or other change of control adjustments, all as provided by Five9 management) as of July 14, 2021, with each of the above-referenced estimated future UFCFs and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (approximately 3% annually throughout the projection period) due to the estimated net effects of equity issuances, based on estimates of future dilution provided by Five9 management.

Based on the calculations set forth above, this analysis implied a range of values for Five9 common stock of approximately $109.47 to $240.87 per share and a range of implied exchange ratios, based on the Zoom Class A common stock closing share price of $361.97 as of July 16, 2021, of 0.3024x to 0.6654x.

Illustrative Selected Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for Five9 with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Five9, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of July 16, 2021 and using the closing prices as of July 16, 2021 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully-diluted enterprise value divided by the estimated consensus revenue for the calendar year 2022 (which we refer to as the “CY2022E revenue multiples”), for each of the selected companies, as shown below:

Selected Companies	CY2022E Revenue Multiple
Selected Communication / Customer Experience Companies
Zoom	22.4x
Twilio	19.5x
Qualtrics	18.2x
RingCentral	14.4x
Zendesk	10.5x

Selected Companies	CY2022E Revenue Multiple
Selected High-Growth Application Software-as-a-Service Companies
ZoomInfo	23.5x
Coupa	22.2x
DocuSign	21.7x
Hubspot	17.2x
Avalara	16.1x
ServiceNow	15.6x
Smartsheet	14.0x
Anaplan	11.8x

Based on an analysis of the CY2022E revenue multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 14.0x to 22.0x. Qatalyst Partners noted that the CY2022E revenue multiple for Five9 was 20.0x based on the street case and Five9’s closing price as of July 16, 2021.

Qatalyst Partners then applied this range to Five9’s estimated revenue for calendar year 2022, based on the management projections and based on the street case. Qatalyst Partners then added the cash and cash equivalents of Five9 as of March 31, 2021 as reported on the Five9 10-Q filed April 29, 2021; and subtracted (i) the face value of Five9’s outstanding convertible notes, as of July 14, 2021, as provided by Five9 management and (ii) the value of Five9’s finance leases as of March 31, 2021 as reported on the Five9 10-Q filed April 29, 2021; and divided the resulting amount by the number of fully diluted shares of Five9 Common Stock outstanding as of July 14, 2021 (calculated utilizing the same methodology as used in the above discounted cash flow analysis). This analysis implied (a) a range of values for Five9 common stock of approximately $159.48 to $247.54 per share, and implied exchange ratios based on the Zoom Class A common stock closing share price of $361.97 as of July 16, 2021, of 0.4406x to 0.6839x, based on the management projections for calendar year 2022 and (b) a range of values for Five9 common stock of approximately $124.28 to $195.33 per share, and implied exchange ratios based on the Zoom Class A common stock closing share price of $361.97 as of July 16, 2021, of 0.3433x to 0.5396x, based on the street case for calendar year 2022.

No company included in the selected companies analysis is identical to Five9. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Five9, such as the impact of competition on Five9’s business or the industry in general, industry growth and the absence of any material adverse change in Five9’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Illustrative Selected Transactions Analysis

Qatalyst Partners compared sixteen selected public company transactions, including transactions involving companies participating in similar lines of business to Five9 or with similar business models, similar financial performance or other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of last-twelve-months revenue of the target company (which we refer to as the “LTM revenue multiples”) and (b) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months revenue of the target company (which we refer to as the “NTM revenue multiples”).

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple
12/01/20	Slack	Salesforce	37.4x	29.0x
03/20/18	MuleSoft	Salesforce	21.8x	15.7x
10/15/18	SendGrid	Twilio	14.3x	11.5x
06/10/19	Tableau	Salesforce	13.2x	10.9x
09/18/14	Concur	SAP	12.6x	10.2x
08/18/11	Autonomy	HP	11.8x	9.6x
07/28/16	NetSuite	Oracle	11.8x	9.1x
06/01/16	Demandware	Salesforce	11.2x	8.9x
12/03/11	SuccessFactors	SAP	10.9x	8.7x
02/04/19	Ultimate Software	Investor Group	10.0x	8.4x
06/13/16	LinkedIn	Microsoft	8.1x	6.7x
04/18/16	Cvent	Vista Equity Partners	8.0x	6.5x
06/04/13	ExactTarget	Salesforce	7.9x	6.5x
08/01/16	Fleetmatics	Verizon	7.6x	6.3x
05/31/16	Marketo	Vista Equity Partners	7.5x	5.9x
08/27/12	Kenexa	IBM	4.0x	3.3x

Based on the analysis of the LTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 20.0x to 37.5x. Qatalyst Partners applied this range to Five9’s revenue (calculated for the twelve-month period ended on March 31, 2021) based on Five9’s financial statements filed with the SEC by Five9 on April 29, 2021. Qatalyst Partners then added the cash and cash equivalents of Five9 as of March 31, 2021 as reported on the Five9 10-Q filed April 29, 2021; and subtracted (i) the face value of Five9’s outstanding convertible notes, as of July 14, 2021, as provided by Five9 management and (ii) the value of Five9’s finance leases as of March 31, 2021 as reported on the Five9 10-Q filed April 29, 2021; and divided the resulting amount by the number of fully diluted shares of Five9 common stock outstanding as of July 14, 2021 (calculated utilizing the same methodology as used in the above discounted cash flow analysis). This analysis implied a range of values for Five9 common stock of approximately $130.58 to $242.18 per share, and implied exchange ratios based on the Zoom Class A common stock closing share price of $361.97 as of July 16, 2021, of 0.3607x to 0.6691x.

Based on the analysis of the NTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 15.0x to 29.0x. Qatalyst Partners applied this range to Five9’s revenue (calculated for the twelve-month period ending on March 31, 2022) based on the street case. Qatalyst Partners then added the cash and cash equivalents of Five9 as of March 31, 2021 as reported on the Five9 10-Q filed April 29, 2021; and subtracted (i) the face value of Five9’s outstanding convertible notes, as of July 14, 2021, as provided by Five9 management and (ii) the value of Five9’s finance leases as of March 31, 2021 as reported on the Five9 10-Q filed April 29, 2021; and divided the resulting amount by the number of fully diluted shares of Five9 common stock outstanding as of July 14, 2021 (calculated utilizing the same methodology as used in the above discounted cash flow analysis). This analysis implied a range of values for Five9 common stock of approximately $116.87 to $224.63 per share, and implied exchange ratios based on the Zoom Class A common stock closing share price of $361.97 as of July 16, 2021, of 0.3229x to 0.6206x.

No company or transaction utilized in the selected transactions analysis is identical to Five9 or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Five9’s control, such as the impact of competition on Five9’s business or the industry generally, industry growth and the absence of any material adverse change in Five9’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by the Five9 board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Five9. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Five9 and Zoom. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the exchange ratio to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Five9 common stock (other than Zoom or any affiliate of Zoom), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Five9 common stock or Zoom Class A common stock might actually trade or otherwise be transferable at any time.

Qatalyst Partners’ opinion and its presentation to the Five9 board was one of many factors considered by the Five9 board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Five9 board with respect to the exchange ratio to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Five9 common stock (other than Zoom or any affiliate of Zoom) or of whether the Five9 board would have been willing to agree to a different exchange ratio. The exchange ratio was determined through arm’s-length negotiations between Five9 and Zoom and was approved by the Five9 board. Qatalyst Partners provided advice to Five9 during these negotiations. Qatalyst Partners did not, however, recommend any specific exchange ratio to Five9 or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Five9, Zoom or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Five9 or Zoom pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Five9 or Zoom or any of their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Five9 with financial advisory services in connection with the merger for which it will be paid an amount currently estimated at approximately $100 million (provided, that the final actual fee will be based on an average of the closing price of Zoom Class A Common Stock over ten (10) consecutive trading days up to and including the second trading day immediately preceding the closing of the merger, and, accordingly, the final fee may vary significantly from this estimate),

$250,000 of which was payable upon the execution of the engagement letter and $4 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, consummation of the merger. Five9 has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Five9 has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Regulatory Approvals

U.S. Antitrust

Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be completed until Zoom and Five9 each files a notification and report form with the FTC and the DOJ, and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or DOJ issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties agree with the FTC or DOJ to delay consummation of the merger for a specified period of time.

Zoom and Five9 each filed a Notification and Report Form with respect to the transaction with the FTC and DOJ on July 30, 2021. The waiting period with respect to the notification and report forms filed under the HSR Act is scheduled to expire at 11:59 p.m., Eastern Time, on August 30, 2021, unless a Second Request is issued or the waiting period is earlier terminated.

At any time before or after consummation of the transactions, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as either deems necessary under the applicable statutes, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to modify or terminate existing relationships and contractual rights, or to impose a restriction, requirement or limitation on the operation of the business. At any time before or after the completion of the transactions, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could also take such action under the antitrust laws as it deems necessary.

While the transaction is expected to close in the first half of calendar year 2022, it is not currently possible to predict with certainty how long it will take to obtain expiration or termination of the applicable waiting period under the HSR Act and there can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be. The parties’ obligation to consummate the transaction is subject to certain conditions. See the section entitled “The Merger Agreement—Conditions to the Merger.”

Communications Approvals

Zoom and Five9 are subject to regulation by the FCC under the Federal Communications Act of 1934, as amended (which we refer to as the “Communications Act”). Five9 holds authorizations issued by the FCC to provide domestic and international telecommunications services. The FCC must approve the transfer of control of Five9 to Zoom as a result of the merger, and the applications are subject to public comment and possible opposition by third parties. Five9 also holds certificates and registrations issued by the CPUC and the GPSC (which we refer to as “PUCs”) and foreign bodies regulating telecommunications businesses. The PUCs require formal applications for the transfer of Five9 in connection with the merger. Applications for state approvals are subject to public comment and possible opposition by third parties. In addition to these applications, Zoom and Five9 may file prior notifications of the merger in certain states and foreign jurisdictions where formal applications are not required, and some of these or other state commissions or foreign bodies could initiate proceedings investigating the merger. Under the Merger Agreement, it is a condition to each party’s obligations to effect the merger that all consents required to be obtained from the FCC and the PUCs in connection with the transactions contemplated by the merger agreement are obtained.

The applications for FCC consent were filed on July 30, 2021, a public notice of the filing of the application for consent to the transfer of Five9’s domestic Section 214 authorization and establishing a comment cycle was released on August 10, 2021, and a public notice of the filing of the application for consent to the transfer of the international Section 214 authorization held by Five9 and establishing a comment cycle was released on August 13, 2021. The application for CPUC consent was filed on July 30, 2021. The application for GPSC consent was filed on July 30, 2021. The timing or outcome of the communications approvals process cannot be predicted.

Other Regulatory Approvals

The merger is also conditioned on the expiration or termination of any applicable waiting period, or receipt of all requisite approvals, consents, waivers or clearances under applicable antitrust or competition laws in Russia. Zoom has made the requisite filings in this jurisdiction on August 23, 2021. Russian governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Additionally, the merger is subject to certain other closing conditions as specified in the section entitled “The Merger Agreement—Conditions to the Merger.” While the transaction is expected to close in the first half of 2022, it is not currently possible to predict with certainty how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by Five9 stockholders and the completion of the merger.

Although we expect that all regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirements to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Interests of Five9 Directors and Executive Officers in the Merger

In considering the recommendation of the Five9 board with respect to the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal, Five9 stockholders should be aware that the directors and executive officers of Five9 have interests in the merger that may be different from, or in addition to, the interests of Five9 stockholders generally. The members of the Five9 board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Five9 stockholders approve the merger proposal.

Treatment of Director and Executive Officer Equity Awards in the Merger

The Five9 equity awards held by Five9’s non-employee directors and executive officers immediately before the effective time will be treated as described below in the section entitled “The Merger Agreement—Treatment of Five9 Equity Awards.” As described in that section, equity awards held by Five9’s non-employee directors will fully vest in connection with the closing of the merger.

As described below in the section entitled “—New Compensation Arrangements with Zoom,” pursuant to his employment offer letter with Zoom, following the closing Mr. Trollope’s Five9 options and Five9 RSU awards that are assumed and converted into adjusted options and adjusted RSU awards, respectively, will not vest according to their existing schedule, but instead shall vest in full on the earlier to occur of (i) the first anniversary of the closing date, subject to Mr. Trollope’s continued service, or (ii) Mr. Trollope’s termination of employment without cause.

As described below in the section entitled “—Change of Control Severance Benefits,” pursuant to the terms of the severance plan (as defined below), outstanding and unvested Five9 equity awards will vest in full upon a qualifying termination of employment that occurs during the period beginning three months before and ending 12 months after the closing date.

For an estimate of the amounts that would be payable to each of Five9’s named executive officers on settlement of their unvested Five9 equity awards, see the section entitled “—Merger-Related Compensation—Golden Parachute Compensation” below. All of Five9’s executive officers are named executive officers. The estimated aggregate amount that would be payable to Five9’s nine non-employee directors in settlement of their 14,677 Five9 RSU awards that are currently outstanding is $2,793,180. None of Five9’s non-employee directors hold unvested Five9 options. The amounts in this paragraph are determined using a per share price of Five9 common stock of $190.31 (the average closing price of a share of Five9 common stock over the first five business days following the first public announcement of the merger), and assume that the closing date occurs on August 2, 2021.

Retention RSU Awards

In connection with entering into the merger agreement, Five9 has granted retention awards in the form of Five9 RSU awards to Messrs. Zwarenstein, Burkland, and Welch (which we refer to as the “Five9 retention awards”). Each Five9 retention award will vest as to one-third of the underlying units on the closing date, the 9-month anniversary of the closing date, and the 18-month anniversary of the closing date, subject to the executive’s continued employment through the applicable vesting date. The Five9 retention awards will be treated like other Five9 RSU awards in connection with the transaction as described below in the section entitled “The Merger Agreement—Treatment of Five9 Equity Awards.” The Five9 retention awards are also subject to accelerated vesting as described below in the section entitled “—Change of Control Severance Benefits” pursuant to the terms of the severance plan.

Change of Control Severance Benefits

Each of Five9’s executive officers participates in Five9’s 2019 Key Employee Severance Benefit Plan (which we refer to as the “severance plan”) that provides for severance and accelerated vesting benefits in connection with certain terminations of employment. In connection with the merger agreement and contingent upon the closing of the merger, Rowan Trollope has entered into an employment offer letter with Zoom pursuant to which Mr. Trollope will receive certain severance and accelerated vesting benefits and has waived any severance or benefits to which he would have otherwise been entitled under the severance plan and has acknowledged and agreed that his acceptance of the employment offer letter and his terms and conditions of employment do not constitute a “constructive termination” or any other triggering event under his existing agreements with Five9. However, Mr. Trollope will remain eligible for benefits under the severance plan until his employment offer letter with Zoom is effective upon the closing of the merger. For more details, see the section entitled “—New Compensation Arrangements with Zoom.”

Under the severance plan, if an executive’s employment with Zoom is terminated by Zoom (or by Five9 during the period beginning three months before the change in control) without cause (other than due to death or disability) or by the executive pursuant to a “constructive termination” (as defined in the severance plan), and such qualifying termination occurs during the period beginning three months before and ending 12 months after a change in control of Five9, then the executive is eligible to receive (as applicable):

•

a lump sum cash payment equal to 18 months (in the case of Mr. Trollope), 15 months (in the case of Barry Zwarenstein), or 12 months (in the case of Daniel Burkland and Scott Welch) of the executive’s then-current base salary and target annual bonus opportunity;

•

either payment of the premiums for continued post-termination health insurance coverage, or continued coverage under Five9’s health insurance plans for up to 18 months (in the case of Mr. Trollope), 15 months (in the case of Mr. Zwarenstein), or 12 months (in the case of Messrs. Burkland and Welch); and

•	full accelerated vesting of the executive’s then-outstanding and unvested equity awards.

Each executive must execute and deliver an effective release of claims and continue to comply with any applicable restrictive covenants in order to receive the payments and benefits provided for under the severance plan.

In addition, in connection with entering into the merger agreement, the Five9 board adopted a policy providing that if an employee’s (including an executive officer) employment terminates due to death or disability at any time following a change in control of Five9, then the vesting of all unvested and outstanding equity awards that such employee held as of immediately before the change in control (as assumed, substituted, or converted in the change in control) shall fully accelerate as of immediately before the employee’s termination of employment.

Cash Incentive Bonuses and Other Misc. Payments

The ancillary agreements under the merger agreement provide that if the closing of the merger occurs in 2021, then, effective the day before the closing date, Five9 will pay to its then-current employees who participate in a periodic cash incentive plan for fiscal year 2021 (including Five9’s Executive Incentive Compensation Plan, in which Five9’s executive officers participate) a bonus for the applicable performance period in which the closing date occurs, calculated based on 120% of target performance and prorated for the portion of the applicable performance period that has elapsed as of the closing date; provided, however, that if the closing occurs in 2022, Zoom shall, or shall cause Five9 to, pay its then-current employees who participate in a periodic cash incentive plan for fiscal year 2021 (including Five9’s Executive Incentive Compensation Plan, in which Five9’s executive officers participate), a cash payment equal to the prorated portion of the applicable bonus prorated from the end of the calendar quarter immediately preceding the closing through the end of the calendar quarter in which the closing occurs (regardless of whether the applicable performance period is quarterly), to the extent such portion is unpaid as of the closing, determined at a performance level of 120% of target performance.

In lieu of assuming the obligations to provide health benefits (or a yearly cash payment) under Michael Burkland’s Chairman of the Board Agreement with Five9, Zoom will pay to Mr. Burkland a $450,000 lump sum cash payment within 10 days following the closing of the merger.

Sections 280G and 4999 of the Code

If Five9 determines that an executive officer may become subject to an excise tax under Section 4999 of the Code in relation to “parachute payments” under Section 280G of the Code, and if the closing of the merger will occur in 2022, then in order to mitigate or eliminate such excise taxes, Five9 has the discretion under the merger agreement, in consultation with Zoom, to accelerate into calendar year 2021 the vesting of Five9 RSU awards that would otherwise vest before the closing, and accelerate and pay 2021 bonuses in calendar year 2021 based on a good faith estimate of achievement of actual performance. Additionally, if the foregoing mitigation actions are insufficient to fully mitigate the exposure of potential excise taxes, Five9 may (or in the case of Mr. Trollope, shall) pay amounts to the affected executive officer that are sufficient to gross them up for any such excise taxes (including any excise taxes on such gross-up payments); provided that, except to the extent payments or benefits under a compensatory arrangement with Zoom result in such excise taxes, Five9’s gross-up obligation cannot exceed $7.5 million in the aggregate.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, directors and executive officers of Five9 will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the merger. For more details, see the section entitled “—Indemnification and Insurance.”

New Compensation Arrangements with Zoom

In connection with the merger agreement and contingent upon the closing of the merger, Rowan Trollope has entered into an employment offer letter with Zoom pursuant to which Mr. Trollope will serve as a president of Zoom and Chief Executive Officer of Five9 following the closing. Under the offer letter, Mr. Trollope will be entitled to an annual base salary of $600,000, and will have a target annual bonus opportunity equal to 100% of his annual base salary (with a maximum potential payout of 120% of his annual base salary). Additionally, effective as of the closing, Mr. Trollope will be granted an award of Zoom restricted stock units (which we refer to as a “Zoom RSU award”) with a grant date value of $40 million. The Zoom RSU award will vest as to 50% of the underlying units on the second anniversary of the closing date, and as to the remaining 50% of the underlying units on the third anniversary of the closing date, subject to Mr. Trollope’s continued employment.

The offer letter also provides that, notwithstanding anything to the contrary in the merger agreement, Mr. Trollope’s Five9 options and Five9 RSU awards that are assumed and converted into adjusted options and adjusted RSU awards, respectively, will not vest according to their existing schedule, but instead shall vest in full on the earlier to occur of (i) the first anniversary of the closing date, subject to Mr. Trollope’s continued service, or (ii) Mr. Trollope’s termination of employment without cause.

Additionally, if Zoom undergoes a change in control and Mr. Trollope’s employment is terminated without cause or he resigns for good reason (each as defined in the offer letter) upon or within one year following the date of the change in control of Zoom, he will be eligible for the following:

•	a lump sum cash payment equal to 18 months of his then-current base salary;

•	a lump sum cash payment equal to 150% of his annual incentive compensation target;

•	payment of the premiums for his continued post-termination health insurance coverage for up to 18 months; and

•	full accelerated vesting of his then-outstanding and unvested equity awards that were granted under Zoom’s equity incentive plan.

Mr. Trollope must execute and deliver an effective release of claims and continue to comply with the terms of the offer letter in order to receive the payments and benefits set forth above (other than the equity acceleration benefits).

Merger-Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Five9’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to the named executive officers at the completion of the merger or on a qualifying termination of employment upon or following the consummation of the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Five9’s stockholders. The “named executive officers” are the individuals listed as such in Five9’s most recent annual proxy statement.

The table below assumes that:

•	the closing of the merger occurs on August 2, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	the number of unvested Five9 awards held by the named executive officers is as of August 2, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement, and excludes any additional grants that may occur following such date and any awards that are expected to vest or be paid in accordance with their terms following such date, except that the number of unvested Five9 awards also includes the Five9 retention awards (which were granted shortly after August 2, 2021);

•

the employment of each named executive officer will terminate immediately following the closing without cause or due to a constructive termination entitling the named executive officer to receive severance payments and benefits under the severance plan (except for Mr. Trollope since he is only entitled to severance benefits following a Change in Control of Zoom following the closing of the merger);

•	the named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of the date of this filing;

•

the per share merger consideration is equal to $190.31 (the average closing price of a share of Five9 common stock over the first five business days following the first public announcement of the merger); and

•	no named executive officer enters into a new agreement or is otherwise legally entitled to, before the effective time, additional compensation or benefits.

For purposes of the footnotes to the table below, “single trigger” refers to benefits that arise solely as a result of the completion of the merger, and “double trigger” refers to benefits that require two conditions, which are the completion of the merger (or in the case of Mr. Trollope, a change in control of Zoom) and a qualifying termination. Payments of double trigger benefits are contingent on the named executive officer delivering an effective release of claims in favor of Five9 (except Mr. Trollope, who is not eligible for such severance benefits following the closing) and continuing to comply with any applicable restrictive covenants, as described above in the section entitled “ —Change of Control Severance Benefits.”

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Rowan Trollope	71,156	25,055,668	—	22,918,037	48,044,861
Barry Zwarenstein	907,283	15,354,814	35,064	—	16,297,161
Daniel Burkland	777,837	14,338,379	40,047	—	15,156,263
Scott Welch	600,243	11,061,786	40,047	—	11,702,076

(1)

Cash. For each named executive officer, represents (i) in the case of Messrs. Zwarenstein, Burkland and Welch, the double trigger cash severance that he is eligible to receive pursuant to the severance plan upon a qualifying termination of employment that occurs within the period beginning three months before and ending 12 months after a change in control of Five9, as described above in the section entitled “ —Change of Control Severance Benefits,” and (ii) prorated bonuses for the second half of fiscal year 2021 as of the closing under the Executive Incentive Compensation Plan, based on 120% of target performance, as described above in the section entitled “ —Cash Incentive Bonuses and Other Misc. Payments.” The prorated bonuses are single trigger benefits. Effective as of the closing, Mr. Rowan is not eligible for any severance benefits under the severance plan and instead is only eligible for severance benefits upon a subsequent change in control of Zoom and Mr. Trollope’s employment is terminated without cause or he resigns for good reason (each as defined in the offer letter) upon or within one year following the date of the change in control of Zoom, as described above under “ —New Compensation Arrangements with Zoom.” Since such severance is not contingent on this transaction, but instead a subsequent transaction involving Zoom, his severance payments have not been included.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column:

Name	Salary Severance ($)	Bonus Severance ($)	Prorated Bonus ($)
Rowan Trollope	—	—	71,156
Barry Zwarenstein	500,000	375,000	32,283
Daniel Burkland	410,000	332,100	35,737
Scott Welch	361,000	216,000	23,243

(2)

Equity. Amounts represent the value of unvested equity awards held by each named executive officer that would be accelerated under the severance plan, in the case of Messrs. Zwarenstein, Burkland and Welch, upon a termination of employment without cause or constructive termination within the period beginning three months before and ending 12 months after a change in control of Five9, as described above in the section entitled “ —Change of Control Severance Benefits.” In the case of Mr. Trollope, amounts represent the value of Mr. Trollope’s Five9 options and Five9 RSU awards that are assumed and converted into adjusted options and adjusted RSU awards that will vest in full on Mr. Trollope’s termination of employment without cause, as described above in the section entitled “ —New Compensation Arrangements with Zoom.”

The value of the first tranche (one-third) of the Five9 retention awards to Messrs. Zwarenstein, Burkland, and Welch are single trigger, in that they will vest upon the effective time. The remaining amounts (including the remaining tranches (two-thirds) of the Five9 retention awards) are double trigger benefits, in that they will vest only if the named executive officer experiences a qualifying termination of employment following the effective time (or otherwise vest in accordance with their terms).

The following table quantifies the value of the unvested Five9 options and Five9 RSU awards included in the aggregate total reported in the column, which are separately identified as single trigger or double trigger benefits. The estimated value of unvested Five9 options in the table below equals the number of net shares underlying the option, multiplied by $190.31. The estimated value of Five9 RSU awards in the table below equals the number of shares of Five9 common stock underlying the award, multiplied by $190.31.

Name	Unvested Options (Double Trigger) ($)	Unvested RSUs (Single Trigger) ($)	Unvested RSUs (Double Trigger)
Rowan Trollope	5,727,023	—	19,328,645
Barry Zwarenstein	4,677,288	219,996	10,457,530
Dan Burkland	3,935,091	233,318	10,169,971
Scott Welch	3,473,561	181,364	7,406,861

(3)

Perquisites/Benefits. For each named executive officer, represents the value of double trigger post-termination healthcare continuation benefits that he is eligible to receive pursuant to the severance plan, in the case of Messrs. Zwarenstein, Burkland and Welch, upon a qualifying termination of employment that occurs within the period beginning three months before and ending 12 months after a change in control of Five9, as described above in the section entitled “ —Change of Control Severance Benefits.” Effective as of the closing, Mr. Rowan is not eligible for any severance benefits under the severance plan and instead is only eligible for severance benefits upon a subsequent change in control of Zoom and Mr. Trollope’s employment is terminated without cause or he resigns for good reason (each as defined in the offer letter) upon or within one year following the date of the change in control of Zoom, as described above under “ —New Compensation Arrangements with Zoom.” Since such severance, including post-termination healthcare coverage, is not contingent on this transaction, but instead a subsequent transaction involving Zoom, his post-termination healthcare coverage have not been included.

(4)

Amounts represent estimated tax reimbursement payments for excise taxes under Section 4999 of the Code in relation to “parachute payments” under Section 280G of the Code. Each named executive officer may (or in the case of Mr. Trollope, shall) receive a payment from Five9 that is sufficient to gross them up for any an excise tax under Section 4999 of the Code in relation to “parachute payments” under Section 280G of the Code (including any excise taxes on such gross-up payments); provided that, except to the extent payments or benefits under a compensatory arrangement with Zoom result in such excise taxes, Five9’s gross-up obligation cannot exceed $7.5 million in the aggregate. Such tax reimbursements may become payable in connection with the payment of severance (which is a “double trigger” payment) and the bonus awards (which is a “single trigger” payment) as described in footnote (1) above, the equity acceleration (which includes both “double trigger” and “single trigger” payments) described in footnote 2 above, and in connection with the grant of equity awards by Five9 and Zoom to the extent such compensation or equity awards do not constitute reasonable compensation for future services following the closing of the merger (including the Five9 retention awards granted to each named executive officer, besides Mr. Trollope, described in footnote 2 above and Mr. Trollope’s promised Zoom equity award under “—New Compensation Arrangements with Zoom”). Each named executive officer, other than Mr. Trollope, would not currently receive any such tax reimbursements as they are not receiving amounts that would constitute excess parachute payments under Section 280G of the Code. Mr. Trollope’s tax reimbursement assumes that 100% of Mr. Trollope’s promised Zoom equity award is contingent on the merger and does not constitute reasonable compensation for future services following the closing and that Mr. Trollope’s employment is terminated by Zoom without cause immediately following the closing, triggering the equity acceleration (which is “double trigger”) described in footnote 2 above. Five9 believes that a significant portion of Mr. Trollope’s promised Zoom equity award will constitute reasonable compensation for future services following the closing, but has nonetheless included the full amount of such promised award out of an abundance of caution. In the event the merger closes in the first half of 2022 and/or a portion of the promised equity award constitutes reasonable compensation for future services, then Five9 currently estimates that Mr. Trollope may not be receiving amounts that would constitute excess parachute payments under Section 280G of the Code, in which case, he will not receive the tax reimbursements noted in the table above.

Treatment of Five9 Equity Awards

Consideration for Five9 Options in the Merger—Generally

At the effective time, each outstanding and unexercised Five9 option that is held by any former employee of Five9 or any of its subsidiaries or any non-employee director of Five9 immediately prior to the effective time will be cancelled and such holders will be entitled to receive the merger consideration in respect of the net shares covered by the Five9 option (that is, the shares covered by such Five9 option less a number of shares having a value equal to the total exercise price applicable to such option) and less applicable tax withholdings.

At the effective time, all other Five9 options that are outstanding and unexercised immediately prior to the effective time will be assumed and automatically converted into an adjusted option to purchase a number of shares of Zoom Class A common stock determined by multiplying the number of shares of Five9 common stock covered by the Five9 option by the exchange ratio, rounded down to the nearest whole share, at a per share exercise price equal to the per share exercise price of the Five9 option divided by the exchange ratio, rounded up to the nearest whole cent. The adjusted option will otherwise be subject to the same terms and conditions as were applicable to the corresponding Five9 option prior to the effective time, including vesting terms.

Consideration for Five9 Restricted Stock Units in the Merger—Generally

At the effective time, each Five9 RSU award that is outstanding immediately prior to the effective time and held by a non-employee director of Five9 will vest as of the effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Five9 common stock subject to such Five9 RSU award.

At the effective time, each Five9 RSU award (other than any such award held by any non-employee director) will be assumed and converted into an adjusted RSU award with respect to a number of shares of Zoom

Class A common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Five9 common stock subject to the Five9 RSU award by the exchange ratio. Each adjusted RSU award will be subject to the same terms and conditions as were applicable to the corresponding Five9 RSU award prior to the effective time, including vesting terms.

Five9 Employee Stock Purchase Plan

Pursuant to the merger agreement, Five9 has taken action with respect to the ESPP to provide that: (i) with respect to any offering periods in effect as of the date of the merger agreement, no Five9 employee who is not a participant in the ESPP as of the date of the merger agreement may become a participant in the ESPP and no current participant may increase the percentage amount of such participant’s payroll deduction election from that in effect on the date of the merger agreement for the current ESPP offering period; (ii) subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time; (iii) if the current ESPP offering period terminates prior to the effective time, then the ESPP will be suspended and no new offering period shall be commenced under the ESPP prior to the termination of the merger agreement; and (iv) if the current ESPP offering period is in effect at the effective time, then the last day of the current ESPP offering period will be accelerated to a date prior to the closing date as specified by the Five9 board in accordance with the ESPP.

Registration of Zoom Class A Common Stock

Pursuant to the merger agreement, as soon as reasonably practicable after the effective time, Zoom will file one or more appropriate registration statements with the SEC on Form S-8, or any successor or other appropriate forms relating to the shares of Zoom Class A common stock issuable with respect to the adjusted options and adjusted RSU awards. Zoom will use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as any adjusted options and adjusted RSU awards remain outstanding and shall reserve a sufficient number of shares of Zoom Class A common stock for issuance upon exercise or settlement thereof.

Indemnification and Insurance

For six years after the effective time, Zoom must, or must cause the surviving company to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Five9 or its subsidiaries (as applicable), or any indemnification agreements with any indemnified party in existence as of the date of the merger agreement that were provided to Zoom, the indemnified parties against any costs and expenses (including advancing attorneys’ fees and expenses) in connection with any actual or threatened claim, action, investigation, suit or proceedings in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger or any of the other transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, in connection with such person serving as an officer, director, employee or other fiduciary of Five9, any of its subsidiaries or any other person if such service was at the request or for the benefit of Five9 or any of its subsidiaries.

In addition, for a period of six years following the effective time, Zoom is required to maintain in effect the provisions in the organizational documents of Five9 and any indemnification agreements with an indemnified party in existence as of the date of the merger agreement that were provided to Zoom (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of executive officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time, Five9 is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time, with a one-time cost not in excess of 300% of the last aggregate annual premium paid by Five9 for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Five9 may purchase as much coverage as reasonably practicable for such amount.

For additional information, see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Listing of Zoom Class A Common Stock; Delisting and Deregistration of Five9 Common Stock

Zoom will use its reasonable best efforts to cause the shares of Zoom Class A common stock to be issued in the merger to be listed for trading on Nasdaq, and following the effective time, the parties will cooperate in taking, or causing to be taken, all actions necessary to delist the common stock of Five9 from Nasdaq and deregister such shares under the Exchange Act, effectively terminating Five9’s obligations to file periodic reports with the SEC pursuant to the Exchange Act.

Accounting Treatment of the Merger

Zoom and Five9 prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Zoom will be treated as the acquirer for accounting purposes.

Treatment of Indebtedness

For a description of Five9’s existing indebtedness, see Five9’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on July 27, 2021, which is incorporated by reference into this proxy statement/prospectus.

Immediately following the consummation of the merger, Five9’s existing convertible notes will become convertible into the merger consideration for each share of Five9 common stock into which Five9’s convertible notes were convertible immediately prior to the merger, subject to Five9’s right to elect to pay cash instead of any portion of the merger agreement otherwise deliverable upon conversion. For more details on the treatment of Five9’s existing indebtedness under the merger agreement, see the section entitled “The Merger Agreement—Treatment of Indebtedness.”

This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Five9. It does not constitute a prospectus or prospectus equivalent document for any such securities.

Tax Treatment of the Merger

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that each of Five9 and Zoom receives an opinion from its counsel (or applicable replacement counsel) dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Latham & Watkins LLP and Cooley LLP has delivered an opinion to Five9 and Zoom, respectively, to the same effect as the opinions described in the preceding sentence. Each of the foregoing opinions of counsel is or will be based on, among other things, certain facts and representations, each made by officers of Five9 and Zoom, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Five9 or Zoom from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) will be treated as if they sold their Five9 common stock in a fully taxable transaction.

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder will generally not recognize any gain or loss for U.S. federal income tax purposes on the receipt of Zoom Class A common stock in exchange for Five9 common stock in the merger, except that such holder of Five9 common stock will generally recognize gain or loss with respect to cash received in lieu of fractional shares of Zoom Class A common stock.

For additional information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the merger. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement entered into by Zoom, Merger Sub and Five9, a copy of which is attached hereto as Annex A and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The Merger

The merger agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with the DGCL, Merger Sub will be merged with and into Five9 at the effective time. As a result of the merger, the separate existence of Merger Sub will cease and Five9 will continue as the surviving company and a direct, wholly owned subsidiary of Zoom.

Completion and Effectiveness of the Merger

Under the merger agreement, the closing of the merger will take place by electronic exchange of deliverables, as promptly as practicable following, and in any case no later than the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing), unless another date or place is agreed to in writing by Zoom and Five9. For more information on the conditions to the merger, please see the section entitled “—Conditions to the Merger.” We refer to the date on which the completion of the merger occurs as the “closing date.”

On the closing date, the parties will cause a certificate of merger with respect to the merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made under the DGCL in connection with the merger. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. At the effective time, all of the property, rights, privileges, immunities, powers and franchises of Five9 and Merger Sub will vest in Five9 as the surviving company, and all of the liabilities, obligations and duties of Five9 and Merger Sub will become liabilities, obligations and duties of Five9 as the surviving company.

Merger Consideration

At the effective time:

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by virtue of the merger and without any action on the part of Zoom, Five9 or Merger Sub or holders of any securities of Five9 or of Merger Sub, subject to any applicable withholding tax, each share of Five9 common stock issued and outstanding immediately prior to the effective time (other than any cancelled shares (as defined below) or converted shares (as defined below)) will be automatically cancelled and converted into the right to receive 0.5533 shares of Zoom Class A common stock, with cash in lieu of any fractional shares of Zoom Class A common stock, without interest;

•

each share of Five9 common stock issued and outstanding immediately prior to the effective time that is owned or held in treasury by Five9 or is owned by Zoom or Merger Sub will be cancelled without any consideration delivered in exchange therefor (which we refer to as the “cancelled shares”);

•

each share of Five9 common stock issued and outstanding immediately prior to the effective time that is owned by any direct or indirect wholly owned subsidiary of Zoom (other than Merger Sub) or of Five9 (which we refer to as the “converted shares”) shall be converted into such number of shares of common stock of the surviving company equal to the product of (i)(x) the number of shares of Five9 common stock held by such subsidiary immediately prior to the effective time, divided by (y) the number of shares of Five9 common stock outstanding immediately prior to the effective time, and (ii) the total number of common shares of the surviving company (which we refer to as the “surviving company stock”) outstanding immediately after the consummation of the merger; and

•

each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will automatically be converted into and become one fully paid and nonassessable common share of surviving company stock.

All such shares of Five9 common stock, when so converted, will cease to be issued and outstanding and will automatically be cancelled and cease to exist. Each holder of a share of Five9 common stock that was outstanding immediately prior to the effective time will cease to have any rights with respect thereto, except the right to receive the merger consideration to which such holder is entitled by virtue of the merger and any dividends or other distributions payable to such holder with respect to such shares upon such surrender.

In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of Five9 common stock in connection with the merger. For more information, see the section entitled “No Appraisal Rights.”

Fractional Shares

Zoom will not issue fractional shares of Zoom Class A common stock in the merger. Instead, each holder of Five9 common stock who otherwise would be entitled to receive fractional shares of Zoom Class A common stock (after aggregating all shares of such holder) will be entitled to an amount in cash, without interest, equal to such fraction of a share of Zoom Class A common stock to which such holder would otherwise be entitled multiplied by the Zoom trading price, rounded to the nearest whole cent.

Exchange of Five9 Common Stock for the Merger Consideration

Zoom anticipates retaining Computershare Trust Company, N.A., as the depositary and exchange agent for the merger to handle the exchange of Five9 common stock for the merger consideration.

Book-Entry Shares

No holder of book-entry shares of Five9 common stock will be required to deliver a certificate or letter of transmittal or surrender such book-entry shares of Five9 common stock to the exchange agent to receive the merger consideration. In lieu thereof, each book-entry share of Five9 common stock will automatically upon the effective time be entitled to receive, and Zoom will cause the exchange agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the effective time the merger consideration (including cash in lieu of any fractional shares of Zoom Class A common stock), and the payment of any dividends or other distributions, without interest, with respect to such shares of Five9 common stock which prior to the exchange of such shares of Five9 common stock had become payable with respect to the shares of Zoom Class A common stock issuable as merger consideration.

No Interest

No interest will be paid or will accrue on any portion of the merger consideration payable upon surrender of or in respect of any Five9 share.

Termination of Rights

At the effective time, the stock transfer books of Five9 will be closed immediately, and there will be no further registration of transfers on the stock transfer books of Five9 of any shares of Five9 common stock that were outstanding immediately prior to the effective time. After the effective time, each share of Five9 common stock that has not been surrendered will represent only the right to receive, upon such surrender, the merger consideration to which such holder is entitled by virtue of the merger and any dividends or other distributions payable to such holder with respect to such shares upon such surrender.

Treatment of Five9 Equity Awards

Consideration for Five9 Options in the Merger—Generally

At the effective time, each outstanding and unexercised Five9 option that is held by any former employee of Five9 or any of its subsidiaries or any non-employee director of Five9 immediately prior to the effective time will be cancelled and such holders will be entitled to receive the merger consideration in respect of the net shares covered by such Five9 option (that is, the shares covered by such Five9 option less a number of shares having a value equal to the total exercise price applicable to such option) and less applicable tax withholdings.

At the effective time, all other Five9 options that are outstanding and unexercised immediately prior to the effective time will be assumed and automatically converted into an adjusted option to purchase a number of shares of Zoom Class A common stock determined by multiplying the number of shares of Five9 common stock covered by the Five9 option by the exchange ratio, rounded down to the nearest whole share, at a per share exercise price equal to the per share exercise price of the Five9 option divided by the exchange ratio, rounded up to the nearest whole cent. The adjusted option will otherwise be subject to the same terms and conditions as were applicable to the corresponding Five9 option prior to the effective time, including vesting terms.

Consideration for Five9 Restricted Stock Units in the Merger—Generally

At the effective time, each Five9 RSU award that is outstanding immediately prior to the effective time and held by a non-employee director of Five9 will vest as of the effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Five9 common stock subject to such Five9 RSU award.

At the effective time, each Five9 RSU award (other than any such award held by any non-employee director) will be assumed and converted into an adjusted RSU award with respect to a number of shares of Zoom Class A common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Five9 common stock subject to the Five9 RSU award by the exchange ratio. Each adjusted RSU award will be subject to the same terms and conditions as were applicable to the corresponding Five9 RSU award prior to the effective time, including vesting terms.

Five9 Employee Stock Purchase Plan

Pursuant to the merger agreement, Five9 has taken action with respect to the ESPP to provide that: (i) with respect to any offering periods in effect as of the date of the merger agreement, no Five9 employee who is not a participant in the ESPP as of the date of the merger agreement may become a participant in the ESPP and no current participant may increase the percentage amount of such participant’s payroll deduction election from that in effect on the date of the merger agreement for the current ESPP offering period; (ii) subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time; (iii) if the current ESPP offering period terminates prior to the effective time, then the ESPP will be suspended and no new offering period shall be commenced under the ESPP prior to the termination of the merger agreement; and (iv) if the current ESPP offering period is in effect at the effective time, then the last day of the current ESPP offering period will be accelerated to a date prior to the closing date as specified by the Five9 board in accordance with the ESPP.

Registration of Zoom Class A Common Stock

Pursuant to the merger agreement, as soon as reasonably practicable after the effective time, Zoom will file one or more appropriate registration statements with the SEC on Form S-8, or any successor or other appropriate forms, relating to the shares of Zoom Class A common stock issuable with respect to the adjusted options and adjusted RSU awards. Zoom will use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for as long as any adjusted options and adjusted RSU awards remain outstanding and shall reserve a sufficient number of shares of Zoom Class A common stock for issuance upon exercise or settlement thereof.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Five9 with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement;

•	requisite stockholder approval;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC reports and filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	compliance with laws and permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	litigation, orders;

•	intellectual property;

•	privacy and data protection;

•	real property, assets;

•	material contracts;

•	environmental matters;

•	customers, suppliers, resellers;

•	insurance;

•	information supplied for SEC filings;

•	opinion of financial advisor;

•	takeover statutes;

•	related party transactions; and

•	finders and brokers.

The merger agreement also contains customary representations and warranties of Zoom and Merger Sub, including with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC reports and filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	absence of changes or events;

•	compliance with laws and permits;

•	litigation, orders;

•	information supplied for SEC filings;

•	valid issuance of Zoom Class A common stock in the merger;

•	finders and brokers;

•	Five9 common stock ownership;

•	activity of Merger Sub; and

•	tax matters.

Certain representations and warranties contained in the merger agreement are qualified by “material adverse effect,” as described below. The representations and warranties contained in the merger agreement will expire at the effective time. The representations, warranties and covenants made by Five9 in the merger agreement are qualified by information contained in Five9’s confidential disclosure letter delivered to Zoom in connection with the execution of the merger agreement and by filings that Five9 has made with the SEC since January 1, 2019 and publicly available before July 16, 2021 (the date of the merger agreement). The representations, warranties and covenants made by Zoom and Merger Sub in the merger agreement are qualified by information contained in Zoom’s confidential disclosure letter delivered to Five9 in connection with the execution of the merger agreement and by filings that Zoom has made with the SEC since January 1, 2019 and publicly available before July 16, 2021 (the date of the merger agreement). The representations, warranties and covenants of each party in the merger agreement were made only for the purposes of, and were and are solely for the benefit of the parties to, the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure letters made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to holders of Five9 common stock. Accordingly, the representations and warranties may not describe the actual state of affairs as of July 16, 2021 (the date of the merger agreement), or at any other time. The representations and warranties are intended to provide Five9 stockholders with information regarding the terms of the merger agreement and not to provide Five9 stockholders with any other factual information regarding the parties or their respective businesses. These confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the merger agreement. Holders of Five9 common stock are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Five9 or any of its affiliates or of Zoom or any of its affiliates.

Material Adverse Effect

A “material adverse effect” with respect to Zoom or Five9 means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of such party and its subsidiaries, taken as a whole, except that no such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred:

(a)

any changes after July 16, 2021 (the date of the merger agreement) in U.S., regional, global or international economic conditions, including any changes after July 16, 2021 (the date of the merger agreement) affecting financial, credit, foreign exchange or capital market conditions;

(b)	any changes after July 16, 2021 (the date of the merger agreement) in conditions in any industry or industries in which Five9, Zoom or their subsidiaries operate;

(c)

any changes after July 16, 2021 (the date of the merger agreement) in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world;

(d)	any changes after July 16, 2021 (the date of the merger agreement) in GAAP or the interpretation thereof;

(e)	any changes after July 16, 2021 (the date of the merger agreement) in applicable law or the interpretation thereof;

(f)

any failure by such party to meet any internal or published projections, estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account);

(g)

any acts of terrorism or sabotage, war (whether or not declared), epidemics or pandemics (including the COVID-19 pandemic, and any escalations, worsening, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of July 16, 2021 (the date of the merger agreement);

(h)	the execution and delivery of the merger agreement, the identity of Zoom, Five9 or any of their subsidiaries, as applicable, the pendency or consummation of the merger agreement, the transactions contemplated by the merger agreement, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement, in each case, only to the extent resulting from the execution and delivery of the merger agreement, the identity of Zoom, Five9 or any of their subsidiaries, as applicable, the pendency or consummation of the merger agreement, the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, as applicable (except that this clause (h) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of the merger agreement, the pendency or consummation of the transactions contemplated by the merger agreement or to address the consequences of litigation); and

(i)

any action or failure to take any action which action or failure to act is requested in writing by the other party or otherwise expressly required by the terms of the merger agreement (other than pursuant to Five9’s covenant to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice until the earlier of the effective time or the date (if any) the merger agreement is terminated); provided that, with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (g), if such change, effect, development, circumstance, condition, state of facts, event or occurrence has had a disproportionate adverse effect on such party relative to other companies operating in the industry or industries in which Five9, Zoom or their subsidiaries operate, then only the incremental disproportionate adverse effect of such change, effect, development, circumstance, condition, state of facts, event or occurrence will be taken into account for the purpose of determining whether a “material adverse effect” exists or has occurred.

Conduct of Business Before Completion of the Merger

Restrictions on Five9’s Operations

The merger agreement provides for certain restrictions on Five9’s and its subsidiaries’ activities until the earlier of the effective time or the date (if any) the merger agreement is terminated. In general, except as set forth in Five9’s confidential disclosure letter, specifically permitted or required by the merger agreement, required by applicable law or consented to in writing by Zoom (which, in certain specified cases, may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Five9 and each of its subsidiaries is required to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, including by (i) preserving intact its and their present business organizations, goodwill and ongoing business, (b) keeping available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (c) preserving its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, governmental entities, employees and other persons with whom it and they have material business relations. In addition, except as set forth in Five9’s confidential disclosure letter, specifically permitted or required by the merger agreement, required by applicable law or consented to in writing by Zoom (which, in certain specified cases, may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Five9 must not and must cause each of its subsidiaries not to, directly or indirectly:

•	amend, modify, waive, rescind, change or otherwise restate Five9’s or any of its subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Five9 or any of its subsidiaries) (other than dividends or distributions made by any wholly owned subsidiary of Five9 to Five9 or any wholly owned subsidiary of Five9);

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enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

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split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (a) the acceptance of shares of Five9 common stock as payment of the exercise price of Five9 options or for withholding taxes in respect of Five9 equity awards or (b) any such transaction involving only wholly owned subsidiaries of Five9;

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issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in Five9 or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

•

take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Five9 equity award under any existing Five9 equity plan (except as otherwise provided by the express terms of any Five9 equity award), other than (a) issuances of Five9 common stock in respect of any exercise of Five9 options outstanding on the date of the merger agreement or the vesting or settlement of Five9 equity awards outstanding on the date of the merger agreement, in all cases in accordance with their respective terms as of the date of the merger agreement, (b) issuances of Five9 common stock in respect of any awards outstanding under the ESPP in respect of the current ESPP offering periods, (c) sales of shares of Five9 common stock pursuant to the exercise of Five9 options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Five9 equity awards in order to satisfy tax withholding obligations or (d) transactions solely between Five9 and its wholly owned subsidiaries or between such wholly owned subsidiaries;

•

except as required by any Five9 benefit plan in existence as of the date of the merger agreement and set forth in Five9’s confidential disclosure letter, (a) increase the compensation or benefits payable or to become payable to any Five9 director, executive officer, employee or independent contractor; (b) grant to any Five9 director, executive officer, employee or independent contractor any increase in severance or termination pay; (c) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation (including any spot bonuses or similar bonuses) to any of Five9’s directors, executive officers, employees or independent contractors; (d) enter into any employment, severance or retention agreement (excluding offer letters entered into with new hires permitted pursuant to clause (h) below in the ordinary course of business consistent with past practice that do not provide for severance or change-in-control benefits) with any of Five9’s directors, executive officers, employees or independent contractors; (e) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Five9 benefit plan, except for certain exceptions described in the merger agreement; (f) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Five9 benefit plan; (g) terminate the employment of any Five9 employee at the level of vice president or above, other than for cause; (h) hire any new Five9 employees, except as set forth in Five9’s confidential disclosure letter; or (i) provide any funding for any rabbi trust or similar arrangement;

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acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any person or any business or division thereof, or otherwise engage in any merger, consolidations or business combinations, except for (a) transactions solely between Five9 and its wholly owned subsidiaries or between such wholly owned subsidiaries, or (b) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

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liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Five9 or its subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

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make any loans, advances or capital contributions to, or investments in, any other person, except for (a) loans solely among Five9 and its wholly owned subsidiaries or solely among Five9’s wholly owned subsidiaries, or (b) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

•

sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its material properties, rights or assets (including shares of Five9 or its subsidiaries), except (a) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (b) nonexclusive licenses of Five9’s intellectual property entered into in the ordinary course of business consistent with past practice with customers or resellers of Five9 or its subsidiaries, and (c) pursuant to transactions solely among Five9 and its wholly owned subsidiaries or solely among such wholly owned subsidiaries;

•	terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by Five9 or any of its subsidiaries of any open source software;

•

enter into or become bound by, or amend, modify, terminate or waive any contract related to the acquisition or disposition or granting of any license with respect to material intellectual property, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any of Five9’s material intellectual property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than (a) nonexclusive licenses of Five9’s intellectual property entered in the ordinary course of business consistent with past practice with customers or resellers of Five9 or its subsidiaries and (b) amendments and modifications, in each case, to existing exclusive, limited distribution rights for Five9 products made or entered into in the ordinary course of business consistent with past practice;

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(a) enter into certain specified types of material contracts or any other material contract outside of the ordinary course of business consistent with past practice, (b) materially modify, materially amend, extend or terminate any material contract (other than non-renewals occurring in the ordinary course of business), or, other than in the ordinary course of business consistent with past practice, waive, release or assign any rights or claims thereunder, or (c) modify, amend or terminate, or waive or release or assign any material rights under, any material government bid or submit any new government contract bid that would have been a material government bid if submitted prior to the date of the merger agreement;

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except in accordance with Five9’s capital budget provided to Zoom before the date of the merger agreement, make any capital expenditure or expenditures, enter into agreements or arrangements providing for any capital expenditure or expenditures or otherwise commit to do so;

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commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any claim, litigation, investigation or other proceeding other than the compromise or settlement of any claim, litigation or other proceeding that is not brought by governmental entities and that (a) is for an amount not to exceed, for any such compromise or settlement individually $1,000,000 or in the aggregate, $2,000,000, (b) does not impose any injunctive relief on Five9 or its subsidiaries and does not involve the admission of wrongdoing by Five9, any of its subsidiaries or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Zoom or any of its subsidiaries (including following the effective time, Five9 and its subsidiaries) and (c) does not provide for the license of any intellectual property or the termination, modification or amendment of any license of Five9 intellectual property;

•

make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

•

amend or modify in any material respect any privacy statement of Five9 or any of its subsidiaries (other than any amendment or modification reasonably necessary or advisable to comply with applicable law);

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make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, amend any material tax return, file any U.S. federal, state or foreign income tax return or any other material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments prior to the date of the merger agreement), settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), surrender any right to claim a material refund of taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

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redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any indebtedness solely among Five9 and its wholly owned subsidiaries or solely among such wholly owned subsidiaries;

•	enter into any transactions or contracts with any affiliate or other person that would be required to be disclosed by Five9 under Item 404 of Regulation S-K of the SEC;

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fail to use commercially reasonable efforts to maintain Five9’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of Five9 and its subsidiaries;

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(a) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (b) materially modify or amend or exercise any right to renew any Five9 lease or other lease or sublease of real property, or waive any material term or condition thereof or grant any material consents thereunder, (c) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by Five9, or any interest therein or part thereof, (d) knowingly commit any waste or nuisance on any such property or (e) make any material changes in the construction or condition of any such property, in each case of (b) through (d), other than in the ordinary course of business consistent with past practice;

•	other than the Five9 special meeting, convene any special meeting (or any adjournment or postponement thereof) of the holders of Five9 common stock;

•	terminate or modify or waive in any material respect any right under any material permit;

•	adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement;

•

subject to the exceptions set forth in the merger agreement, take or cause to be taken any action that would reasonably be expected to materially delay, materially impede or prevent the consummation of the transactions contemplated by the merger agreement on or before the outside date;

•

amend, modify, supplement or terminate any convertible notes indenture or certain capped call confirmations or take any action that would result in a change to the conversion rate (as defined in the applicable convertible notes indenture as in effect on July 16, 2021) or a potential adjustment event or otherwise an adjustment to the option entitlement, strike price or cap price (each as defined in the applicable capped call confirmations as in effect on July 16, 2021) (other than as set forth in the merger agreement);

•	fail to use reasonable best efforts to maintain any communications authorizations in full force and effect; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Restrictions on Zoom’s Operations

The merger agreement provides for certain restrictions on Zoom’s and its subsidiaries’ activities until the earlier of the effective time or the date (if any) on which the merger agreement is terminated. In general, except as set forth in Zoom’s confidential disclosure letter, specifically permitted or required by the merger agreement, required by applicable law or consented to in writing by Five9 (which consent may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Zoom must not and must cause its subsidiaries not to, directly or indirectly:

•

amend, modify, waive, rescind, change or otherwise restate the organizational documents of Zoom (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the holders of Five9 common stock, or adversely affect the holders of Five9 common stock relative to other holders of Zoom Class A common stock;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Zoom or any of its subsidiaries), except (i) dividends and distributions paid or made in the ordinary course of business consistent with past practice by Zoom’s subsidiaries to Zoom or any other wholly owned subsidiary of Zoom or (ii) transactions that would require an adjustment to the merger consideration pursuant to the merger agreement and for which the proper adjustment is made;

•

split, combine, subdivide, reduce or reclassify any of its capital stock, except for any such transaction involving only wholly owned subsidiaries of Zoom and any transaction that would require an adjustment to the merger consideration pursuant to the merger agreement and for which the proper adjustment is made;

•	adopt a plan of complete or partial liquidation or dissolution with respect to Zoom, Merger Sub or any direct or indirect parent entity of Merger Sub;

•

acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any person (or any business or division thereof) set forth in Zoom’s confidential disclosure letter that (a) would require (i) the filing by Zoom or any of its subsidiaries of a notification and report form pursuant to the HSR Act with respect to such acquisition or (ii) any pre-closing approvals, consents, waivers or clearances under certain specified antitrust laws with respect to such acquisition and (b) would reasonably be expected under the antitrust or competition laws of the U.S. and certain specified jurisdictions to (and actually does) cause material additional substantive review of the merger that would prevent (i) any waiting period (or extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act from expiring or terminating prior to the outside date or (ii) Zoom or Merger Sub from obtaining, prior to the outside date, any of the required pre-closing approvals, consents, waivers or clearances applicable to the transactions contemplated by the merger agreement under the competition or antitrust laws in certain jurisdictions;

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Five9 Special Meeting and Board Recommendation

The merger agreement requires Five9 to (a) as promptly as practicable following effectiveness of the registration statement of which this proxy statement/prospectus forms a part, duly call, set a record date for, give notice of, convene (in any event on a date within 45 days of the effectiveness of this registration statement, subject to adjournment or postponement) and hold a meeting of its stockholders for the purpose of seeking the Five9 stockholder approval, (b) submit the merger proposal to its stockholders at such meeting and (c) not submit any other proposal in connection with such meeting (other than the merger-related compensation proposal and, if necessary or appropriate, the adjournment proposal) without the prior written consent of Zoom. Five9 is only entitled to adjourn or postpone the special meeting without Zoom’s consent (x) after consultation with Zoom, if adjournment or postponement is necessary to ensure any supplement or amendment to this proxy statement/prospectus or the registration statement required by law is provided to stockholders within a reasonable amount of time in advance of the special meeting, or (y) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the special meeting or to obtain approval of the merger proposal (to allow additional time for solicitation of proxies for purposes of obtaining a quorum or to obtain approval of the merger proposal), subject to certain limits on the number and length of such adjournments or postponements. In addition, Zoom has the right to require Five9 to effect up to two adjournments or postponements for a period up to 20 business days in the aggregate under the circumstances described in the foregoing clause (y) so long as no resulting change in the record date would be required.

Five9 will use its reasonable best efforts to (A) solicit from the Five9 stockholders proxies in favor of the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement and (B) take all other action necessary or advisable to secure the Five9 stockholder approval, including, unless the Five9 board has validly made a change of recommendation in accordance with the terms of the merger agreement, by communicating to the Five9 stockholders the Five9 board recommendation and including the Five9 board recommendation in this proxy statement/prospectus.

Even if an adverse recommendation change has been made pursuant to the terms of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the Five9 special meeting will be convened and the merger agreement will be submitted to the Five9 stockholders for approval at the Five9 special meeting, and the obligations of the parties under the merger agreement will continue in full force and effect and will not be affected by the commencement, public proposal, public disclosure or communication to Five9 of any acquisition proposal, as defined below under the section entitled “—No Solicitation of Other Offers by Five9.”

No Appraisal Rights

Stockholders are not entitled to appraisal rights under Delaware law in connection with the merger transaction. See the section entitled “No Appraisal Rights.”

No Solicitation of Other Offers by Five9

Under the terms of the merger agreement, subject to certain exceptions described below, Five9 has agreed that, from July 16, 2021 (the date of the merger agreement) until the earlier of the effective time or the date (if any) on which the merger agreement is terminated, Five9 will not and will cause its subsidiaries, and its and their respective officers and directors not to, and Five9 will use reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

(a)

solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would be reasonably expected to lead to an acquisition proposal (as defined below);

(b)

participate in any negotiations regarding, or furnish to any person any nonpublic information relating to Five9 or any of its subsidiaries in connection with, an actual or potential acquisition proposal;

(c)	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

(d)

withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Zoom, the Five9 board recommendation, or resolve or agree to take any such action;

(e)

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after the public disclosure of such acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Zoom, such rejection of such acquisition proposal) and reaffirm the Five9 board’s recommendation that Five9 stockholders approve the transactions contemplated by the merger agreement, including the merger, and adopt the merger agreement within such 10-business day period (or, if earlier, by the second business day prior to the Five9 special meeting);

(f)

fail to include the Five9 board’s recommendation that Five9 approve the transactions contemplated by the merger agreement, including the merger, and adopt the merger agreement in this proxy statement/prospectus;

(g)

approve, or authorize, or cause or permit Five9 or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements);

(h)

call or convene a meeting of Five9 stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the transactions contemplated by the merger agreement; or

(i)	resolve or agree to do any of the foregoing.

We refer to each action set forth in clauses (c), (d), (e), (f), and (i) (to the extent clause (i) is related to the foregoing clauses (c), (d) or (e)) above as a “change of recommendation.”

In addition, under the merger agreement, Five9 has agreed that:

•

it will and will cause its subsidiaries, and its and their respective officers and directors to, and Five9 will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, immediately cease any and all existing solicitations, discussions or negotiations with any persons, or provision of any nonpublic information to any persons, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

it will promptly request in writing that each person that previously executed a confidentiality agreement with Five9 in connection with its consideration of an acquisition proposal or a potential acquisition proposal promptly destroy or return to Five9 all nonpublic information furnished by Five9 or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement; and

•	it will terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by such person and its representatives.

Under the merger agreement, Five9 must enforce, and not waive, terminate or modify without Zoom’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Five9 board determines in good faith after consultation with Five9’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, Five9 may, with prior written notice to Zoom, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of the merger agreement) to make, on a confidential basis to the Five9 board, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to Zoom, in each case as contemplated by the merger agreement.

Notwithstanding the prohibitions described above, if Five9 receives, prior to the receipt of the Five9 stockholder approval, an unsolicited bona fide written acquisition proposal that did not result from a breach of Five9’s non-solicitation obligations, then Five9, its subsidiaries and its representatives are permitted to contact the person or any of its representatives who has made such acquisition proposal to clarify the terms and conditions of such acquisition proposal so that Five9 may inform itself about such acquisition proposal. Further, Five9, its subsidiaries and its representatives are permitted to furnish nonpublic information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal, as long as:

•

the Five9 board determines in good faith, after consulting with Five9’s outside legal counsel and financial advisors, that such proposal constitutes, or would reasonably be expected to result in, a superior proposal;

•

the Five9 board determines in good faith, after consulting with Five9’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; and

•

(x) prior to providing any such nonpublic information, the person making the acquisition proposal enters into a confidentiality agreement that contains terms that are no less favorable in the aggregate to Five9 than those contained in the confidentiality agreement between Zoom and Five9 (provided that the confidentiality agreement is not required to include a standstill provision) and that does not in any way restrict Five9 or its representatives from complying with its disclosure obligations under the merger agreement, and (y) Five9 also provides Zoom, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Zoom.

Under the merger agreement, Five9 will notify Zoom promptly (and in any event within 24 hours) of Five9’s or any of Five9’s controlled affiliates’ or its or their respective representatives’ receipt of any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for nonpublic information relating to Five9 or any of its subsidiaries by any person who has made or would reasonably be expected to make any acquisition proposal. The notice must include the identity of the person making the acquisition proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including unredacted copies of all proposals or offers (including any proposed agreements received by Five9 relating to such acquisition proposal) or, if such acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Five9 will keep Zoom reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such acquisition proposal or potential acquisition proposal, and as to the nature of any information requested of Five9 with respect thereto and provide to Zoom copies of all proposals, offers and proposed agreements relating to an acquisition proposal received by Five9 or its representatives or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Five9 also must promptly provide (and in any event within 24 hours) Zoom with any material nonpublic information concerning Five9 provided to any other person in connection with any acquisition proposal that was not previously provided to Zoom. Without limiting the foregoing, Five9 will promptly (and in any event within 24 hours after such determination) inform Zoom in writing if Five9 determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal to the extent otherwise permitted by the merger agreement.

An “acquisition proposal” for purposes of the merger agreement means any offer, proposal or indication of interest from any person or entity, other than a proposal or offer by Zoom or a subsidiary of Zoom, at any time relating to any transaction or series of related transactions involving:

•	any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding Five9 voting or equity securities (whether by voting power or number of shares);

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of any class of outstanding Five9 voting or equity securities (whether by voting power or number of shares);

•

any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction, in each case involving Five9 and any other person or group, pursuant to which the Five9 stockholders immediately prior to such transaction hold less than 85% of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or

•	any sale, lease, exchange, transfer or other disposition to any person or group of more than 15% of the consolidated assets of Five9 and its subsidiaries (measured by fair market value).

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal by a third party which the Five9 board determines in good faith (after consultation with Five9’s outside legal counsel and financial advisors) to be more favorable to Five9 stockholders from a financial point of view than the merger, taking into account all relevant factors, including all the terms and conditions of such proposal or offer (including the merger consideration, conditionality, timing, certainty of financing or regulatory approvals and likelihood of consummation) and the merger agreement, as well as any changes to the terms of the merger agreement proposed by Zoom in response to any acquisition proposal. When determining whether an offer constitutes a superior proposal, references in the definition of the term “acquisition proposal” to “15%” or “85%” will be replaced with references to “80%” and “20%,” respectively.

Change of Recommendation; Match Rights

At any time prior to the receipt of Five9 stockholder approval:

•

the Five9 board may make a change of recommendation in response to an intervening event (as defined below) if the Five9 board has determined in good faith, after consultation with Five9’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; or

•

the Five9 board may make a change of recommendation and cause Five9 to terminate the merger agreement in order to enter into a definitive agreement providing for an unsolicited acquisition proposal that did not result from a breach of Five9’s non-solicitation obligations (subject to payment by Five9 to Zoom of the termination fee described under the section entitled “—Termination Fee” and “—Expenses”), which the Five9 board has determined in good faith after consultation with Five9’s outside legal counsel and financial advisors is a superior proposal, but only if the Five9 board has determined in good faith, after consultation with Five9’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, Five9 must provide Zoom with four business days’ prior written notice advising Zoom that the Five9 board intends to make a change of recommendation. The notice must specify in reasonable detail the reasons for such change of recommendation due to an intervening event, or the material terms and conditions of the acquisition proposal (including a copy of any proposed definitive agreement) for any change of recommendation due to a superior proposal. In each case, Five9 must procure that its representatives negotiate in good faith (solely to the extent Zoom desires to negotiate)

any proposal by Zoom to amend the merger agreement in a manner that would eliminate the need for the Five9 board to make such change of recommendation, and the Five9 board must make the required determination regarding its fiduciary duties again at the end of such four business day negotiation period (after taking into account in good faith the amendments to the merger agreement proposed by Zoom, if any). With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the amount, form or mix of consideration proposed to be received by Five9 stockholders as a result of such superior proposal), Five9 must notify Zoom of each such amendment, revision or change and the applicable four-day business period will be extended until at least three business days after the time that Zoom receives notification of such revision.

An “intervening event” for purposes of the merger agreement means any change, effect, development, circumstance, condition, facts, state of facts, event or occurrence that is material to Five9 and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to Five9 or the Five9 board as of or before July 16, 2021 (the date of the merger agreement), except that in no event will the following events, changes or developments constitute an “intervening event”: (a) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof, (b) changes in the market price or trading volume of the Five9 common stock, the Zoom Class A common stock or any other securities of Five9, Zoom or their respective subsidiaries, or any change in credit rating or the fact that Five9 meets or exceeds (or that Zoom fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (c) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices), (d) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof, or (e) natural disasters, epidemics or pandemics (including the existence and impact of COVID-19).

Nothing in the merger agreement prohibits Five9 or the Five9 board from (a) disclosing to Five9 stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (b) making any “stop, look and listen” communication to Five9 stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (c) making any legally required disclosure to Five9 stockholders with regard to an acquisition proposal, in each case so long as any such actions (x) includes an express reaffirmation of the Five9 board’s recommendation that Five9 stockholders approve the transaction contemplated by the merger agreement, including the merger, and adopt the merger agreement, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a change of recommendation under the merger agreement.

Access

From the date of the merger agreement until the earlier of the effective time or the date (if any) on which the merger agreement is terminated, to the extent permitted by applicable law, Five9 will give, and will cause each of its subsidiaries to give, Zoom and its representatives reasonable access during normal business hours and upon reasonable advance notice to Five9’s offices, properties, contracts, personnel, books and records (so long as such access does not unreasonably interfere with Five9’s business), and Five9 will use reasonable best efforts, and will cause each of its subsidiaries to use reasonable best efforts to furnish as promptly as practicable to Zoom all information (financial or otherwise) concerning Five9’s business, properties, offices, contracts and personnel as Zoom reasonably requests (including information for purposes of transition and integration planning). However, Five9 is not required to provide access to or disclose information that may not be disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to July 16, 2021, in the reasonable good-faith judgement of Five9 would case the loss of any attorney-client, attorney work product or other legal privilege, or in the good-faith judgment of Five9 would violate applicable law; provided that Five9 will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions or privileges.

Tax Matters

Under the merger agreement, none of the parties shall (and each party shall cause its respective subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend to report and, except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, shall report, for U.S. federal income tax purposes, the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties and their respective affiliates and representatives shall promptly notify the other party when such notifying party knows or has reason to believe that the merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and whether the terms of the merger agreement could be reasonably amended in order to facilitate the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code).

Each of the parties shall use its reasonable best efforts and will cooperate in good faith with one another to obtain certain tax opinions from each of Zoom’s and Five9’s counsel (or, with respect to the closing tax opinions, applicable replacement counsel). In connection therewith, each party will deliver to each of Zoom’s and Five9’s counsel (or applicable replacement counsel) a representation letter dated as of the closing date (and as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of Zoom or Five9, as applicable (in each case, the representation letter will contain representations reasonably satisfactory in form and substance to each of Zoom’s and Five9’s counsel and as are reasonably necessary or appropriate to allow each of Zoom’s and Five9’s counsel (or applicable replacement counsel) to provide the opinions specified in the merger agreement).

Treatment of Indebtedness

With respect to Five9’s existing convertible notes and certain derivatives arrangements relating thereto, the merger agreement requires:

•

Five9 and its subsidiaries to take all actions required by, or reasonably requested by Zoom pursuant to, the applicable convertible notes indenture, and applicable law as a result of the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby, including giving notices that may be required or reasonably requested by Zoom, delivering to the trustee, holders or other applicable persons any related documents or instruments required or reasonably requested by Zoom and executing, or causing to be executed, as applicable, prior to or at the effective time one or more supplemental indentures, officer’s certificates and opinions of counsel (to the extent required by the trustee pursuant to the applicable convertible notes indenture), in each case in form and substance reasonably acceptable to Zoom and pursuant to the applicable convertible notes indenture;

•

Five9 to make any additional interest payment required by the convertible notes indenture governing Five9’s 0.50% Convertible Senior Notes due 2025 to holders under such convertible notes indenture on the December 1, 2021 interest payment date if the effective time does not occur prior to December 1, 2021; and

•

Five9 to (i) take all actions reasonably requested by Zoom in connection with making elections under, amending, negotiating adjustments, obtaining waivers or unwinding or otherwise settling the capped call confirmations entered into with respect to its existing convertible notes, (ii) promptly advise Zoom of any notices or other communications with the counterparties to the hedge obligations entered into in connection with the convertible notes evidenced by the capped call confirmations (which we refer to as the “convertible note hedge obligations”) in respect of any settlement or termination thereof or adjustment thereto (including any adjustments arising out of an announcement event (as defined in the applicable capped call confirmations), and (iii) cooperate with Zoom with respect to its efforts to settle, terminate or amend the convertible note hedge obligations and the negotiation of any termination or settlement payment or valuation related thereto or the negotiation of any amendment thereto, as applicable (and the merger agreement prohibits Five9 from taking certain actions set forth in the merger agreement relating to the capped call transactions).

Regulatory Approvals Required For the Merger

Under the merger agreement, Zoom and Five9 are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, including:

•

preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the merger agreement; and

•

taking all steps as may be necessary, subject to the limitations in the merger agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Further, Zoom and Five9 each agree to:

•

make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable, and in any event within 10 business days after the date of the merger agreement (unless a later date is mutually agreed between the parties), and supply as promptly as reasonably practicable and advisable additional information and documentary materials that may be requested pursuant to the HSR Act and to take other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as reasonably practicable;

•

make all other necessary filings as promptly as reasonably practicable, and supply as promptly as reasonably practicable and advisable additional information and documentary materials that may be requested under antitrust law; and

•

submit all notices, filings or applications with any applicable governmental entities required to obtain (i) the communications approvals and (ii) any other required consents for the transfer of control of communications approvals with respect to the transactions contemplated by the merger agreement, in each case no later than ten (10) business days after the date of the merger agreement (unless a later date is mutually agreed between the parties).

Notwithstanding the foregoing, none of Zoom, Merger Sub or any of their respective subsidiaries is required to, and Five9 may not and may not permit any of its subsidiaries to, without the prior written consent of Zoom, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Five9, the surviving company, Zoom, Merger Sub or any of their respective subsidiaries, (2) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Five9, the surviving company, Zoom, Merger Sub or any of their respective subsidiaries or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business, or any assets of Five9, the surviving company, Zoom, Merger Sub or any of their respective subsidiaries, other than to the extent the actions specified in clauses (2) and (3) would, individually or in the aggregate, have no greater than a de minimis impact (including the cost and/or time associated with complying with such actions) on Zoom, Five9, or the strategic and/or financial benefits of the transactions contemplated by the merger. However, if requested by Zoom, Five9 or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Five9 or its subsidiaries in the event the merger is completed.

Under the merger agreement, in connection with obtaining, and without limiting the efforts referenced above to obtain, all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the transactions under the HSR Act or any other antitrust law, or any communications laws, as applicable, Zoom and Five9 also agree to:

•

cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry or litigation, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party;

•

promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ, the FTC, the FCC or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any communication received or given in connection with any proceeding by a private party; and

•

permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or video conference with, the DOJ, the FTC, the FCC or any other applicable governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC, the FCC or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or video conferences with the DOJ, the FTC, the FCC or any other governmental entity or other person.

Notwithstanding the foregoing, if there is a dispute concerning strategy with respect to any such filing, submission, investigation, inquiry, proceeding, communication or meeting, either between the parties or the parties’ counsel, the preceding three bullets shall continue to apply except that Zoom shall control strategy for obtaining all such waiting period expirations or terminations, consents, clearances, communications approvals (so long as such control of strategy does not contravene applicable communications laws), waivers, licenses, orders, registrations, approvals, permits and authorizations.

Employee Matters

Under the merger agreement, Zoom will assume, honor and fulfill all of Five9’s benefit plans in accordance with their terms as in effect immediately prior to the date of the merger agreement or as subsequently amended or terminated as permitted pursuant to the terms of such Five9 benefit plans and the merger agreement.

For a period of 12 months following the effective time, Zoom will provide to each employee of Five9 and its subsidiaries who becomes an employee of Zoom or its subsidiaries as of the effective time (whom we refer to as the “continuing employees”), (a) a base salary or wage rate, as applicable, and a target annual cash incentive compensation opportunity that, in the aggregate, are no less favorable than those in effect for such continuing employee immediately prior to closing; provided that, each continuing employee will be provided at least the same wage rate or base salary as that in effect for such continuing employee immediately prior to the closing, and (b) employee benefits (including retirement and health and welfare benefits, but excluding cash and equity compensation) that are, in the aggregate, no less favorable that those in effect for similarly situated employees of Zoom and its subsidiaries.

Zoom also has agreed under the merger agreement to take all commercially reasonable efforts to recognize years of service with Five9 or its subsidiaries under all employee benefit plans maintained by Zoom or its affiliates for the benefit of continuing employees, except (i) to the extent that any such recognition would result in a duplication of benefits, (ii) for any purpose under any defined benefit retirement plan, retiree welfare plan, equity-based incentive plan or long-term incentive plan, (iii) for purposes of any plan, program or arrangement under which similarly situated employees of Zoom and its subsidiaries do not receive credit for prior service or (iv) for purposes of any plan that is grandfathered or frozen, either with respect to level of benefits or participation, and to waive certain participation restrictions for continuing employees who become eligible to participate in Zoom welfare plans. Unless otherwise directed by Zoom in writing at least 5 business days prior to the effective time, Five9 will take all necessary actions to terminate its 401(k) plan, with such termination effective as of no later than the date immediately preceding the closing date.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for six years after the effective time, Zoom must, or must cause the surviving company to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Five9 or its subsidiaries (as applicable), or any indemnification agreements with any indemnified party (as defined below) in existence as of the date of the merger agreement that were provided to Zoom, all current and former director and executive officer of Five9 and its subsidiaries (which we refer to as the “indemnified parties”) against any costs and expenses (including advancing attorneys’ fees and expenses) in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger or any of the other transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, in connection with such person serving as an officer, director, employee or other fiduciary of Five9, any of its subsidiaries or any other person if such service was at the request or for the benefit of Five9 or any of its subsidiaries.

In addition, for a period of six years following the effective time, Zoom is required to maintain in effect the provisions in the organizational documents of Five9 and any indemnification agreements with an indemnified party in existence as of the date of the merger agreement that were provided to Zoom (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time, Five9 is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time, with a one-time cost not in excess of 300% of the last aggregate annual premium paid by Five9 for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Five9 may purchase as much coverage as reasonably practicable for such amount.

Other Covenants and Agreements

The merger agreement contains additional covenants and agreements relating to, among other matters:

•

consultation and consent rights regarding any press releases or other public statements with respect to the merger agreement, the merger, or the other transactions contemplated by the merger agreement;

•	certain additional employee and employee benefit matters;

•	certain reporting requirements under Section 16(a) of the Exchange Act;

•	the approval for the listing of the Zoom Class A common stock to be issued in connection with the merger on Nasdaq;

•	the delisting of Five9 common stock;

•	eliminating any applicability of state takeover laws;

•	notice, cooperation and coordination relating to transaction-related litigation, if any;

•

certain actions necessary to satisfy the requirements of the non-exclusive safe harbor rule under Rule 14d-10 with respect to certain payments that have been made or are to be made and certain benefits that have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of Five9, including Five9’s benefit plans; and

•	resignations of Five9 directors.

Conditions to the Merger

The obligations of Zoom and Five9 to effect the merger will be subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by Zoom, Merger Sub and Five9, as the case may be, to the extent permitted by applicable law:

•

Five9 Stockholder Approval—The approval of the merger and the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Five9 common stock;

•

Nasdaq Listing—The approval of the shares of Zoom Class A common stock to be issued in the merger for listing on Nasdaq (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance;

•

Registration Statement—The effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part of and the absence of any stop order or proceeding seeking a stop order;

•

Government Consents—(i) The expiration or termination of the waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act, (ii) the receipt of all other required approvals, consents, waivers or clearances under antitrust or competition laws in Russia, and (iii) the absence of any referral or pending investigation relating to the merger under antitrust or competition laws in certain specified jurisdictions;

•

No Legal Prohibition—No governmental entity of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the effective time, which has the effect of restraining or enjoining or otherwise prohibiting the consummation of the merger; and

•	Communications Approvals—each communications approval shall have been obtained and shall be in full force and effect as of immediately prior to and upon the effective time.

The obligations of Zoom and Merger Sub to consummate the merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Zoom or Merger Sub, as the case may be, to the extent permitted by applicable law:

•

Accuracy of Representations and Warranties—The representations and warranties of Five9 in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect) being true and correct as of July 16, 2021 (the date of the merger agreement), and as of the closing date as though made on and as of the closing date (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Five9 (with such term as described under the section entitled “—Material Adverse Effect”), except that (1) certain representations and warranties related to its qualification, organization and subsidiaries, its authority to enter into the merger agreement, the opinion of Five9’s financial advisor, anti-takeover laws and finders’ and brokers’ fees must be true and correct in all material respects, if not qualified by materiality or material adverse effect, and in all respects, if qualified by materiality or material adverse effect; (2) certain representations and warranties related to its capitalization must be true and correct in all respects, except for any de minimis inaccuracies; and (3) Five9’s representation and warranty that no material adverse effect on Five9 (with such term as described under the section entitled “—Material Adverse Effect”) has occurred since December 31, 2020, must be true and correct in all respects, in each case, as of December 31, 2020 (the date of the merger agreement), and as of the closing date as though made on and as of the closing date (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•

Compliance with Covenants—Performance and compliance in all material respects by Five9 of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the effective time;

•

No Material Adverse Effect—There not having occurred any material adverse effect (with such term as described under the section entitled “—Material Adverse Effect”) with respect to Five9 since July 16, 2021, and that is continuing as of immediately prior to the effective time;

•

Officer Certificate—The receipt by Zoom and Merger Sub of a certificate, dated as of the closing date and signed by the chief executive officer or chief financial officer of Five9, certifying to the effect that the conditions set forth in the three bullet points immediately above have been satisfied; and

•

Tax Opinion—The receipt by Zoom of a written opinion from legal counsel to Zoom (or if such legal counsel to Zoom is unable or otherwise unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Zoom), in form and substance reasonably satisfactory to Zoom, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Five9 to consummate the Merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Five9 to the extent permitted by applicable law:

•

Accuracy of Representations and Warranties—The representations and warranties of Zoom and Merger Sub in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect) being true and correct as of July 16, 2021 (the date of the merger agreement) and as of the closing date as though made on and as of the closing date (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Zoom (with such term as described under the section entitled “—Material Adverse Effect”), except that (1) certain representations and warranties related to its qualification and organization, their respective authority to enter into the merger agreement, and finders and brokers fees must be true and correct in all material respects, if not qualified by materiality or material adverse effect, and in all respects, if qualified by materiality or material adverse effect; (2) certain representations and warranties related to their respective capitalization must be true and correct in all respects, except for any de minimis inaccuracies; and (3) Zoom’s representation and warranty that no material adverse effect on Zoom (with such term as defined in the merger agreement and described under “The Merger Agreement—Material Adverse Effect”) has occurred since January 31, 2021 must be true and correct in all respects;

•

Compliance with Covenants—Performance or compliance in all material respects by Zoom and Merger Sub of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the effective time; and

•

Tax Opinion—The receipt by Five9 of a written opinion from legal counsel to Five9 (or if such legal counsel to Five9 is unable or otherwise unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Five9), in form and substance reasonably satisfactory to Five9, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

Termination by Zoom or Five9

The merger agreement may be terminated at any time before the closing:

•	by mutual written consent of Zoom and Five9; or

•	by either Zoom or Five9, if:

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

the closing has not occurred on or before the outside date, except that (a) if on such outside date all of the conditions to closing, other than certain conditions related to the approval, expiration, termination or receipt of, as applicable, under the HSR Act and the antitrust or competition laws in Russia and communications approvals, the absence of any injunction or other legal prohibition on the consummation of the merger (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other regulatory law or communications condition) and those conditions that by their nature are to be satisfied at closing (but provided that such conditions shall then be capable of being satisfied if the closing were to take place on such date), have been satisfied or validly waived, then the outside date will automatically be extended one time for an additional three months, (b) if on the outside date as so extended pursuant to clause (a), all of the conditions to closing, other than certain conditions related to the approval, expiration, termination or receipt of, as applicable, under the HSR Act and certain specified antitrust laws and communications approvals, the absence of any injunction or other legal prohibition on the consummation of the merger (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other regulatory law or communications approval) and those conditions that by their nature are to be satisfied at closing (but provided that such conditions shall then be capable of being satisfied if the closing were to take place on such date), have been satisfied or validly waived, then the outside date will automatically be extended one time for an additional three months, and (c) if on the outside date extended pursuant to clause (b), all of the conditions to closing, other than certain conditions related to the communications approvals and those conditions that by their nature are to be satisfied at closing (but provided that such conditions shall then be capable of being satisfied if the closing were to take place on such date) have been satisfied or validly waived, then the outside date will automatically be extended one time for an additional three months. This right to terminate the merger agreement will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been a proximate cause of the failure of the transactions to be consummated by the outside date, and such action or failure to act constitutes a material breach of the merger agreement; or

•	the Five9 stockholder approval has not been obtained upon a vote taken thereon at the Five9 special meeting duly convened therefor or at any adjournment or postponement thereof.

Termination by Five9

The merger agreement may be terminated at any time before the closing by Five9 if:

•

the Five9 board effects a change of recommendation and Five9 concurrently enters into a definitive agreement providing for a superior proposal, as long as (1) Five9 has complied in all material respects with its obligations to provide notice and negotiate with Zoom regarding amendments to the merger agreement, as described under the sections entitled “—No Solicitation of Other Offers by Five9” and “—Change of Recommendation; Match Rights” and (2) concurrently with or prior to (and as a condition to) such termination, Five9 pays to Zoom the $450 million termination fee described below; or

•

(1)(a) Zoom or Merger Sub has breached, failed to perform or violated their respective covenants or agreements under the merger agreement, which breach, failure to perform or violation would reasonably be expected to have a material adverse effect on Zoom or (b) any of the representations and warranties of Zoom or Merger Sub in the merger agreement have become inaccurate, which inaccuracy (without giving effect to any qualification as to materiality or material adverse effect contained therein) would reasonably be expected to have a material adverse effect on Zoom; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Five9 of such breach, failure to perform, violation or inaccuracy; and (3) Five9 is not then in material breach of the merger agreement, which breach would give rise to the failure of the conditions in the merger agreement related to the representations and warranties of Five9, the performance by Five9 of its obligations prior to closing, and the absence of a material adverse effect on Five9 (we refer to the events in the clauses (1), (2) and (3) as a “Zoom breach termination event”).

Termination by Zoom

The merger agreement may be terminated by Zoom:

•

at any time before the receipt of the Five9 stockholder approval, if the Five9 board has effected a change of recommendation or Five9 has materially breached its obligations described under the section entitled “—No Solicitation of Other Offers by Five9” or “—Change of Recommendation; Match Rights”; or

•

at any time before the closing, if (1) Five9 has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of Five9 in the merger agreement have become inaccurate, in either event in a manner that would give rise to failure of the conditions in the merger agreement related to the representations and warranties of Zoom and Merger Sub and the performance by Zoom and Merger Sub of their respective obligations prior to closing; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Zoom of such breach, failure to perform, violation or inaccuracy; and (3) neither Zoom nor Merger Sub is then in material breach of the merger agreement such that, even taking into account any cure period, Five9 would have the right to terminate the merger agreement (we refer to the events in the clauses (1), (2) and (3)  as a “Five9 breach termination event”).

Termination Fee

The merger agreement provides that Five9 will pay Zoom a termination fee of $450 million if:

•

(1)(a)(x) Zoom terminates the merger agreement as a result of the closing having not occurred on or before the outside date or (y) Five9 terminates the merger agreement as a result of the closing having not occurred on or before the outside date (at such time that Zoom would be permitted to terminate the merger agreement for such reason), or (b) Zoom terminates the merger agreement as a result of breach, failure to perform or violation of the merger agreement by Five9 that (except for a breach of Five9’s non-solicitation obligations) first occurred following the making of an acquisition proposal of the type described in (2); (2) after the date of the merger agreement and prior to the date of the termination (except in the case of termination pursuant to the Five9 board effecting a change of recommendation and concurrently entering into a definitive agreement providing for a superior proposal, in which case prior to the receipt of the Five9 stockholder approval), a bona fide acquisition proposal has been publicly disclosed or otherwise made known to the Five9 board or management and in each case is not withdrawn (publicly, if publicly disclosed) at least three business days prior to the earlier of the Five9 special meeting and such termination; and (3) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into;

•

(1) Zoom terminates the merger agreement because the Five9 board has effected a change of recommendation or Five9 has materially breached its obligations described under the section entitled “—No Solicitation of Other Offers by Five9” or “—Change of Recommendation; Match Rights” or (2) Five9 terminates the merger agreement because the closing has not occurred on or before the outside date, at a time when Zoom would be permitted to terminate the merger agreement because the Five9 board has effected a change of recommendation or Five9 has materially breached its obligations described under the section entitled “—No Solicitation of Other Offers by Five9” or “—Change of Recommendation; Match Rights”; or

•	Five9 terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal.

In no event will Five9 be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by Zoom, none of Five9, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Effect of Termination

In the event of termination of the merger agreement in accordance with its terms, the merger agreement will become null and void (except that provisions relating to the effect of termination, payment of the termination fee and certain other miscellaneous provisions, together with the confidentiality agreement between Five9 and Zoom, will survive any such termination), and there will be no liability on the part of any of the parties; provided that no party will be relieved of liability for any fraud or willful breach of the merger agreement prior to such termination. For purposes of the merger agreement, “willful breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of the merger agreement, and “fraud” means common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

Expenses

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the cost or expense.

Amendments, Enforcements and Remedies, Extensions and Waivers

Amendments

The merger agreement may be amended by written agreement of each of the parties at any time.

Enforcements and Remedies

Under the merger agreement, the parties have agreed that each party will be entitled to seek:

•	an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement;

•	a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

•	any further equitable relief, in each case, in addition to any other remedy to which a party is entitled at law or in equity.

Extensions and Waivers

Under the merger agreement, at any time prior to the effective time, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; and

•	waive compliance by the other parties with any of the agreements or conditions for the benefit of such party.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) that exchange their shares of Five9 common stock for shares of Zoom Class A common stock in the merger. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. holders who hold Five9 common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the merger will be completed in accordance with the merger agreement and as described in this proxy statement/prospectus. Holders of Five9 common stock that are not U.S. holders should consult their own tax advisors as to the tax consequences of the merger. Moreover, this discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the alternative minimum tax, the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code or consequences that may arise under the Foreign Account Tax Compliance Act (including the U.S. Treasury Regulations proposed or promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)) that may be relevant to U.S. holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular U.S. holders of Five9 common stock that are subject to special rules, including, but not limited to:

•	banks or other financial institutions;

•

partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass through entities;

•	mutual funds;

•	S corporations or investors in such S corporations;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that immediately before the merger actually or constructively owned at least five percent of Five9 common stock (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold Five9 common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•	holders who acquired their shares of Five9 common stock through the exercise of an employee stock option, in connection with a restricted stock unit or otherwise as compensation;

•	holders who acquired their shares of Five9 common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	holders who hold their shares of Five9 common stock as “qualified small business stock” within the meaning of Section 1202(c) of the Code or as “Section 1244 stock” under Section 1244 of the Code;

•	holders who acquired their shares of Five9 common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

•	persons that have a functional currency other than the U.S. dollar.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Five9 common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Five9 common stock which is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The following discussion is a summary of material U.S. federal income tax consequences of the merger to U.S. holders under current law and is for general information only. All stockholders should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of U.S. federal, state, local or foreign income or other tax laws.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that each of Five9 and Zoom receive an opinion from counsel, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Latham & Watkins LLP and Cooley LLP has delivered an opinion to Five9 and Zoom, respectively, to the same effect as the opinions described in the preceding sentence. Accordingly, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders who receive consideration in exchange for their shares of Five9 common stock pursuant to the merger agreement generally will be as described below. Each of the foregoing opinions of counsel will be or is based on, among other things, certain facts and representations, each made by officers of Five9 and Zoom, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Five9 or Zoom from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders will be treated as if they sold their Five9 common stock in a fully taxable transaction.

Tax Consequences if the Merger Qualifies as a “Reorganization”

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of the merger are as follows:

•

except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will generally not recognize any gain or loss on the receipt of Zoom Class A common stock in exchange for Five9 common stock;

•

the aggregate tax basis of the Zoom Class A common stock received by a U.S. holder in the merger (including any fractional shares of Zoom Class A common stock deemed received and exchanged for cash) will be the same as such U.S. holder’s aggregate tax basis in the Five9 common stock exchanged for the Zoom Class A common stock;

•

the holding period of Zoom Class A common stock received by a U.S. holder in exchange for such U.S. holder’s shares of Five9 common stock (including any fractional shares of Zoom Class A common stock deemed received and exchanged for cash) will include the holding period of such U.S. holder’s Five9 common stock exchanged for the Zoom Class A common stock; and

•

a U.S. holder who receives cash in lieu of a fractional share of Zoom Class A common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged that fractional share with Zoom for cash in a redemption transaction. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s basis allocated to such fractional share. Any gain or loss recognized generally would be long term capital gain or loss if the U.S. holder’s holding period in such Zoom Class A common stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the merger. Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Five9 common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of Five9 common stock.

Tax Consequences if the Merger Fails to Qualify as a “Reorganization”

If, contrary to the discussion above, the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize gain or loss for U.S. federal income tax purposes on each share of Five9 common stock surrendered in the merger in an amount equal to the difference between (1) the fair market value of the shares of Zoom Class A common stock received and any cash in lieu of fractional shares of Zoom Class A common stock by such U.S. holder in the merger and (2) such U.S. holder’s adjusted tax basis in the U.S. holder’s Five9 common stock surrendered.

Gain or loss would be calculated separately for each block of Five9 common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Five9 common stock exceeds one year at the closing of the merger. Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of Zoom Class A common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. holder’s holding period in shares of Zoom Class A common stock received in the merger would begin on the day following the closing of the merger.

Information Reporting and Backup Withholding

Certain U.S. holders may be subject to information reporting and backup withholding of U.S. federal income tax (currently at a rate of 24%) with respect to any cash received in lieu of a fractional share of Zoom Class A common stock. Backup withholding will not apply, however, to a U.S. holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or otherwise establishes an exemption from backup withholding and provides proof of the applicable exemption. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules may be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event of backup withholding see your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL STOCKHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because Zoom Class A common stock is listed on Nasdaq, a national securities exchange, and because Five9 stockholders will receive in the merger transactions only shares of Zoom Class A common stock, which will be publicly listed on Nasdaq upon the effective time, and cash in lieu of fractional shares, stockholders will not be entitled to appraisal rights in connection with the merger transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 16, 2021, Zoom, Five9 and Merger Sub entered into the merger agreement. Pursuant to the merger agreement, and upon the terms and subject to the conditions therein, at the effective time, Merger Sub will merge with and into Five9, and Five9 will continue as the surviving company in the merger and as a wholly owned subsidiary of Zoom. Zoom and Five9 expect the transaction to close in the first half of calendar year 2022.

The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Zoom and Five9, adjusted to give effect to the merger. Subject to the terms and conditions of the merger agreement, at the effective time, each outstanding share of Five9 common stock (other than shares of Five9 common stock owned directly or indirectly by Zoom, Five9 or Merger Sub immediately prior to the effective time or shares of Five9 common stock owned by any direct or indirect wholly owned subsidiary of Zoom (other than Merger Sub)) will be converted in the merger into the right to receive 0.5533 shares of Zoom Class A common stock, without interest and, if applicable, an amount in cash, rounded down to the nearest cent, in lieu of any fractional share interest in Zoom Class A common stock to which such holder otherwise would have been entitled.

The unaudited pro forma condensed combined balance sheet as of April 30, 2021 gives effect to the merger as if it had been completed on April 30, 2021 and combines the historical unaudited condensed consolidated balance sheet of Zoom as of April 30, 2021 with Five9’s unaudited condensed consolidated balance sheet as of March 31, 2021. The unaudited pro forma condensed combined financial information and related notes have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X.

The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2021 and the three months ended April 30, 2021 give effect to the merger as if they had occurred on February 1, 2020, the beginning of the annual period presented. The unaudited pro forma condensed combined statement of operations for the year ended January 31, 2021 combines the audited consolidated statement of operations of Zoom for the year ended January 31, 2021 with Five9’s audited consolidated statement of operations for the year ended December 31, 2020 and gives effect to the merger as if it had occurred on February 1, 2020. The unaudited pro forma condensed combined statement of operations for the three months ended April 30, 2021 combines the unaudited condensed consolidated statement of operations of Zoom for the three months ended April 30, 2021 with Five9’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2021 and gives effect to the merger as if it had occurred on February 1, 2020.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited condensed combined pro forma financial information;

•

the separate audited consolidated financial statements of Zoom as of and for the year ended January 31, 2021 and the related notes, included in Zoom’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, incorporated by reference into this proxy statement/prospectus;

•

the separate unaudited condensed consolidated financial statements of Zoom as of and for the three months ended April 30, 2021 and the related notes, included in Zoom’s Quarterly Report on Form 10-Q for the period ended April 30, 2021, incorporated by reference into this proxy statement/prospectus;

•

the separate audited consolidated financial statements of Five9 as of and for the year ended December 31, 2020 and the related notes, included in Five9’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, incorporated by reference into this proxy statement/prospectus; and

•

the separate unaudited condensed consolidated financial statements of Five9 as of and for the three months ended March 31, 2021 and the related notes, included in Five9’s Quarterly Report on Form 10-Q for the period ended March 31, 2021, incorporated by reference into this proxy statement/prospectus.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations would actually have been had the merger been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company.

The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, with early application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The merger is reflected in the pro forma condensed combined financial statements using the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805, Business Combinations (which we refer to as “ASC 805”), which requires that one of the two companies in the merger be designated as the acquirer for accounting purposes. Based on the evidence available, Zoom has been designated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement.

Zoom intends to complete the valuations and other studies upon completion of the merger and will finalize the allocation of consideration as soon as practicable, but in no event later than one year following the closing date of the merger. The assets and liabilities of Five9 have been measured based on various preliminary estimates using assumptions that Zoom believes are reasonable based on information that is currently available. In addition, the proposed merger has not yet received all necessary approvals from governmental authorities. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding the information Zoom and Five9 can share with each other prior to the completion of the merger. Accordingly, the transaction accounting adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with Article 11 of Regulation S-X. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

Upon completion of the merger, Zoom will perform a detailed review of Five9’s accounting policies. As a result of that review, Zoom may identify differences between the accounting policies of Zoom and Five9 that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, Zoom is not aware of any significant accounting policy differences. The pro forma financial statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the merger, or the costs to combine the operations of Zoom and Five9, or the costs necessary to achieve these cost or growth synergies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF APRIL 30, 2021

(In thousands)

	Historical
	As of April 30, 2021	As of March 31, 2021	Reclassification Adjustments (Note 3)	Transaction Accounting Adjustments (Note 5)			Pro Forma Combined
	Zoom	Five9
Assets
Current Assets:
Cash and cash equivalents	$1,557,270	$176,326	$—	$—			$1,733,596
Marketable securities	3,132,309	467,143	—	—			3,599,452
Accounts receivable, net	366,346	51,987	—	—			418,333
Deferred contract acquisition costs, current	148,645	23,249	—	(23,249)	5	(a)	148,645
Prepaid expenses and other current assets	136,326	19,673	—	—			155,999

Total current assets	5,340,896	738,378	—	(23,249)			6,056,025
Deferred contract acquisition costs, noncurrent	155,295	59,823	—	(59,823)	5	(a)	155,295
Property and equipment, net	192,410	58,296	—	—			250,706
Operating lease right-of-use assets	93,780	44,960	—	—			138,740
Intangible assets, net	—	48,737	10,655	3,361,263	5	(b)	3,420,655
Goodwill	24,340	165,420	—	11,007,901	5	(c)	11,197,661
Other assets, noncurrent	81,890	3,135	(10,655)	—			74,370

Total assets	5,888,611	1,118,749	—	14,286,092			21,293,452

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	8,324	16,056	—	—			24,380
Accrued expenses and other current liabilities	450,678	52,960	11,826	143,035	5	(d)	658,499
Operating lease liabilities, current	—	5,478	(5,478)	—			—
Deferred revenue, current	1,069,334	32,835	—	(10,836)	5	(e)	1,091,333
Accrued federal liabilities	—	5,024	(5,024)	—			—
Sales tax liabilities, current	—	1,168	(1,168)	—			—
Financed lease liabilities	—	156	(156)	—			—

Total current liabilities	1,528,336	113,677	—	132,199			1,774,212
Convertible senior notes	—	782,241	—	16,296	5	(f)	798,537
Sales tax liabilities, noncurrent	—	862	(862)	—			—
Deferred revenue, noncurrent	25,089	—	2,842	(938)	5	(e)	26,993
Operating lease liabilities, noncurrent	86,433	45,135	—	—			131,568
Deferred tax liabilities	—	—	5,276	293,367	5	(g)	298,643
Other liabilities, noncurrent	56,020	32,628	(7,256)	—			81,392

Total liabilities	1,695,878	974,543	—	440,924			3,111,345

	Historical
	As of April 30, 2021	As of March 31, 2021	Reclassification Adjustments (Note 3)	Transaction Accounting Adjustments (Note 5)			Pro Forma Combined
	Zoom	Five9
Stockholders’ equity:
Preferred stock	—	—	—	—			—
Common stock	293	67	—	(29)	5	(h)	331
Additional paid-in capital	3,292,241	331,528	—	13,970,140	5	(h)	17,593,909
Accumulated other comprehensive income	200	379	—	(379)	5	(h)	200
Retained earnings (accumulated deficit)	899,999	(187,768)	—	(124,564)	5	(i)	587,667

Total stockholders’ equity	4,192,733	144,206	—	13,845,168			18,182,107

Total liabilities and stockholders’ equity	$5,888,611	$1,118,749	$—	$14,286,092			$21,293,452

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JANUARY 31, 2021

(In thousands, except per share amounts)

	Historical Year Ended
	January 31, 2021	December 31, 2020	Reclassification Adjustments (Note 3)	Transaction Accounting Adjustments (Note 6)			Pro Forma Combined
	Zoom	Five9
Revenue	$2,651,368	$434,908	$—	$(9,542)	6	(a)	$3,076,734
Cost of revenue	821,989	180,284	—	408,351	6	(b)	1,410,624

Gross profit	1,829,379	254,624	—	(417,893)			1,666,110

Operating expenses:
Research and development	164,080	68,747	—	28,074	6	(c)	260,901
Sales and marketing	684,904	132,413	—	237,538	6	(d)	1,054,855
General and administrative	320,547	65,769	—	185,254	6	(e)	571,570

Total operating expenses	1,169,531	266,929	—	450,866			1,887,326

Income (loss) from operations	659,848	(12,305)	—	(868,759)			(221,216)
Interest expense	—	(28,348)	—	—			(28,348)
Loss on early extinguishment of debt	—	(6,964)	6,964	—			—
Interest income and other, net	18,186	3,034	(6,964)	2,204	6	(f)	16,460

Income (loss) before provision (benefit) for income taxes	678,034	(44,583)	—	(866,555)			(233,104)
Provision (benefit) for income taxes	5,718	(2,453)	—	(539,920)	6	(g)	(536,655)

Net income (loss)	672,316	(42,130)	—	(326,635)			303,551
Undistributed earnings attributable to participating securities	(789)	—	—	475			(314)	6	(h)

Net income (loss) attributable to common stockholders	$671,527	$(42,130)	$—	$(326,160)			$303,237

Net income (loss) per share attributable to common stockholders:
Basic	$2.37	$(0.66)					$0.94	6	(h)
Diluted	$2.25	$(0.66)					$0.90	6	(h)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	283,854	64,154					322,328	6	(h)
Diluted	298,128	64,154					336,609	6	(h)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED APRIL 30, 2021

(In thousands, except per share amounts)

	Historical 3 Months Ended
	April 30, 2021	March 31, 2021	Transaction Accounting Adjustments (Note 6)			Pro Forma Combined
	Zoom	Five9
Revenue	$956,237	$137,882	$(1,281)	6	(a)	$1,092,838
Cost of revenue	264,994	59,803	96,108	6	(b)	420,905

Gross profit	691,243	78,079	(97,389)			671,933

Operating expenses:
Research and development	65,175	22,121	(190)	6	(c)	87,106
Sales and marketing	245,667	44,799	49,037	6	(d)	339,503
General and administrative	154,089	22,245	607	6	(e)	176,941

Total operating expenses	464,931	89,165	49,454			603,550

Income (loss) from operations	226,312	(11,086)	(146,843)			68,383
Interest expense	—	(1,938)	—			(1,938)
Interest income and other, net	2,619	175	974	6	(f)	3,768

Income (loss) before provision (benefit) for income taxes	228,931	(12,849)	(145,869)			70,213
Provision (benefit) for income taxes	1,400	(517)	(32,783)	6	(g)	(31,900)

Net income (loss)	227,531	(12,332)	(113,086)			102,113
Undistributed earnings attributable to participating securities	(148)	—	89			(59)	6	(h)

Net income (loss) attributable to common stockholders	$227,383	$(12,332)	$(112,997)			$102,054

Net income (loss) per share attributable to common stockholders:
Basic	$0.77	$(0.18)				$0.31	6	(h)
Diluted	$0.74	$(0.18)				$0.30	6	(h)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	293,795	66,721				332,359	6	(h)
Diluted	305,412	66,721				344,045	6	(h)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

On July 16, 2021, Zoom, Five9, and Merger Sub entered into the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into Five9, and Five9 will continue as the surviving company in the merger and as a wholly owned subsidiary of Zoom. Zoom and Five9 expect that the transaction will close in the first half of calendar year 2022. The merger consideration is estimated to be $13.8 billion, payable in shares of Zoom Class A common stock, with cash in lieu of any fractional shares of Zoom Class A common stock, without interest. Refer to Note 4 for additional information on the estimated merger consideration.

At the effective time, each issued and outstanding share of Five9 common stock will be converted in the merger into the right to receive 0.5533 shares of Zoom Class A Common Stock, without interest and, if applicable, an amount in cash, rounded down to the nearest cent, in lieu of any fractional share interest in Zoom Class A Common Stock to which such holder otherwise would have been entitled.

2.	Basis of Presentation

The pro forma financial information has been prepared by Zoom in accordance with Article 11 of Regulation S-X, with early application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The pro forma financial information is not necessarily indicative of what Zoom’s consolidated statements of operations or consolidated balance sheet would have been had the merger been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or results of operations of Zoom following the completion of the merger. The pro forma financial information reflects transaction accounting adjustments management believes are necessary to present fairly Zoom’s pro forma results of operations and financial position following the closing of the merger as of and for the periods indicated. The transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Zoom’s financial condition and results of operations as if the merger were completed.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Zoom as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the historical consolidated financial statements of Zoom and Five9. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of merger consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the purchase consideration for the merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual assets acquired and liabilities assumed of Five9 existing at the closing date of the merger. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed combined financial information.

The transaction accounting adjustments represent Zoom management’s best estimates and are based upon currently available information and certain assumptions that Zoom believes are reasonable under the circumstances. Zoom is not aware of any material transactions between Zoom and Five9 (prior to the announcement of the merger) during the periods presented, hence adjustments to eliminate transactions between Zoom and Five9 have not been reflected in the unaudited pro forma condensed combined financial information.

Upon completion of the merger, Zoom will perform a comprehensive review of Five9’s accounting policies. As a result of the review, Zoom may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Based on a preliminary analysis, Zoom did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information presented assumes there are no differences in accounting policies.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Zoom and Five9 or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

3.	Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Zoom’s financial statements as of and for the year ended January 31, 2021. With the information currently available, Zoom has determined that no significant adjustments are necessary to conform Five9’s financial statements to the accounting policies used by Zoom in the preparation of the unaudited pro forma condensed combined financial information.

Certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial information to conform Five9’s historical condensed consolidated balance sheet and condensed combined statements of operations to Zoom’s financial statement presentation.

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform Five9’s financial statement presentation to that of Zoom due to limitations on the availability of information as of the date of this proxy statement/prospectus. Additional reclassification adjustments may be identified as more information becomes available.

4.	Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The estimated merger consideration for the purpose of this unaudited pro forma condensed combined financial information is $13.8 billion. Estimated merger consideration was determined by reference to the fair value on the date the merger agreement was executed. The calculation of estimated merger consideration is as follows:

	Shares	Per Share	Total
	(in millions, except per share amounts)
Estimated Zoom common shares issued to Five9 shareholders (1)	37.4	$361.97	$13,556
Estimated consideration for Zoom’s equity awards (2)	0.4	$361.97	154
Estimated replacement of Five9’s equity awards (3)			132

Preliminary estimated merger consideration			$13,842

(1)

The stock consideration component of the estimated merger consideration is computed based on the total outstanding shares of Five9 common stock at the effective time, multiplied by the 0.5533 exchange ratio and the Zoom Class A common stock price estimate of $361.97 per share.

	Shares	Exchange Ratio	Total
	(in millions, except per share amounts)
Five9 common stock outstanding as of July 16, 2021	67.7	0.5533	37.45
Zoom common stock price as of July 16, 2021			$361.97

Total			$13,556

(2)	Estimated consideration for the settlement of Five9’s outstanding vested awards at the effective time.
(3)

Estimated consideration for replacement of Five9’s outstanding option awards. Five9’s outstanding equity awards will be replaced by Zoom’s equity awards with similar terms. A portion of the fair value of Zoom’s equity awards issued represents consideration transferred, while the remaining portion represents compensation expense based on the vesting terms of the equity awards.

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the price of Zoom Class A common stock up to the closing date of the merger. A sensitivity analysis related to the fluctuation in Zoom Class A common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of Zoom Class A common stock on July 16, 2021 would have on the estimated merger consideration and goodwill as of the closing date of the merger.

The following table shows the change in Zoom Class A common stock price, estimated merger consideration and goodwill:

	Stock Price	Consideration	Goodwill
	(in millions, except per share amounts)
Increase of 10%	$398.17	$15,226	$12,629
Decrease of 10%	$325.77	$12,458	$9,861

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Five9 will be recognized and measured at fair value as of the closing date of the merger and added to those of Zoom. The determination of fair value used in the transaction related adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger. The final determination of the purchase price allocation, upon the completion of the merger, will be based on Five9’s assets acquired and liabilities assumed as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the transaction accounting adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation will be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Five9 based on Five9’s unaudited condensed consolidated balance sheet as of March 31, 2021, with the excess recorded to goodwill:

(in thousands)
Cash and cash equivalents	$176,326
Marketable securities	467,143
Accounts receivable, net	51,987
Prepaid expenses and other current assets	19,673
Property and equipment, net	58,296
Operating lease right-of-use assets	44,960
Intangible assets, net	3,410,000
Goodwill (1)	11,245,381
Other assets	3,135

15,476,901
Accounts payable	16,056
Accrued and other current liabilities	64,786
Deferred revenue, current	21,999
Deferred revenue, noncurrent	1,904
Operating lease liabilities, noncurrent	45,135
Convertible senior notes	798,537
Deferred tax liabilities	659,445
Other long-term liabilities	26,830

1,634,692

Estimated merger consideration	$13,842,209

(1)

Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Zoom and Five9. Goodwill recorded in the merger is not expected to be deductible for tax purposes.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Preliminary Fair Value	Estimated Useful Life
	(in thousands)
Developed technology	$2,180,000	5.5 Years
Customer relationship	1,160,000	6.3 Years
Trademark	70,000	2.0 Years

Total	$3,410,000

The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

5.	Transaction Accounting Adjustments for Condensed Combined Balance Sheet

(a)	Reflects the elimination of Five9’s deferred contract acquisition cost.

(in thousands)
Elimination of Five9’s deferred contract acquisition costs, current	$(23,249)
Elimination of Five9’s deferred contract acquisition costs, non-current	$(59,823)

(b)	Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting.

(in thousands)
Elimination of Five9’s intangibles—carrying value	$(48,737)
Intangibles—fair value	3,410,000

Net adjustment to intangible assets	$3,361,263

(c)

Reflects the elimination of Five9’s goodwill and the capitalization of the preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the merger.

(in thousands)
Elimination of Five9’s goodwill	$(165,420)
Capitalization of preliminary goodwill in connection with the merger	11,245,381
Tax impact of equity awards	(72,060)

Net adjustment to goodwill	$11,007,901

(d)	Reflects the accrual adjustment of estimated transaction costs related to the merger between Zoom and Five9.

(e)	Reflects the adjustment to reflect the fair value of estimated deferred revenue.

(f)	Reflects the write-off of unamortized debt issuance cost pertaining to Five9’s 2023 and 2025 convertible senior notes.

(g)

This adjustment reflects the originating deferred tax liabilities resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on applicable statutory tax rates for the jurisdictions associated with the respective estimated purchase price allocation. The originating net deferred tax liability is primarily related to the preliminary purchase price allocation associated with the acquired intangible assets, share-based compensation merger consideration and post-combination expense, and Five9’s historical deferred tax liability. Due to Five9 being included in Zoom’s consolidated tax return following the acquisition, Zoom has determined that the deferred tax liabilities related to the acquisition provide sufficient taxable income to realize Zoom’s historical deferred tax assets. The income tax benefit related to the reduction in Zoom’s valuation allowance is also reflected in the pro forma income statement as a nonrecurring adjustment to income from continuing operations. The estimate of net deferred tax liability is preliminary and is subject to change based upon Zoom’s final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

(in thousands)
Elimination of Five9’s deferred tax liabilities—carrying value	$(3,818)
Deferred tax liability—fair value	297,185

Net adjustment to deferred tax liability	$293,367

(h)	Reflects the stock consideration component of the merger and the elimination of Five9’s historical common stock, additional paid-in capital and accumulated other comprehensive income.

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income
	(in thousands)
Elimination of historical Five9 equity	$(67)	$(331,528)	$(379)
Stock consideration of the Merger	38	13,842,171	—
Five9 Convertible Notes Adjustment (1)	—	381,194	—
Other Equity Adjustment (1)	—	78,303	—

Net Adjustment	$(29)	$13,970,140	$(379)

(1)

The Five9 convertible note adjustment represents recording the substantial premium (the difference between the estimated fair value of the convertible notes and the principal value of the convertible notes) upon merger offset by the fair value of the convertible notes capped calls. The other equity adjustment reflects day one post-combination stock-based compensation expense for Zoom.

(i)	Reflects the adjustments to retained earnings.

(in thousands)
Elimination of Five9’s accumulated deficit	$187,768
Five9’s convertible note equity adjustments	(381,194)
One time stock-based compensation expense for accelerated awards	(78,303)
Tax impact of equity awards	(72,060)
Release of historical Zoom valuation allowance	362,260
Accrual of Zoom and Five9’s transaction-related costs	(143,035)

Net adjustment to retained earnings	$(124,564)

6.	Transaction Accounting Adjustments for Condensed Combined Statements of Operations

(a)	Reflects the adjustment to revenue for the continuing effect of recording deferred revenue at fair value.

(b)

Reflects the adjustments, in cost of revenue to eliminate historical amortization expense, to record new amortization expense based on the fair value of the identifiable acquired intangible assets, to eliminate historical stock-based compensation expense and record new stock-based compensation expense for equity awards and resulting remeasurement of the fair value of stock-based compensation as a result of the merger.

	Three Months Ended April 30, 2021	Year Ended January 31, 2021
	(In thousands)
Elimination of Five9’s amortization on intangible assets	$(2,947)	$(6,849)
Amortization after fair value adjustment (1)	99,092	396,364
Elimination of historical stock-based compensation expense	(3,105)	(9,422)
Stock-based compensation expense after equity award replacement and fair value remeasurement (2)	3,068	28,258

Net adjustment to cost of revenue	$96,108	$408,351

(1)

The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated to cost of revenue and sales and marketing based on the nature of the activities associated with the intangible assets acquired. Refer to Note 4 for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(2)	Subject to the terms of the merger agreement, certain unvested Five9 equity awards will be replaced and converted into unvested equity awards of Zoom Class A common stock.

(c)

Reflects the adjustments in research and development expense to eliminate historical stock-based compensation expense and to record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock-based compensation as a result of the merger.

	Three Months Ended April 30, 2021	Year Ended January 31, 2021
	(In thousands)
Elimination of historical stock-based compensation expense	$(4,763)	$(14,043)
Stock-based compensation expense after equity award replacement and fair value remeasurement (1)	4,573	42,117

Net adjustment to research and development expenses	$(190)	$28,074

(1)	Subject to the terms of the merger agreement, certain unvested Five9 equity awards will be replaced and converted into unvested equity awards of Zoom Class A common stock.

(d)

Reflects the adjustments in sales and marketing expense to record new amortization expense based on the fair value of the identifiable acquired intangible assets, to eliminate historical contract acquisition costs amortization expense, to eliminate historical stock-based compensation expense, and to record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock-based compensation as a result of the merger.

	Three Months Ended April 30, 2021	Year Ended January 31, 2021
	(In thousands)
Amortization after fair value adjustment (1)	$54,782	$219,127
Elimination of Five9 contract acquisition costs amortization	(5,540)	(21,900)
Elimination of historical stock-based compensation expense	(6,771)	(20,164)
Stock-based compensation expense after equity award replacement and fair value remeasurement (2)	6,566	60,475

Net adjustment to sales and marketing expenses	$49,037	$237,538

(1)

The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated to cost of revenue and sales and marketing based on the nature of the activities associated with the intangible assets acquired. Refer to Note 4 for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(2)	Subject to the terms of the merger agreement, certain unvested Five9 equity awards will be replaced and converted into unvested equity awards of Zoom Class A common stock.

(e)

Reflects the adjustments in general and administrative expense to eliminate historical stock-based compensation expense, and to record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock-based compensation as a result of the merger.

	Three Months Ended April 30, 2021	Year Ended January 31, 2021
	(In thousands)
Elimination of historical stock-based compensation expenses	$(6,269)	$(21,118)
Stock-based compensation expense after equity award replacement and fair value remeasurement (1)	6,876	63,337
Transaction costs - Zoom and Five9 (2)	—	143,035

Net adjustment to general and administrative expenses	$607	$185,254

(1)	Subject to the terms of the merger agreement, certain unvested Five9 equity awards will be replaced and converted into unvested equity awards of Zoom Class A common stock.
(2)	Accruals for estimated additional transaction costs related to the merger includes, among others, fees paid to financial, legal and accounting advisors and filing fees

(f)	Reflects the adjustments to reverse amortization expense of debt issuance cost pertaining to Five9’s 2023 and 2025 convertible senior notes.

(g)

The pro forma adjustments for the tax provision take into consideration that on a combined basis, the net deferred tax liabilities associated with the estimated fair value step-up of intangible assets acquired that would not receive a step-up for federal tax reporting would establish a future source of income to realize historical deferred tax assets and thus removal of the change in valuation allowance in the combined pro forma provision expense. As a result, the combined entity would have benefited from Zoom’s historical pretax losses in the pro forma period presented resulting in an income tax benefit related to the reduction in Zoom’s valuation allowance to be included in the pro forma income statement as a nonrecurring adjustment to income from continuing operations. In addition, the pro forma adjustments reflect an estimate of the tax impacts of the merger on the statements of operations, primarily related to the estimated fair value adjustments for acquired intangibles and their amortization expense. The taxes associated with these estimated fair value adjustments reflect the statutory tax rates in the various jurisdictions where the adjustments are expected to be incurred. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different depending on post-merger activities, including repatriation decisions, cash needs and the geographical mix of income.

(h)	Reflects the adjustment for earnings per share under two-class method.

	Three Months Ended April 30, 2021	Year Ended January 31, 2021
	(in thousands)
Numerator:
Net income	$102,113	$303,551
Less: Undistributed earnings attributable to participating securities	(59)	(314)

Net income attributable to common stockholders, basic and diluted	$102,054	$303,237

Denominator:
Weighted-average shares used in computing net income per share attributable to common stockholders, basic	332,359	322,328
Weighted-average shares used in computing net income per share attributable to common stockholders, diluted	344,045	336,609
Net income per share attributable to common stockholders, basic	$0.31	$0.94
Net income per share attributable to common stockholders, diluted	$0.30	$0.90

The potential shares of common stock that were excluded from the computation of diluted net income per share attributable to common stockholders for the periods presented, because including them would have been anti-dilutive, are as follows:
	(in thousands)
Unvested RSUs	919	829
Purchase rights committed under the ESPP	22	15
Outstanding stock options	—	51
2023 and 2025 Convertible notes	3,809	3,809

Total	4,750	4,704

The weighted-average shares for proforma, basic earnings per share was computed as below:
Historical Zoom weighted-average shares outstanding	293,795	283,854
Issuance of shares to Five9 common stockholders	38,564	38,474

Total	332,359	322,328

DESCRIPTION OF ZOOM CAPITAL STOCK

General

The following is a summary of the rights of Zoom common and preferred stock and some of the provisions of the Zoom amended and restated certificate of incorporation, the Zoom amended and restated bylaws, and relevant provisions of Delaware General Corporation Law. The descriptions herein are qualified in their entirety by the Zoom amended and restated certificate of incorporation and the Zoom amended and restated bylaws, copies of which have been filed as exhibits the Zoom Registration Statement on Form S-4 of which this document forms a part, as well as the relevant provisions of Delaware General Corporation Law.

The Zoom amended and restated certificate of incorporation provides for two classes of common stock: Class A common stock and Class B common stock, and it authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Zoom board of directors.

Zoom’s authorized capital stock consists of the following shares, all with a par value of $0.001 per share, of which:

•	2,000,000,000 shares are designated as Class A common stock;

•	300,000,000 shares are designated as Class B common stock; and

•	200,000,000 shares are designated as preferred stock.

Class A and Class B Common Stock

All issued and outstanding shares of Zoom Class A common stock and Class B common stock are duly authorized, validly issued, fully paid and non-assessable. All authorized but unissued shares of our Class A common stock and Class B common stock are available for issuance by the Zoom board without any further stockholder action, except as required by the listing standards of Nasdaq. The Zoom amended and restated certificate of incorporation provides that, except with respect to voting rights and conversion rights, the Class A common stock and Class B common stock are treated equally and identically.

As of August 23, 2021, 240,744,533 shares of Zoom Class A common stock and 56,383,369 shares of Zoom Class B common stock were outstanding.

Voting Rights

Holders of Zoom Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of Zoom Class B common stock are entitled to 10 votes per share on all matters to be voted upon by the stockholders. The holders of Zoom Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Zoom amended and restated certificate of incorporation. Delaware law would permit holders of Zoom Class A common stock to vote separately, as a single class, if Zoom were to change the par value of the Zoom Class A common stock or amend the Zoom certificate of incorporation to alter the powers, preferences or special rights of the common stock as a whole in a way that would adversely affect the holders of Zoom Class A common stock.

In addition, Delaware law would permit holders of Zoom Class A common stock to vote separately, as a single class, if an amendment of the Zoom certificate of incorporation would adversely affect them by altering the powers, preferences, or special rights of the Zoom Class A common stock, but not the Class B common stock. As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our certificate of incorporation. For example, if a proposed amendment of the Zoom certificate of incorporation provided for the Class A common stock to rank junior to the Class B common stock with respect to

(i) any dividend or distribution, (ii) the distribution of proceeds were Zoom to be acquired or (iii) any other right, Delaware law would require the vote of the Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to the Zoom certificate of incorporation.

The Zoom amended and restated certificate of incorporation provides that the number of authorized shares of preferred stock, Class A common stock or Class B common stock may be increased or decreased (but not below the number of shares of preferred stock, Class A common stock and Class B common stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting power of all of the outstanding capital stock, voting together as a single class (i.e., without a separate class vote of the holders of either the Class A common stock or the Class B common stock). As a result, the holders of a majority of the outstanding Class B common stock, which are entitled to 10 votes per share, can approve an increase or decrease in the number of authorized shares of Class A common stock without a separate vote of the holders of Class A common stock. This could allow Zoom to increase and issue additional shares of Class A common stock beyond what is currently authorized in the certificate of incorporation without the consent of the holders of our Class A common stock.

The Zoom amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Dividend Rights

Holders of Zoom Class A common stock and Class B common stock are entitled to ratably receive dividends if, as and when declared from time to time by the Zoom board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, Zoom can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value. In addition, holders of Zoom Class A common stock would be entitled to vote separately as a class on dividends and distributions if the holders of Class A common stock were treated adversely. As a result, if the holders of Class A common stock were treated adversely in any dividend or distribution, the holders of a majority of Class A common stock could defeat that dividend or distribution.

Right to Receive Liquidation Distributions

Upon the dissolution, liquidation or winding-up or a deemed liquidation of Zoom, the assets legally available for distribution to Zoom stockholders are distributable ratably among the holders of Zoom Class A common stock and Class B common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of each class of common stock, including the Class A common stock, voting separately as a class. As a result, the holders of a majority of each class of common stock, including the Class A common stock, could defeat a proposed distribution of any assets on Zoom’s liquidation, dissolution, or winding-up or deemed liquidation if that distribution were not to be shared equally, identically, and ratably. If a change of control transaction is not considered a deemed liquidation, such transaction shall require the approval of the affirmative vote of the holders of a majority of the outstanding shares of each class of common stock, including the Class A common stock, voting separately as a class.

Subdivisions and Combinations

If Zoom subdivides or combines in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class.

Conversion

Each share of Zoom Class B common stock is convertible at any time at the option of the holder into one share of Zoom Class A common stock. In addition, each share of Zoom Class B common stock will convert automatically into one share of Zoom Class A common stock upon any transfer, whether or not for value, except certain transfers to entities, to the extent the transferor retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock, and certain other transfers described in the Zoom amended and restated certificate of incorporation. All outstanding shares of Zoom Class B common stock will convert into shares of Zoom Class A common stock upon the earliest of (i) the date that is six months following the death or incapacity of Eric S. Yuan, (ii) the date that is six months following the date that Mr. Yuan ceases providing services to Zoom or his employment is terminated by Zoom for cause, (iii) the date specified by the holders of a majority of the then outstanding shares of Class B common stock, voting separately as a class and (iv) the 15-year anniversary of the closing of the Zoom initial public offering.

Other Matters

The Class A common stock and Class B common stock have no preemptive rights pursuant to the terms of the Zoom amended and restated certificate of incorporation and amended and restated bylaws. There are no redemption or sinking fund provisions applicable to the Class A common stock and Class B common stock. All outstanding shares of Zoom Class A common stock are fully paid and non-assessable.

Preferred Stock

Zoom’s board of directors has the authority, without further action by Zoom’s stockholders, to fix the rights, preferences, privileges and restrictions of up to an aggregate of 200,000,000 shares of preferred stock in one or more series and authorize their issuance. Zoom’s board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of Zoom’s common stock. The issuance of preferred stock could adversely affect the voting power of holders of Zoom Class A common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding.

Anti-Takeover Provisions

Some provisions of Delaware law, Zoom’s amended and restated certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult: an acquisition of Zoom by means of a tender offer; an acquisition of Zoom by means of a proxy contest or otherwise; or the removal of Zoom’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in Zoom’s best interests, including transactions which provide for payment of a premium over the market price for Zoom’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Zoom to first negotiate with Zoom’s board of directors. Zoom believes that the benefits of the increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Zoom outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Dual Class Stock

As described above, Zoom’s amended and restated certificate of incorporation provides for a dual class common stock structure, which provides Zoom’s founders, current investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of Zoom or its assets.

Stockholder Meetings

The Zoom bylaws provide that a special meeting of stockholders may be called only by the chairperson of the board, chief executive officer, or by a resolution adopted by a majority of the Zoom board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Zoom’s bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Zoom’s amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board

Zoom’s board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by Zoom’s stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Zoom because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Zoom’s amended and restated certificate of incorporation provides that no member of the board of directors may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of Zoom’s outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Zoom’s amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Zoom Class A common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of Zoom’s preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

Zoom is subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Zoom’s amended and restated certificate of incorporation provides that, unless Zoom consents in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on Zoom’s behalf; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of Zoom’s directors, officers or employees to Zoom or Zoom’s stockholders; (iii) any action asserting a claim against Zoom or any of Zoom’s directors or officers or other employees arising pursuant to any provision of the DGCL or Zoom’s certificate of incorporation or bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of Zoom’s certificate of incorporation or bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could rule that either choice of forum provision to be contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for Zoom’s board of directors to issue preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of Zoom’s outstanding voting stock.

The provisions of Delaware law, Zoom’s amended and restated certificate of incorporation and Zoom’s amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers, and as a consequence, they may also inhibit temporary fluctuations in the market price of Zoom Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of Zoom’s board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for Zoom’s Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Exchange Listing

Zoom’s Class A common stock is listed on Nasdaq under the symbol “ZM.”

COMPARISON OF STOCKHOLDERS’ RIGHTS

This section describes the material differences between the rights of holders of shares of Zoom Class A common stock and the rights of holders of shares of Five9 common stock. Zoom and Five9 are each incorporated under the laws of the State of Delaware, and, accordingly, the rights of Zoom stockholders and Five9 stockholders are both governed by the laws of the State of Delaware. The differences between the rights of Zoom stockholders and Five9 stockholders primarily result from differences between the organizational documents of Zoom and Five9. As a result of the merger, holders of shares of Five9 common stock that receive the merger consideration in respect of their shares of Five9 common stock will become holders of shares of Zoom Class A common stock. As a result, following the merger, the rights of Five9 stockholders who become Zoom stockholders will continue to be governed by the laws of the State of Delaware and will also then be governed by the Zoom amended and restated certificate of incorporation and bylaws.

This section does not include a complete description of all differences between the rights of Zoom stockholders and Five9 stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All Zoom stockholders and Five9 stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Zoom certificate of incorporation, the Zoom bylaws, the Zoom corporate governance guidelines, the Five9 certificate of incorporation, the Five9 bylaws and the Five9 corporate governance guidelines. For information on how to obtain a copy of these documents, see the section entitled “Where You Can Find More Information.”

Zoom Stockholders	Five9 Stockholders
Authorized Capital Stock

The authorized capital stock of Zoom currently consists of (1) 2,300,000,000 shares of common stock, par value $0.001 per share, consisting of 2,000,000,000 shares of Class A common stock and 300,000,000 shares of Class B common stock, and (2) 200,000,000 shares of undesignated preferred stock, par value $0.001 per share.

As of August 23, 2021, 240,744,533 shares of Zoom Class A common stock and 56,383,369 shares of Zoom Class B common stock were outstanding.

The authorized capital stock of Five9 consists of (i) 450,000,000 shares of common stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (which we refer to collectively as the “Five9 capital stock”).

As of August 25, 2021 the record date for the Five9 special meeting, there were outstanding (i) 67,729,879 shares of Five9 common stock, and (ii) no shares of Five9 preferred stock.

Voting Rights

Holders of Zoom Class A common stock are entitled to one vote per share, and holders of Zoom Class B common stock are entitled to 10 votes per share, on all matters submitted to a vote of stockholders. The holders of Zoom Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of Zoom stockholders, unless otherwise required by Delaware law or the Zoom charter.	Holders of Five9 common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Quorum

Under the Zoom bylaws, except where otherwise provided by statute or by the Zoom charter or bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders	The Five9 bylaws provide that, at any meeting of the stockholders, the holders of a majority in voting power of the shares of Five9 capital stock issued and outstanding and entitled to vote, present in person or represented by

Zoom Stockholders	Five9 Stockholders

of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.

In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat, but no other business shall be transacted at such meeting.

proxy, will constitute a quorum for all purposes, except to the extent that a separate vote by a class or classes or series of capital stock is required by law or Five9’s amended and restated certificate of incorporation.

The Five9 bylaws provide that the chairman of any annual or special meeting of stockholders or, if directed to be voted on by the chairman, the stockholders present or represented at the meeting and entitled to vote will have the power to adjourn or recess the meeting from time to time, without notice unless the adjournment is for more than thirty days.

Number of Directors and Size of Board

The Zoom charter provides that the number of directors will be fixed from time to time exclusively by the Zoom board. The Zoom board currently consists of 10 directors.	The Five9 charter provide that the number of directors will be fixed from time to time by the Five9 board. The Five9 board currently consists of 10 directors.

Term of Directors

The Zoom charter provides that the board be divided into three classes: Class I, Class II and Class III. Each director will hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified, or until his or her death, resignation, disqualification, or removal.	The Five9 charter provides that the board be divided into three classes: Class I, Class II and Class III. Each director will hold office until the third annual meeting following his or her election and until his or her successors have been duly elected and qualified, or otherwise until his or her earlier death, disqualification, resignation or removal.

Removal of Directors

The Zoom charter and bylaws provide that any director may be removed from office by the stockholders of Zoom only for cause.

Subject to any limitation imposed by applicable law, any individual director or directors may be removed from office with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of Zoom entitled to vote generally at an election of directors, voting together as a single class.

The Five9 charter allows for removal of any director by the stockholders only for cause.

Filling Vacancies on the Board of Directors

The Zoom bylaws provide that any vacancies on the Zoom board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Zoom board, or by a sole remaining director.	The Five9 charter and bylaws provide that any vacancy on the Five9 board or newly created directorship will be filled by the affirmative vote of a majority of the total number of directors then in office, even though less than a quorum. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

Zoom Stockholders	Five9 Stockholders
Special Stockholders’ Meetings

The Zoom bylaws provide that special meetings of stockholders may be called by:

•   the Chairperson of the Zoom board;

•   the Chief Executive Officer of Zoom; or

•   the Zoom board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Zoom board for adoption).

The Zoom certificate of incorporation provides that a special meeting of the stockholders shall be called by:

•   the Zoom board;

•   the Chairman of the Zoom board;

•   the Chief Executive Officer of Zoom; or

•   the President of Zoom (in the absence of a Chief Executive Officer).

The Five9 bylaws provide that a special meeting of the Five9 stockholders may be called at any time by the Five9 board, the Chairman of the board or the Chief Executive Officer of Five9.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Under the Zoom bylaws, for business to be properly brought before an annual meeting by a stockholder, business must be brought: (a) pursuant to Zoom’s notice of meeting of stockholders (with respect to business other than nominations), (b) brought specifically by or at the direction of the Board of Directors, or (c) by a stockholder of Zoom who (1) is a stockholder of record at the time of the giving of the notice required by the Zoom bylaws and entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in the Zoom bylaws.

To be timely, a stockholder’s written notice must be received not later than the close of business on the 90th day and not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an

The Five9 bylaws provide that a stockholder must give advance written notice to the Five9 Secretary of a director nomination to be considered at an annual meeting, or at a special meeting at which the Five9 board has determined that directors are to be elected.

With respect to nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Five9 bylaws, and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting for the preceding year, except that if the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day and not later than the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting is made by Five9.

In the event that the number of directors to be elected to the Five9 board at an annual meeting is increased effective after the time period for which nominations would otherwise be due as described above and there is no public announcement by Five9 that names all of the nominees for additional directors at least 100 days

Zoom Stockholders	Five9 Stockholders

adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

In the event that the number of directors of the Zoom board is increased and there is no public announcement of the appointment of a director, or, if no appointment was made, of the vacancy, made by Zoom at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the Zoom bylaws, a stockholder’s notice which complies with the requirements in the Zoom bylaws, other than the timing requirements set forth in the Zoom bylaws, shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of Zoom not later than the close of business on the 10th day following the day on which such public announcement is first made by Zoom.

Director nominations to be considered at a special meeting must be in writing, meet the requirements of the Zoom bylaws and be delivered not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Zoom board to be elected at such meeting.

prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely with respect to nominees for any new positions created by such increase if it is delivered to the Five9 Secretary by the close of business on the 10th day following the day on which such public announcement is first made by Five9.

Director nominations may be considered at a special meeting as long as the Five9 board has determined that directors shall be elected at such meeting and the stockholder nominating the director complies with all requirements of the Five9 bylaws, including all notice requirements described above.

Stockholder Action by Written Consent

The Zoom bylaws provide that the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy, at a meeting entitled to vote generally on the subject matter will be the act of the stockholders, except in the election of directors.

The Zoom charter and the Zoom bylaws provide that no action may be taken by the stockholders by written consent.

The Five9 bylaws provide that the affirmative vote of a majority of the voting power of the votes cast by holders of shares of stock present or represented by proxy, at a meeting and voting affirmatively or negatively on the subject matter will be the act of the stockholders, except in the election of directors or if a different vote is required by applicable law, regulation applicable to Five9 or its securities, the rules and regulations of any stock exchange applicable to Five9. the Five9 charter or Five9 bylaws.

The Five9 certificate of incorporation provides that stockholders may not act by written consent.

Amendment of Charter

The Zoom charter provides that the Zoom charter may be amended in the manner currently or hereafter prescribed by statute; provided that, notwithstanding any other provision of the charter or any provision of law that might otherwise permit a lesser vote or no vote, but	The affirmative vote of the holders of a majority in voting power of the stock of Five9 entitled to vote thereon has the power to amend, alter, change or repeal any provision of the Five9 charter, or adopt any new provision; provided, the affirmative vote of the holders

Zoom Stockholders	Five9 Stockholders
in addition to any vote of the holders of any class or series of the stock of Zoom required by law or by the charter, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of Zoom stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of the Zoom charter that is inconsistent with Article VI, Article VII, Article VIII, Article IX, Article X or Article XI of the Zoom charter.	of at least two-thirds in voting power of the stock of Five9 are required to amend, alter, change or repeal, or adopt any provision inconsistent with Article V, Article VII, Article VIII, Article IX, Article X, Article XII, Article XIII or the charter amendment provision of the Five9 charter

Amendment of Bylaws

The Zoom board has the power to adopt, amend or repeal the Zoom bylaws with the approval of a majority of the authorized number of directors, provided that an amendment to the Zoom bylaws adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Zoom board.

The Zoom bylaws may also be amended by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of Zoom entitled to vote generally in the election of directors, voting together as a single class.

The Five9 charter provides that the Five9 board is authorized to adopt, amend or repeal the Five9 bylaws by written consent or at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Five9 board.

The Five9 charter provides that the Five9 bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of Five9 entitled to vote thereon.

Exculpation of Directors

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The Zoom charter provides that to the fullest extent permitted by the DGCL, a director of Zoom shall not be personally liable to Zoom or its stockholders for monetary damages for breach of fiduciary duties as a director.

If the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Zoom shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The Five9 charter provides that no Five9 director will be personally liable to Five9 or Five9 stockholders for monetary damages for breach of any fiduciary duties as a director, to the fullest extent permitted by the DGCL.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Five9 directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Zoom Stockholders	Five9 Stockholders
Indemnification of Directors, Officers and Employees

The Zoom charter and bylaws provide that Zoom will indemnify its directors and executive officers to the extent not prohibited by the DGCL or any other applicable law by reason of the fact that he or she is or was a director, officer, employee or agent of Zoom or is or was serving at the request of Zoom as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding; provided, however, that Zoom may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further that Zoom shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless such indemnification:

•   is expressly required to be made by law;

•   the proceeding was authorized by the Zoom board;

•   is provided by Zoom, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law; or

•   is required as a contractual right as if provided for in a contract between Zoom and the director or executive officer.

The Zoom charter and bylaws provide that Zoom may indemnify to the extent permitted by the DGCL, as it presently exists or may be amended from time to time, any employee or agent of Zoom who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Zoom or is or was serving at the request of Zoom as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.

The Zoom bylaws provide that Zoom shall advance to any person who may be eligible for indemnification (as described above) prior to the final disposition of the proceeding, promptly following request therefor, all

The Five9 bylaws provide that Five9 will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Five9, or is or was a director or officer of Five9 serving at the request of Five9 as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Five9 bylaws provide that Five9 will pay the expenses (including attorneys’ fees) incurred by a current or former director or officer potentially eligible for indemnification (as specified above) in defending any proceeding in advance of its final disposition upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

Zoom Stockholders	Five9 Stockholders
expenses incurred by such person in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Zoom of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Exclusive Forum

Under the Zoom charter, unless Zoom consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions is the Court of Chancery of the State of Delaware (or, if any only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These actions include:

•   any derivative action or proceeding brought on behalf of Zoom;

•   any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of Zoom to Zoom or Zoom’s stockholders;

•   any action asserting a claim against Zoom or any director or officer or other employee of Zoom arising pursuant to any provision of the DGCL, the Zoom charter or the Zoom bylaws;

•   any action or proceeding to interpret, apply, enforce or determine the validity of the Zoom charter or bylaws (including any right, obligation, or remedy thereunder);

•   any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or

Under the Five9 charter, unless Five9 consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

•   any derivative action or proceeding brought on behalf of Five9;

•   any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Five9 to Five9 or Five9’s stockholders;

•   any action asserting a claim arising pursuant to any provision of the DGCL; or

•   any action asserting a claim governed by the internal affairs doctrine.

Under the Five9 bylaws, unless Five9 consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Zoom Stockholders	Five9 Stockholders

•   any action asserting a claim against Zoom or any director or officer or other employee of Zoom that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

The exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, unless Zoom consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

LEGAL MATTERS

The validity of the shares of Zoom Class A common stock offered hereby will be passed upon for Zoom by Cooley LLP.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Five9 by Latham & Watkins LLP.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Zoom by Cooley LLP.

EXPERTS

Zoom

The consolidated financial statements of Zoom Video Communications, Inc. appearing in Zoom Video Communications, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2021, and the effectiveness of Zoom Video Communications, Inc.’s internal control over financial reporting as of January 31, 2021, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Five9

The consolidated financial statements of Five9, Inc. as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

Five9 has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Five9 may deliver a single copy of the Notice and, if applicable, proxy materials to multiple stockholders who share the same address, unless Five9 has received contrary instructions from one or more of such stockholders. This procedure reduces Five9’s printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Five9 will deliver promptly a separate copy of the Notice and, if applicable, proxy materials to any stockholder at a shared address to which Five9 delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that Five9 only send a single copy of the Notice and, if applicable, proxy materials, such stockholder may contact us at:

Five9, Inc.

3001 Bishop Drive, Suite 350

San Ramon, California 94583

Attention: Investor Relations

(925) 201-2000

ir@five9.com

In light of COVID-19, stockholders are encouraged to contact Five9 by telephone instead of physical mail to help ensure timely receipt of any request for proxy materials.

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

FUTURE STOCKHOLDER PROPOSALS

Five9 Stockholder Proposals

If the merger agreement is not adopted by the requisite vote of the Five9 stockholders or if the merger is not completed for any reason, Five9 intends to hold an annual meeting of its stockholders in 2022 (which we refer to as the “Five9 2022 annual meeting”). If the Five9 2022 annual meeting occurs, pursuant to the Five9 bylaws, Five9 stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Five9 board at such annual meeting.

Five9 stockholders may present proper proposals for inclusion in Five9’s annual meeting proxy statement and for consideration at the Five9 2022 annual meeting of stockholders by submitting their proposals in writing to Five9’s Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, Five9’s Secretary must receive the written proposal at our principal executive offices not later than November 29, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to: Five9, Inc., Attention: Secretary, 3001 Bishop Drive, Suite 350, San Ramon, California 94583.

Five9’s bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Five9’s bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in Five9’s proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of Five9’s board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to Five9’s Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2022 annual meeting of stockholders, Five9’s Secretary must receive the written notice at Five9’s principal executive offices not earlier than January 12, 2022, and not later than the close of business on February 11, 2022.

Holders of Five9’s common stock may propose director candidates for consideration by Five9’s nominating and corporate governance committee. Any such recommendations must include the nominee’s name and qualifications for membership on Five9’s board and be directed to our Secretary at the address set forth above.

In addition, Five9’s bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, a stockholder must provide the information required by Five9’s bylaws. In addition, the stockholder must give timely notice to Five9’s Secretary in accordance with Five9’s bylaws, which, in general, require that the notice be received by Five9’s Secretary within the time periods described above for stockholder proposals that are not intended to be included in a proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Both Zoom and Five9 file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. Zoom’s and Five9’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Zoom by accessing Zoom’s website at https://investors.zoom.us and then the “Financial Information” link or from Five9 at https://investors.five9.com/ and then under the heading “Financials & Filings.”

Zoom has filed a registration statement on Form S-4, of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Zoom and Five9 to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Zoom:

•	Annual Report on Form 10-K for the year ended January 31, 2021 (filed with the SEC on March 18, 2021);

•	Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2020 (filed with the SEC on June 2, 2021);

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on June 17, 2021 (filed with the SEC on May 5, 2021);

•

Current Reports on Form 8-K filed with the SEC on June  23, 2021 and July 19, 2021 (with respect to Item 1.01 and Item 8.01), and the Amended Current Report on Form 8-K/A filed with the SEC on June 1, 2021;

•

the description of Zoom Class  A common stock set forth in Zoom’s registration statement on Form 8-A, filed with the SEC on April 8, 2019, including any amendments thereto or reports filed for the purposes of updating this description;

•	Amended and Restated Certificate of Incorporation of Zoom, dated April 23, 2019 (filed with the SEC as Exhibit 3.1 to Zoom’s Current Report on Form 8-K filed with the SEC on April 23, 2019); and

•	Amended and Restated Bylaws of Zoom, dated April 23, 2019 (filed with the SEC as Exhibit 3.4 to Zoom’s Registration Statement on Form S-1/A filed with the SEC on April 8, 2019).

This document also incorporates by reference the following documents that have previously been filed with the SEC by Five9:

•	Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on March 1, 2021);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (filed with the SEC on April 29, 2021 and July 27, 2021, respectively);

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 12, 2021 (filed with the SEC on March 29, 2021);

•	Current Reports on Form 8-K filed with the SEC on January 19, 2021, February 18, 2021, June 21, 2021 and July 19, 2021 (with respect to Item 1.01 and Item 8.01);

•	Any description of shares of Five9 common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•	Amended and Restated Certificate of Incorporation of Five9, dated April 7, 2017 (filed with the SEC as Exhibit 3.2 to Five9’s Current Report on Form 8-K filed with the SEC on April 10, 2014)); and

•	Amended and Restated Bylaws of Five9, dated July 31, 2020 (filed with the SEC as Exhibit 3.1 to Five9’s Current Report on Form 8-K filed with the SEC on August 3, 2020).

In addition, Zoom and Five9 are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Zoom on August 13, 2021, and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and prior to the date of the respective special meetings of the Zoom stockholders and the Five9 stockholders; provided, however, that Zoom and Five9 are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Zoom or Five9, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below:

Zoom	Five9

Zoom Video Communications, Inc. 55 Almaden Boulevard, 6th Floor San Jose, California 95113 Attention: Investor Relations (888) 799-9666 investors@zoom.us	Five9, Inc. 3001 Bishop Drive, Suite 350 San Ramon, California 94583 Attention: Investor Relations (925) 201-2000 ir@five9.com

To obtain timely delivery of these documents before the Five9 special meeting, Five9 stockholders must request the information no later than September 23 (which is five business days before the date of the Five9 special meeting).

Neither Zoom nor Five9 has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Zoom Video Communications, Inc.,

Summer Merger Sub, Inc.

and

Five9, Inc.

dated as of

July 16, 2021

-i-

(continued)

-ii-

(continued)

ANNEX A Definitions

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 16, 2021, is by and among Zoom Video Communications, Inc., a Delaware corporation (“Parent”), Summer Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Five9, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Merger Sub shall merge with and into the Company, with the Company surviving as a direct, wholly owned Subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”), in each case, issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares or Converted Shares, will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger and the issuance of shares of Parent Class A Common Stock in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) subject to the terms and conditions set forth in this Agreement, resolved to recommend that the Company Stockholders approve the Transactions, including the Merger, and adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Merger Sub, and the sole stockholder of Merger Sub, have approved this Agreement and determined that this Agreement and the Transactions, including the Merger and the issuance of Parent Class A Common Stock in connection therewith, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Transactions, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be a direct, wholly owned Subsidiary of Parent.

Section 1.2.    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 1.3.    The Closing. The closing of the Merger (the “Closing”) shall take place by electronic exchange of deliverables, as promptly as practicable following, and in any case no later than the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.4.    Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.5.    Governing Documents. Without limiting Section 6.4, at the Effective Time, the certificate of incorporation and the bylaws of Merger Sub shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law; provided that the name of the Surviving Company shall be “Five9, Inc.”

Section 1.6.    Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1.    Treatment of Capital Stock.

(a)    Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, subject to any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Converted Shares) shall be automatically converted into the right to receive 0.5533 shares of Class A common stock, par value $0.001 per share, of Parent (“Parent Class A Common Stock”), without interest (the “Merger Consideration”), in accordance with this Article II. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, cash in lieu of fractional shares of Parent Class A Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(b)    Certain Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent or Merger Sub shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”). At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) equal to the product of (i) (x) the number of shares of Company Common Stock held by such Subsidiary immediately prior to the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the total number of shares of Surviving Company Stock outstanding immediately after the consummation of the Merger.

(c)    Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Merger Sub Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d)    Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Class A Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Class A Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2.    Payment for Securities; Surrender of Certificates.

(a)    Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the

“Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Class A Common Stock issuable in book-entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) payable pursuant to Section 2.1(a) and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry shares of Parent Class A Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay the Fractional Share Consideration in accordance with Section 2.5 and any dividends or other distributions under Section 2.2(f), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 2.5, and any amounts payable in respect of dividends or other distributions on shares of Parent Class A Common Stock in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent.

(b)    Procedures for Surrender.

(i)    Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Class A Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Class A Common Stock in accordance with Section 2.2(f) for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii)    Book-Entry Shares. Any holder of or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time the applicable Merger Consideration pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Class A Common Stock in accordance with Section 2.2(f), for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii)    No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or in respect of any Book-Entry Share.

(c)    Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Class A Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Class A Common Stock in accordance with Section 2.2(f).

(f)    Dividends or Distributions with Respect to Parent Class A Common Stock. No dividends or other distributions with respect to Parent Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Class A Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Class A Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Class A Common Stock.

Section 2.3.    Treatment of Company Equity Awards.

(a)    At the Effective Time, each Company Option held by any former employee of the Company or a Company Subsidiary or any non-employee director of the Company shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive within five (5) Business Days, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Net Share covered by such Company Option, less applicable Tax withholdings.

(b)    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (other than a Company Option covered by Section 2.3(a)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Class A Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Class A Common Stock equal to (i) the per share exercise price for shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(c)    At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that is held by a non-employee director of the Company will vest as of the Effective Time and shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company RSU becoming entitled to receive within five (5) Business Days (or such later date required by Section 409A of the Code), in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time.

(d)    At the Effective Time, each Company RSU (other than any Company RSU covered by Section 2.3(c)) that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Parent Class A Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(e)    As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Periods; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date prior to the Closing Date as specified by the Company Board of Directors in accordance with the Company ESPP.

(f)    Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 2.3.

(g)    Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, one or more appropriate registration statements (on Form S-8 or any successor or other appropriate forms) relating to the shares of Parent Class A Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSUs remain outstanding and shall reserve a sufficient number of shares of Parent Class A Common Stock for issuance upon exercise or settlement thereof.

Section 2.4.    Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable or deliverable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.5.    Fractional Shares. No certificate or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class A Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Class A Common Stock multiplied by the Parent Trading Price, rounded to the nearest whole cent.

Section 2.6.    Tax Treatment. It is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report filed on Form 10-K on March 1, 2021 or any other Company SEC Documents filed or furnished by the Company with the SEC on or after January 1, 2019 and publicly available prior to the date of this Agreement (including any exhibits and any other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1.    Qualification, Organization, Subsidiaries, etc.

(a)    The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s Subsidiaries, each as currently in effect.

(b)    All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens or Liens arising under any applicable securities Laws. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any equity or other economic interest in any other Person.

Section 3.2.    Capitalization.

(a)    The authorized capital stock of the Company consists of 450,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of July 14, 2021, (the “Company Capitalization Date”), (i) (A) 67,684,173 shares of Company Common Stock were issued and outstanding, (B) 21,383 shares of Company Common Stock were held in the Company’s treasury, (C) no shares of Company Common Stock were held by the Company Subsidiaries, (D) Company Options covering 2,129,599 shares of Company Common Stock were outstanding, with a weighted average exercise price per share of $36.69, and (E) Company RSUs covering 2,312,727 shares of Company Common Stock were outstanding; (ii) 18,565,133 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; (iii) 3,128,696 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; (iv) 6,575,386 shares of Company Common Stock were reserved for issuance pursuant to the Convertible Notes Indentures; and (v) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No event or circumstance has occurred that has resulted in (i) an adjustment to the Conversion Rate (as defined in the 2023 Notes Indenture as in effect on the date hereof) from 24.4978 shares of Common Stock (as defined in the 2023 Notes Indenture as in effect on the date hereof) per $1,000 principal amount of 2023 Notes, (ii) an adjustment to the Conversion Rate (as defined in the 2025 Notes Indenture as in effect on the date hereof) from 7.4437 shares of Common Stock (as defined in the 2023 Notes Indenture as in effect on the date hereof) per $1,000 principal amount of 2025 Notes, (iii) a Potential Adjustment Event or otherwise an adjustment to the Option Entitlement, the Strike Price or the Cap Price (each as defined in the 2023 Capped Call Confirmations), (iv) a Potential Adjustment Event or otherwise an adjustment to the Option Entitlement, the Strike Price or the Cap Price (each as defined in the 2025 Capped Call Confirmations), or (v) an Additional Termination Event (as defined in the 2023 Capped Call Confirmation or 2025 Capped Call Confirmation, as applicable) or other termination of all or any portion of the transactions under 2023 Capped Call Confirmations or the 2025 Capped Call Confirmation.

(b)    Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder (to the extent permissible under applicable Law), (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.

(c)    Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d)    Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or, other than the Convertible Notes, which are convertible into or exercisable for cash or securities having the right to vote) with the Company Stockholders on any matter.

(e)    There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

(f)    On July 9, 2021, the Company removed the restrictive notes legend required by Section 2.05(c) of the 2025 Notes Indenture, or caused to be deemed removed such restrictive notes legend, from the 2025 Notes, and caused such 2025 Notes to be assigned an unrestricted CUSIP number as a result thereof, in each case, in accordance with the terms of the 2025 Notes Indenture. Except as set forth in Section 3.2(f) of the Company Disclosure Letter, there is no Additional Interest (as defined in the 2025 Notes Indenture) or other amounts owed by the Company under the 2025 Notes Indenture pursuant to Section 4.06(e) thereof.

Section 3.3.    Corporate Authority.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, the receipt of the Company Stockholder Approval and, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Company Stockholders approve the Transactions, including the Merger, and adopt this Agreement. None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way (unless a Change of Recommendation has been effected after the date hereof in accordance with the terms of Section 5.3).

(b)    The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) to approve the Merger and adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and to consummate the Transactions, including the Merger.

(c)    This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and

(ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement/Prospectus and the registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Class A Common Stock pursuant to Merger (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form S-4”) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 and the mailing of the Proxy Statement/Prospectus, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” Laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws, (vii) the Communications Approvals, and (viii) any applicable requirements of Nasdaq, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is anticipated to be necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)    The execution and delivery by the Company of this Agreement do not, and, subject to the receipt of the Company Stockholder Approval and except as described in Section 3.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 3.5.    SEC Reports and Financial Statements.

(a)    Since January 1, 2019, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2019, neither the Company nor any Company

Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Document.

Section 3.6.    Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2019 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. Since January 1, 2019, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2019 through the date hereof, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7.    No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of March 31, 2021 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since December 31, 2020 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8.    Absence of Certain Changes or Events.

(a)    From December 31, 2020 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From December 31, 2020 through the date hereof, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 5.1 (other than any actions specified by clauses (i), (iv), (v), (vii), (x), (xi), (xii), (xvi), (xx), (xxi), (xxv) or (xxviii) (to the extent clause (xxviii) relates to the foregoing clauses)).

Section 3.9.     Compliance with Law; Permits.

(a)    The Company and each Company Subsidiary are and have been since January 1, 2019 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws, Communications Laws and employee benefits and labor Laws) applicable to the Company, such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any violation of Law, including, without limitation, any Communications Law, or order applicable to the Company and its Subsidiaries or, in the last two years, has been the subject of a fine or consent decree relating to compliance with any Communications Law, or order applicable to the Company and its Subsidiaries, except for violations that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance in all material respects with the Communications Assistance for Law Enforcement Act of 1994 and all rules and regulations promulgated thereunder. The Company and its Subsidiaries are in compliance in all material respects with all FCC and State PUC universal service rules, including but not limited to filing obligations, universal service assessments, and the rules governing any universal service support received (directly or from customers subsidized under the applicable rules). The Company is in compliance in all material respects with the terms of the letter of assurance filed with the FCC on June 8, 2015 under file number ITC-214-20130119-00017. The Company and its Subsidiaries have paid all regulatory fees, telecommunications relay service fees and other payments required to be made by them prior to the date of this Agreement under the rules or policies of the FCC or any State PUC.

(b)    The Company and the Company Subsidiaries are and have been since January 1, 2019 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, qualifications, clearances orders or other rights and privileges, in each case, whether issued by or under the authority of any Governmental Entity or pursuant to any applicable Law (including pursuant to Communications Laws) necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)    Section 3.9(c) of the Company Disclosure Letter lists, as of the date hereof, all of the material communications Company Permits (including certificates of public convenience and necessity or similar instruments) used or necessary to operate the business of the Company and its Subsidiaries issued by the FCC, any Foreign Governmental Body, or any State PUC (“Communications Authorizations”). Each Communications Authorization is in full force and effect and has not been revoked, reversed, stayed, set aside, annulled or suspended. The Communications Authorizations are the only material Company Permits required from the FCC, any Foreign Governmental Body, or any applicable State PUC to operate the Company or any of its Subsidiary’s business as currently conducted.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since July 1, 2016, neither the Company nor any Company Subsidiary or any of their respective officers, directors, or employees, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) directly or indirectly offered, authorized, promised, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since July 1, 2016, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since July 1, 2016, the Company and the Company

Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls. Since July 1, 2016, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since July 1, 2016, (i) neither the Company nor any Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) in violation of applicable Export Controls and (ii) the Company has obtained all requisite licenses and other consents, authorizations, or registrations, or filed declarations and other filings required for the export, re-export, release, transfer, and import of the Company’s products and technologies. Further, the Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of any such licenses or authorizations issued or approved by the Directorate of Defense Trade Controls of the U.S. State Department, the Bureau of Industry and Security of the U.S. Commerce Department, or OFAC that is or has been in force since July 1, 2016. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since July 1, 2016, except pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad, in violation of applicable Export Controls.

(h)    Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, or, to the Company’s Knowledge, any agent or affiliate of the Company or any Company Subsidiary: (i) is, is controlled by, or is 50% or more owned by, one or more Persons or entities included on OFAC’s List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List, or the Department of Commerce’s Denied Persons List, Unverified List, or Entity List, or similar sanctions-related list of designated persons maintained by the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union) (such entities, Persons or organizations collectively, the “Restricted Parties”) or (ii) has, since July 1, 2016, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or persons therein in violation of applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has, since July 1, 2016, been a party to any allegation, claim, investigation, prosecution, or enforcement action related to violations of Export Controls, and to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or the Company Subsidiaries’ export transactions that would reasonably be expected to give rise to future claims.

(i)    The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(j)    Neither the Company nor any Subsidiary uses network equipment manufactured by any company designated a national security threat by the FCC pursuant to 47 C.F.R. § 54.9(a).

(k)    All material interconnection and other intercarrier agreements required for the Company and its Subsidiaries to conduct their business as currently conducted are in full force and effect as of the date hereof. No party to any such agreement has requested renegotiation of such agreement or provided notice of termination of such agreement (failures to renew upon expiration shall not be deemed to be a termination), and the Company is in compliance with all material terms of such agreements.

Section 3.10.    Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan (excluding at-will offer letters or agreements made in the ordinary course of business on the Company’s standard form that has been provided to Parent, in each case that are cancellable without severance or other similar cost or liability to the Company upon thirty (30) days’ or less notice (other than any statutory severance obligations) and any Company Benefit Plan that is governed by applicable Law). For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, whether or not written, in each case, for the benefit of current or former employees, directors or individual consultants (or any other Person contracted to provide services that is controlled by an individual consultant) (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent, including on account of any ERISA Affiliate). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All material contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c)    Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d)    Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)    (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)    Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(j)    The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11.    Labor Matters.

(a)    Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)    The Company and each Company Subsidiary are and have been since January 1, 2019 in compliance with all applicable Law respecting labor and employment, including, without limitation,

immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

(c)    To the Company’s Knowledge, in the last five (5) years, (i) no allegations of discrimination, harassment, or sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither the Company nor any of the Subsidiaries have entered into any settlement agreements related to allegations of discrimination, harassment, or sexual harassment or misconduct by any employee at the level of Vice President or above.

Section 3.12.    Tax Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have properly completed and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Law.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any Company Subsidiary.

(c)    The Company and the Company Subsidiaries have (i) timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity (or is properly holding for such timely payment)), and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)    There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency or adjustment for any amount of Taxes that has been proposed, asserted or assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment, in each case, except, solely with respect to any such claim, litigation, audit, examination, investigation, or other Proceeding arising after the date hereof, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)     Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency (excluding extensions of time obtained by the Company or any Company Subsidiary in connection with extensions obtained in the ordinary course of business consistent with past practice for the filing of Tax Returns), which waiver or extension is still in effect.

(f)    Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)    None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (ii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or otherwise by operation of Law.

(h)    There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i)    Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction.

(j)    Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(k)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l)    The Company and the Company Subsidiaries (i) have not deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) have properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, (iii) have not deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, and (iv) have not sought, and do not intend to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(m)    Neither the Company nor any Company Subsidiary (i) will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in method of accounting, or use of an improper method of accounting, in each case, occurring prior to the Closing Date, (B) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, or (C) an election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Law) nor (ii) has made an election pursuant to Section 965(h) of the Code.

(n)    All of the Company’s currently outstanding financial instruments that it has treated as debt for U.S. federal income tax or financial accounting purposes (by deducting the interest, financial statement presentation, or otherwise) have not been treated as other than debt for any purpose, and, except to the extent otherwise required by a change in applicable Law or GAAP after the date hereof, will continue to be treated by the Company as debt for U.S. federal income tax or financial accounting purposes at all times through and immediately after the Effective Time.

(o)    Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) prevent or preclude the Company from delivering the Company Tax Representation Letter to Parent Counsel and Company Counsel in accordance with Section 6.14(b).

Section 3.13.    Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.14.    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations, (iv) copyright registrations and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with any state, government or other public authority, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to, the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property”).

(b)    The Company solely owns, or is the exclusive licensee of, each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Company Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned. To the Knowledge of the Company and each Company Subsidiary, each material item of Company Intellectual Property is valid and enforceable. No Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Company’s Knowledge, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any item of Company Intellectual Property.

(c)    Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is or was Company Intellectual Property and is material to the current conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d)    The Company and Company Subsidiaries may exercise, transfer, or license the Company Intellectual Property without material restriction or material payment to any Person; provided that the foregoing may not be deemed a representation or warranty regarding infringement or misappropriation.

(e)    As of the date hereof, no Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and as to patent infringement, to the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries, including the making, selling, leasing, licensing, distributing, supporting or other exploitation of the Company Products, as currently conducted, does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any Person or constitute unfair competition or unfair trade practices, and as conducted since January 1, 2016, has not infringed, violated, diluted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or unfair trade practices.

(f)    To the Company’s Knowledge, (i) no Person is infringing, misappropriating, diluting, or otherwise violating any Company Intellectual Property, and (ii) since January 1, 2016, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property.

(g)    Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, in each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Technology, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer pursuant to an executed written agreement which transfers to the Company or the applicable Company Subsidiary exclusive ownership of all Intellectual Property associated therewith. The Company and each Company Subsidiary have taken commercially reasonable actions to maintain and protect all confidential information of the Company and the Company Subsidiaries that derives independent economic value, actual or potential, from not being known to other Persons, and all such information has been maintained in confidence as a “trade secret” in accordance with procedures that are customarily used in the industry to protect rights of like importance, except for any disclosures resulting from the knowing exercise of the Company’s reasonable business discretion. To the Company’s Knowledge, since January 1, 2016, there has been no unauthorized disclosure of the trade secrets of the Company or any Company Subsidiary, or unauthorized disclosure by the Company or any Company Subsidiary of any third party information that has been supplied to the Company or any Company Subsidiary in confidence, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any confidential information of the Company and the Company Subsidiaries to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(h)    Neither the Company nor any Company Subsidiary has distributed any Software under an Open Source License in a manner that would require any material Software that embodies Company Intellectual Property (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for the purposes of preparing derivative works, or (iii) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance with all Open Source Licenses to which they are subject except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(i)    Section 3.14(i) of the Company Disclosure Letter contains a complete and accurate list of, and the Company has made available to Parent prior to the date hereof true and complete copies of, all Contracts pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any patent rights or material Company Intellectual Property, except Ordinary Course Licenses, and (ii) (other than Ordinary Course Licenses and Open Source Licenses) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s Intellectual Property; and that in the case of both clauses (i) and (ii) that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing, the “IP Contracts”).

(j)    The Company has made available to Parent prior to the date hereof a true and complete list of all material Company Products.

(k)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) a material breach, violation, modification, cancellation, termination, or suspension of any IP

Contract that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the release from escrow or disclosure of any Source Code or other material proprietary or confidential information or Technology of the Company or any Company Subsidiary, (iii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property to any Person, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole; (iv) the Company or any Company Subsidiary being subject to any non-compete, exclusivity, most favored nation restriction, or other material restriction on the operation or scope of their respective businesses; or (v) the grant of (or requirement to grant) any license or covenant not to assert under any Intellectual Property of Parent arising solely as a result of any Contract to which Company or any Company Subsidiary is a party as of immediately prior to the Closing. All IP Contracts shall remain in full force and effect immediately following the Closing in accordance with their terms, and, as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(l)    No Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary received any written claim or notice since January 1, 2016 with respect to any material warranty or material indemnity claim relating to any Company Products or with respect to the material breach of any material Contract (including any IP Contract) under which such Company Products have been made available or material items of third party Technology are incorporated into the Company Product, in each case, that remains unresolved.

(m)    No Software included in any Company Product that was developed by the Company or any Company Subsidiary, or, to the Company’s Knowledge, by any other Person, contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities (as such terms are commonly understood in the software industry) or other similar routines, including any such routines that (i) enable or assist any Person to access without authorization or disable or erase the Company Products, (ii) otherwise significantly adversely affect the functionality of the Company Products, or (iii) gain, or enable or assist any Person to gain, unauthorized acquisition of or access to Protected Information created, received, maintained or transmitted through those Company Products, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.15.    Privacy and Data Protection.

(a)    Since January 1, 2018, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, retention, disposal security, and other processing (collectively “Processing”) as the case may be, of Protected Information, and, to the Company’s Knowledge, any such Processing activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied in all material respects with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the disclosure to and use by Merger Sub of Protected Information after Closing) will result in the Company, any Company Subsidiary or the Surviving Company being in material breach or material violation of, (i) any Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) binding requirements of self-regulatory organizations to which the Company or any Company Subsidiary is bound or with which it has represented compliance (including the PCI DSS and the self-regulatory requirements of the Digital Advertising Association and Network Advertising Initiative, as applicable to the Company or a Company Subsidiary), (iv) all applicable policies and procedures adopted by the Company or a Company Subsidiary relating to Personal Data, including the Privacy Statements, and (v) all consents and authorizations that apply to the Personal Data that have been obtained by the Company or a Company Subsidiary

(items (i) to (iv) collectively the “Privacy Requirements”). The Company and each Company Subsidiary have executed Business Associate Agreements (as defined in HIPAA) with any Covered Entity or Business Associate (as defined in HIPAA), as required by HIPAA. Since January 1, 2018, the Company and each Company Subsidiary have at all times posted, where required by Information Privacy and Security Laws, as applicable, Privacy Statements (materially in compliance with Information Privacy and Security Laws) governing their use of Personal Data on their websites made available by the Company and each Company Subsidiary, and the Company and each Company Subsidiary have complied in all material respects with such current and former Privacy Statements. Such Privacy Statements have not been inaccurate, misleading or deceptive in any material respect.

(b)    Since January 1, 2018, there has been no material (i) data security breach of, unauthorized access to, or disruption or unavailability of Protected Information Processed by any Company Products, or any material Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information or (ii) incidents involving the unlawful, unauthorized or accidental loss, damage, access, acquisition, modification, use or Processing of any Protected Information owned, used, hosted, maintained or controlled by the Company or the Company Subsidiaries. Since January 1, 2018, neither the Company nor any Company Subsidiaries has experienced any unlawful, unauthorized or accidental loss, damage, access, acquisition, modification, use or Processing of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals, Persons and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s vendors, suppliers and subcontractors with access to Protected Information owned, used, hosted, maintained or controlled by the Company have (1) suffered any material security breach that resulted in any unlawful, unauthorized or accidental loss, damage, access, acquisition, modification, use or Processing of any Protected Information, or (2) materially breached or materially violated any of the Privacy Requirements.

(c)    Since January 1, 2018, the Company and each Company Subsidiary have implemented, monitored, maintained and materially complied with a commercially reasonable written information security program, covering the Company and each Company Subsidiary, designed to meet or exceed applicable industry standards to (i) identify and address internal and external risks to the security, integrity, or privacy of any Protected Information, (ii) implement, monitor and improve commercially reasonable administrative, technical and physical safeguards to control these risks and protect against threats to Protected Information and Company or Company Subsidiary systems, networks or information technology that transmits or maintains such information, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security, integrity, or privacy compromising Personal Data. To the extent required by Privacy Requirements, the Company and each of the Company Subsidiaries has contractually obligated all vendors, suppliers and subcontractors that have access to Protected Information to comply with Privacy Requirements. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s vendors, suppliers and subcontractors have violated or failed to comply with such obligations. The Company and each of the Company Subsidiaries have performed commercially reasonable security risk assessments at least annually and remediated or sufficiently mitigated all critical, high risk or material threats and deficiencies identified in those security risk assessments. To the Company’s Knowledge, no circumstances or vulnerabilities exist that present a material risk to the Protected Information in Company’s or any Company Subsidiary’s possession or to any Company or Company Subsidiary systems, networks or information technology that transmit or maintain such information.

(d)    Since January 1, 2018, no Person has (i) provided a written notice or audit request to the Company or a Company Subsidiary, (ii) made any written claim against the Company or a Company Subsidiary or (iii) to the Company’s Knowledge, commenced any Proceeding, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by the Company, any Company Subsidiary or (with respect to services provided to or on behalf of the Company) any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the Processing of Personal Data or (B) any of the

Company’s or a Company Subsidiary’s privacy or data security practices, including any unlawful, unauthorized or accidental loss, damage, modification, or Processing of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. To the Company’s Knowledge, there is no circumstance that would reasonably be expected to give rise to any of the foregoing.

(e)    The Company and the Company Subsidiaries have in place commercially reasonable disaster recovery plans and procedures that satisfy applicable Privacy Requirements, and the Company and the Company Subsidiaries are in compliance therewith, except to the extent noncompliance therewith would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.16.    Real Property; Assets. Neither the Company nor any Company Subsidiary owns any real property. Section 3.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of Contracts pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property that is material to the Company or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 3.17.    Material Contracts.

(a)    Except for this Agreement, Section 3.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 3.17(a), whether or not set forth on Section 3.17 of the Company Disclosure Letter, being referred to herein as the “Material Contract”):

(i)    each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)    each Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(iii)    any material legal partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iv)    each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;

(v)    each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $1,000,000;

(vi)    each IP Contract;

(vii)    any Contract to provide Source Code for any Company Product to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party, other than Contracts with employees and contractors of the Company or any Company Subsidiary pursuant to which such employee or contractor is provided Source Code for use solely in connection with such employee’s or contractor’s performance of services for the Company or a Company Subsidiary;

(viii)    any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(ix)    any Contract providing for (i) any severance, termination payment, or advance notice of termination to any employee or individual independent contractor (or any other Person contracted to provide services that is controlled by an individual independent contractor) of the Company or any Company Subsidiary (except for Contracts providing for no greater notice nor greater statutory severance pay than is required by applicable Law and Contracts with individual independent contractors providing for an advance notice period of thirty (30) days or less that can be terminated without material liability to the Company or any Company Subsidiary) or (ii) retention payments, change of control payments, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger or any other transaction contemplated by this Agreement;

(x)    each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $3,500,000 in the twelve (12) month period following the date hereof;

(xi)    any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

(xii)    each Contract with a Material Customer, a Material Supplier or a Material Reseller, excluding non-disclosure agreements, purchase or service orders, sales acknowledgements, and other similar documents entered into or provided in the ordinary course of business consistent with past practice;

(xiii)    each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xiv)    each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xv)    each Company Government Contract (except for customer contracts pursuant to which the Company receives annual revenue below $1,000,000 and which are on the Company standard form which has been made available to Parent);

(xvi)    each Company Lease;

(xvii)    each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $100,000 or relating to any Liens on the assets of the Company or any Company Subsidiary;

(xviii)    each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $100,000 or with a notional value in excess of $100,000;

(xix)    each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member;

(xx)    each Contract (including any side letters) governing or amending, modifying, supplementing or otherwise relating to any of the Convertible Notes Indentures or any of the Convertible Notes Hedge Obligations; and

(xxi)    any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b)    True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c)    True and complete copies of each Government Contract Bid that, if accepted, would be a Material Contract of the type specified in Section 3.17(a)(xv) (a “Material Government Bid”) have been made available to Parent prior to the date hereof.

(d)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Government Contract is binding on the Company or the Company Subsidiary party thereto and is in full force and effect, subject to the Enforceability Limitations, (ii) no Company Government Contract or offer, quotation, bid or proposal to sell products or services made by the Company or any Company Subsidiary to any Governmental Entity or any prime contractor (a “Government Contract Bid”) is the subject of bid or award protest proceedings resulting from the conduct of the Company or any of its Subsidiaries, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Government

Contract. The Company and the Company Subsidiaries are in compliance, and have been in compliance since January 1, 2019, in all material respects with the terms and conditions of each Company Government Contract and Government Contract Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2019, neither any Governmental Entity nor any prime contractor or subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Government Contract Bid. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2019, no costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been proposed for disallowance or deemed finally disallowed in writing by a Governmental Entity, and no material payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off any such payment.

(e)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2019, (i) none of the Company, any Company Subsidiary or any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any request to show cause (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iii) none of the Company or any Company Subsidiary, to the Company’s Knowledge, is the subject of a finding of non-compliance, nonresponsibility or ineligibility for government contracting, (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees or Principals (as defined in Federal Acquisition Regulation 52.209-5), nor to the Company’s Knowledge, any consultants or agents of the Company or any Company Subsidiary, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any alleged material irregularity, misstatement or omission arising thereunder or relating thereto, and to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit and (vi) neither the Company nor any Company Subsidiary has made any voluntary disclosure (A) to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) under the Federal Acquisition Regulation mandatory disclosure or payment provisions to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 3.18.    Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 3.19.    Customers; Suppliers; Resellers; Government Entities.

(a)    Section 3.19(a) of the Company Disclosure Letter sets forth a list of the top fifteen (15) customers of the Company and the Company Subsidiaries by revenue received during the twelve (12) month period ending May 31, 2021 (each, a “Material Customer” ). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or adversely modify its existing Contracts with the Company or the Company Subsidiaries.

(b)    Section 3.19(b) of the Company Disclosure Letter sets forth a list of the top fifteen (15) suppliers and vendors of the Company by spend during the twelve (12) month period ending May 31, 2021 (each, a “Material Supplier”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate or materially and adversely modify its existing Contracts with the Company or the Company Subsidiaries.

(c)    Section 3.19(c) of the Company Disclosure Letter sets forth a list of the resellers, distributors, or sales agents for the Company Products with revenue received therefrom by the Company or any Company Subsidiary during the twelve month period ending May 31, 2021 in excess of $1,000,000 (each, a “Material Reseller”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a reseller, distributor, or sales agent, as applicable, to the Company or that such Material Reseller intends to terminate or materially and adversely modify its existing Contracts with the Company or the Company Subsidiaries.

Section 3.20.    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.21.    Information Supplied. The information relating to the Company and the Company Subsidiaries, to the extent supplied by or on behalf the Company and the Company Subsidiaries, to be contained in, or incorporated by reference in, the proxy statement/prospectus to be sent to the Company Stockholders in connection with the Merger and the other Transactions (including any amendments or supplements, the “Proxy Statement/Prospectus”) or the Form S-4 (and any amendment or supplement thereto) will not, on the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, or is first mailed to Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus or the Form S-4, which information or statements were not supplied by or on behalf of the Company.

Section 3.22.    Opinion of Financial Advisor. The Company Board of Directors has received an opinion of Qatalyst Partners LP (“Qatalyst”) to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Exchange Ratio to be received by the holders of Company Common Stock (other than Parent or any affiliate of Parent), pursuant to, and in accordance with, this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be provided to Parent promptly following receipt by the Company for informational purposes only.

Section 3.23.    State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.24.    Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 3.25.    Finders and Brokers. Other than Qatalyst, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger. A true and complete copy of the engagement letter with Qatalyst has been made available to Parent prior to the date hereof.

Section 3.26.    No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub, any of their respective Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV. Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in (x) Parent’s Annual Report filed on Form 10-K on March 18, 2021 or any other Parent SEC Documents filed or furnished by Parent with the SEC on or after January 1, 2019 and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1.    Qualification, Organization, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not be material to Parent and Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Sub and the other Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. Parent has filed with the SEC, prior to the date hereof, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 4.2.    Capitalization.

(a)    The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Class A Common Stock, 300,000,000 shares of Class B Common Stock of Parent, par value $0.001 per share (“Parent Class B Common Stock”) and 200,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of July 14, 2021 (the “Parent Capitalization Date”): (i) (A) 240,192,310 shares of Parent Class A Common Stock were issued and outstanding, (B) no shares of Parent Class A Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 268,481 shares of Parent Class A Common Stock were outstanding with a weighted average exercise price per share of $68.81, and (D) restricted stock unit awards granted under Parent Equity Plans covering 4,116,533 shares of Parent Class A Common Stock were outstanding; (ii) 57,629,824 shares of Parent Class A Common Stock were reserved for future issuance pursuant to the Parent Equity Plans; (iii) (A) 56,769,531 shares of Parent Class B Common Stock were issued and outstanding, (B) no shares of Parent Class B Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 7,354,876 shares of Parent Class B Common Stock were outstanding with a weighted average exercise price per share of $5.34; (iv) 460,157 shares of Parent Class A Common Stock were reserved for issuance pursuant to Parent’s 2019 Employee Stock Purchase Plan; and (v) no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Class A Common Stock are, and all shares of Parent Class A Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)    Except as set forth in Section 4.2(a) and other than the shares of Parent Class A Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c)    Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)    There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e)    The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of the Effective Time shall be, directly owned by Parent.

Section 4.3.    Corporate Authority.

(a)    Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of each of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)    No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement.

(c)    This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement/Prospectus and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 and the mailing of the Proxy Statement/Prospectus, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” Laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws, (vii) the Communications Approvals, and (viii) any applicable requirements of Nasdaq, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is anticipated to be necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)    The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 4.5.    SEC Reports and Financial Statements.

(a)    Since February 1, 2019, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq, and none of the Parent SEC Documents contained (or with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since February 1, 2019, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b)    The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)    Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

Section 4.6.    Internal Controls and Procedures. Parent has established and maintains, and at all times since January 31, 2019 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 31, 2019, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 31, 2019 through the date hereof, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 4.7.    No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of January 31, 2021 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since January 31, 2021 (other than any liability for any material breaches of Contracts), (c) as expressly required or contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8.    Absence of Certain Changes or Events. From January 31, 2021 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9.    Compliance with Law.

(a)    Parent and each Parent Subsidiary are and have been since January 1, 2019 in compliance with and not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2019, neither Parent nor any Parent Subsidiary has received written notice of any violation of Communications Law applicable to Parent and any Parent Subsidiary or has been the subject of a fine or consent decree relating to compliance with any Communications Law applicable to Parent or any Parent Subsidiary, except (x) as would not reasonably be expected to materially delay, materially impede or prevent the consummation of the Transactions on or before the Outside Date and (y) as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with (i) the Communications Assistance for Law Enforcement Act of 1994 and all rules and regulations promulgated thereunder, as and if applicable and (ii) all applicable FCC and State PUC universal service rules, including but not limited to filing obligations, universal service assessments, and the rules governing any universal service support received (directly or from customers subsidized under the applicable rules), and (iii) since January 1, 2019 have paid all regulatory fees, telecommunications relay service fees and other payments required to be made by them prior to the date of this Agreement under the rules or policies of the FCC or any State PUC, except in each case of the foregoing clauses (i)-(iii) where such noncompliance or nonpayment (x) would not reasonably be expected to materially delay, materially impede or prevent the consummation of the Transactions on or before the Outside Date and (y) has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Parent and each Parent Subsidiary are, and since January 1, 2019 have been, in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, qualifications, clearances orders or other rights and privileges, in each case, whether issued by or under the authority of any Governmental Entity or pursuant to any applicable Law (including pursuant to Communications Laws) necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c)    Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

Section 4.10.    Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.11.    Information Supplied. The information relating to Parent and the Parent Subsidiaries, to the extent supplied by or on behalf Parent and the Parent Subsidiaries, to be contained in, or incorporated by reference in, the Proxy Statement/Prospectus and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Merger Sub.

Section 4.12.    Valid Issuance. The Parent Class A Common Stock to be issued as Merger Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by any Company Stockholder) will be free of restrictions on transfer.

Section 4.13.    Finders and Brokers. Other than Goldman Sachs & Co. LLC, neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Merger.

Section 4.14.    Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, nor at any time in the past three (3) years through the date hereof has directly or indirectly owned, any shares of Company Common Stock.

Section 4.15.    No Merger Sub Activity. Merger Sub was newly formed by Parent for the sole purpose of entering into this Agreement and effecting the Transactions and has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the Transactions. Since its date of formation, Merger Sub has not conducted any business or engaged in any activities other than in connection with this Agreement and the Transactions.

Section 4.16.    Tax Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of Parent and the Parent Subsidiaries reflect adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by Parent or any Parent Subsidiary as of the date thereof.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to the Knowledge of Parent, threatened in writing with respect to any Taxes or Tax Returns of Parent or any Parent Subsidiary, or (ii) deficiency or adjustment for any amount of Taxes that has been proposed, asserted or assessed by any Governmental Entity against Parent or any Parent Subsidiary and that has not been fully satisfied by payment.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent or any Parent Subsidiary has any material liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or otherwise by operation of Law.

(d)    Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(e)    Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) prevent or preclude Parent and Merger Sub from delivering the Parent Tax Representation Letter to Parent Counsel and Company Counsel in accordance with Section 6.14(b).

Section 4.17.    No Other Representations. Except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that none of the Company, any of its Representatives or any other Person makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, except as may be expressly provided in Article III, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 5.1.    Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth in Section 5.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (with respect to clauses (i) (with respect to the organizational documents of any Company Subsidiary only), (iv), (v), (ix), (x), (xi), (xii), (xiii), (xvi), (xvii), (xxi)(xxii), (xxiv) and (xxviii) or (xxviii) with respect to any of the foregoing of Section 5.1(b) only, such consent not to be unreasonably withheld, conditioned or delayed), the Company (a) shall and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, including by (1) preserving intact its and their present business organizations, goodwill and ongoing businesses, (2) keeping available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (3) preserving its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 5.1(b), such specific provisions shall govern over the more general provision of this Section 5.1(a)); and (b) shall not, nor shall the Company permit any Company Subsidiary to:

(i)    amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

(iii)    split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Equity Awards or (B) any such transaction involving only wholly owned Company Subsidiaries;

(iv)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) issuances of Company Common Stock in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (C) sales of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, or (D) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v)    except as required by any Company Benefit Plan as in existence as of the date hereof and set forth on Section 3.10(a) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers, employees or independent contractors, (B) grant to any of its directors, executive officers, employees or independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation (including any spot bonuses or similar bonuses) to any of its directors, executive officers, employees or independent contractors, (D) enter into any employment, severance, or retention agreement (excluding offer letters entered into with new hires permitted pursuant to clause (H) below in the ordinary course of business consistent with past practice that provide for no severance or change in control benefits) with any of its directors, executive officers, employees or independent contractors, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) or increase the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) terminate the employment of any employee at the level of vice president or above, other than for cause, (H) hire any new employees, except as listed on Section 5.1(b)(v) of the Company Disclosure Letter or (I) provide any funding for any rabbi trust or similar arrangement;

(vi)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

(vii)    liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii)    make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries or (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(ix)    sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) nonexclusive licenses of Company Intellectual Property entered into in the ordinary course of business consistent with past practice with customers or resellers of the Company or the Company Subsidiaries and (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(x)    terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by the Company or any Company Subsidiary of any open source Software;

(xi)    enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to material Intellectual Property, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than (A) non-exclusive licenses of Company Intellectual Property entered in the ordinary course of business consistent with past practice with customers or resellers of the Company or the Company Subsidiaries and (B) amendments and modifications, in each case, to existing exclusive, limited distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice;

(xii)    (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clause (i), (ii), (iii), (iv), (v), (viii), (ix), (x) with respect to Contracts pursuant to which the Company or any Company Subsidiary is obligated to make payments, (xi), (xii) with respect to Contracts with Material Suppliers, (xiii), (xiv), (xvi), (xvii), (xviii), (xix) if outside of the ordinary course of business consistent with past practice, or (xx) of Section 3.17(a), (B) (1) materially modify, materially amend, extend or terminate any Material Contract (other than non-renewals occurring in the ordinary course of business) or (2) waive, release or assign any material rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice or (C) modify, amend or terminate, or waive or release or assign any material rights under any Material Government Bid or submit any new Government Contract Bid that would have been considered a Material Government Bid if it were submitted prior to the date hereof;

(xiii)    except in accordance with the Company’s capital budget provided to Parent prior to the date hereof, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiv)    commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any claim, litigation, investigation or other Proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or other Proceeding that is not brought by

Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually, $1,000,000, or in the aggregate, $2,000,000, (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including following the Effective Time the Company and the Company Subsidiaries) and (C) does not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;

(xv)    make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi)    amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary (other than any amendment or modification reasonably necessary or advisable to comply with applicable Law);

(xvii)    make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, file any U.S. federal, state or foreign income Tax Return or any other material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof), settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xviii)    redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(xix)    enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xx)    fail to use commercially reasonable efforts to maintain the Company’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;

(xxi)    (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any material term or condition thereof or grant any material consents thereunder, (C) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) knowingly commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (D), other than in the ordinary course of business consistent with past practice;

(xxii)    other than the Company Stockholders Meeting, convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxiii)    terminate or modify or waive in any material respect any right under any Company Permit;

(xxiv)     adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxv)    subject to Section 6.2, take or cause to be taken any action that would reasonably be expected to materially delay, materially impede or prevent the consummation of the Transactions on or before the Outside Date;

(xxvi)    amend, modify, supplement or terminate any Convertible Notes Indenture or any Capped Call Confirmation or take any action that would result in a change to the Conversion Rate (as defined in the applicable Convertible Notes Indenture as in effect on the date hereof) or a Potential Adjustment Event or otherwise an adjustment to the Option Entitlement, Strike Price or Cap Price (each as defined in the applicable Capped Call Confirmations as in effect on the date hereof) (other than as contemplated pursuant to Section 6.15);

(xxvii)    fail to use reasonable best efforts to maintain any Communications Authorization in full force and effect; or

(xxviii)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.2.    Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1 except as set forth in Section 5.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(a)    amend, modify, waive, rescind, change or otherwise restate the Parent Governing Documents (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the Company Stockholders, or adversely affect the Company Stockholders relative to other holders of Parent Class A Common Stock;

(b)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) dividends and distributions paid or made in the ordinary course of business consistent with past practice by the Parent Subsidiaries to Parent or any other wholly owned Parent Subsidiary and (ii) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(d) and for which the proper adjustment is made;

(c)    split, combine, subdivide, reduce or reclassify any of its capital stock, except for (i) any such transaction involving only wholly owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(d) and for which the proper adjustment is made;

(d)    adopt a plan of complete or partial liquidation or dissolution with respect to Parent, Merger Sub or any direct or indirect parent entity of Merger Sub;

(e)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person (or any business or division thereof) set forth on Section 5.2(e) of the Parent Disclosure Letter that (i) would require (A) the filing by Parent or any Parent Subsidiaries of a Notification and Report Form pursuant to the HSR Act with respect to such acquisition or (B) any pre-closing approvals, consents, waivers or clearances under any Antitrust Laws of the jurisdictions set forth on Section 7.1(d)(ii) or Section 7.1(d)(iii) of the Parent Disclosure Letter with respect to such acquisition and (ii) would reasonably be expected under applicable Antitrust Law in the United States or in the jurisdictions specified in Section 7.1(d)(ii) or Section 7.1(d)(iii) of the Parent Disclosure Letter to (and actually does) cause material additional substantive review of the Merger that would prevent (A) any waiting period (or extensions thereof) applicable to the Transactions under the HSR Act from expiring or terminating prior to the Outside Date or (B) Parent or Purchaser from obtaining, prior to the Outside Date, any of the required pre-closing approvals, consents, waivers or clearances applicable to the Transactions under any Antitrust Laws of the jurisdictions set forth on Section 7.1(d)(ii) or Section 7.1(d)(iii) of the Parent Disclosure Letter; provided that in no event shall a breach of this Section 5.2(e) constitute a “willful breach” for any purpose under this Agreement; or

(f)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.3.    No Solicitation by the Company.

(a)    From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to not, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the Company Stockholders Meeting); (vi) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”), (viii) call or convene a meeting of the Company Stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (ix) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi) or (ix) (to the extent related to the foregoing clauses (iii), (iv) or (v)), a “Change of Recommendation”). The Company shall, and the Company shall cause the Company Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 5.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.3. For purposes of this Section 5.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in this Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.3(a) by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company Subsidiary or (z) any other Representatives acting on behalf of the Company or any Company Subsidiary shall be a breach of this Section 5.3(a) by the Company.

(b)    Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide, written Acquisition Proposal that did not result from a breach of this Section 5.3, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the Person making such Acquisition Proposal and its Representatives acting on such Person’s behalf, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(c)    The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the Company’s or any of its controlled affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company or its Representatives, or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b). Unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall not take any action to exempt any person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(d)    Notwithstanding anything in this Section 5.3 to the contrary, but subject to Section 5.3(e), at any time prior to the Company Stockholder Approval being obtained, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 5.3(a)(iv) or Section 5.3(a)(vi)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(g) in order to enter into a definitive agreement providing for an unsolicited Acquisition Proposal (which, for the avoidance of doubt, did not result from a breach of this Section 5.3), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1(g). “Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock, the Parent Class A Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices), (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, or (E) natural disasters, epidemics or pandemics (including the existence and impact of COVID-19).

(e)    Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination Section 5.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four

(4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination under Section 5.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 5.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 5.3(c) and the applicable four (4) Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 5.3(d)(ii) prior to the end of any such period as so extended in accordance with the terms of this Section 5.3(e).

(f)    Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation. For the avoidance of doubt, this Section 5.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 5.3(d) and Section 5.3(e).

Section 5.4.    Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Stockholders Meeting.

(a)    As promptly as reasonably practicable after the execution of this Agreement, the Company (with Parent’s reasonable cooperation) shall use reasonable best efforts to prepare within thirty (30) days following the execution of this Agreement a mutually acceptable Proxy Statement/Prospectus (as part of the Form S-4), and Parent (with the Company’s reasonable cooperation) shall use reasonable best efforts to prepare and file within thirty (30) days following the execution of this Agreement with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Class A Common Stock to be issued in the Merger.

(i)    Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Form S-4 and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Class A Common Stock in connection with the Merger and (C) keep the Form S-4 effective through the Closing in order to permit the consummation of the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be filed and mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy

Statement/Prospectus will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, without limiting the generality of this Section 5.4, with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, at the time and in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. Subject to applicable Law, each Party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Merger.

(ii)    Prior to filing of the Form S-4, Parent (and Merger Sub) and the Company shall use their respective reasonable best efforts to execute and deliver to Cooley LLP, counsel to Parent (“Parent Counsel”), and to Latham & Watkins LLP, counsel to the Company (“Company Counsel”), the applicable “Tax Representation Letters” referenced in Section 6.14(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, and prior to the effectiveness of the Form S-4: (A) Parent shall use reasonable best efforts to cause Parent Counsel to deliver to Parent a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) the Company shall use its reasonable best efforts to cause Company Counsel to deliver to the Company a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act.

(b)    Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall (i) as promptly as reasonably practicable after the filing of the Form S-4 with the SEC and in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders Meeting and (ii) duly call, give notice of, convene and hold a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (as it may be adjourned or postponed as provided below, the “Company Stockholders Meeting”) as soon as reasonably practicable after the date hereof (but in no event later than forty-five (45) days following the effectiveness of the Form S-4), and the Company shall submit such proposal to the Company Stockholders at the Company Stockholders Meeting and shall not submit any other proposal to the Company Stockholders in connection with the Company Stockholders Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders Meeting) without the prior written consent of Parent. The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last seven (7) days prior to the Company Stockholders Meeting) and (ii) to give written notice (which, for the avoidance of doubt, may be given via email) to Parent one (1) day prior to, and on the date of, the Company Stockholders Meeting, indicating whether, as of such date, sufficient proxies representing the Company Stockholder Approval have been obtained.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent; provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus or S-4 required by Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Stockholders Meeting or to obtain the Company Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Stockholder Approval; provided that unless agreed to in writing by Parent, (x) any such adjournment or postponement shall be for a period of no more than ten (10) Business Days, and (y) the Company shall only be permitted to effect no more than one (1) such adjournment or postponement pursuant to this clause (ii); provided that (A) no postponement contemplated by this clause (ii) shall be permitted if it would require a change to the record date for the Company Stockholders Meeting, and (B) if requested by Parent, the Company shall effect an adjournment or postponement of the Company Stockholders Meeting under the circumstances contemplated by this clause (ii) for a period of up to twenty (20) Business Days in the aggregate (provided that Parent shall only make up to two (2) such requests, each for up to ten (10) Business Days, and no such request for a postponement shall be permitted if it would require a change in the record date for the Company Stockholders Meeting). The Company shall use its reasonable best efforts to (A) solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the Transactions, including the Merger and (B) take all other action necessary or advisable to secure the Company Stockholder Approval, including, unless the Company Board of Directors has validly made a Change of Recommendation in accordance with Section 5.3, by communicating to the Company Stockholders the Company Board Recommendation and including such Company Board Recommendation in the Proxy Statement/Prospectus. Notwithstanding any Change of Recommendation, unless this Agreement is terminated in accordance with its terms, (x) the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders for approval at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) all other obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.    Access; Confidentiality; Notice of Certain Events.

(a)    From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law

(provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege).

(b)    Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)    The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (solely with respect to the matters set forth in clauses (i) and (ii) of this Section 6.1(c) and subject to Section 6.2(b)), (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Parent and Merger Sub; provided, further, other than in the case of the Company’s willful breach of this Section 6.1(c), that the Company’s obligations, actions or inactions pursuant to this Section 6.1(c), in each case and in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) has been satisfied.

Section 6.2.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary or advisable applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable, (y) make all other necessary filings as promptly as reasonably practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under Antitrust Law and (z) submit all notices, filings or applications with any applicable Governmental Entities required to obtain (i) the Communications Approvals and (ii) any other required consents for the transfer of control of Communications Authorizations with respect to the Transactions, in each case no later than ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties). Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business, or any assets of the Company, the Surviving Company, Parent, Merger Sub or any Subsidiary of any of the foregoing, other than to the extent the actions specified in clauses (B) and (C) would, individually or in the aggregate, have no greater than a de minimis impact (including the cost and/or time associated with complying with such actions) on Parent, the Company, or the strategic and/or financial benefits of the Transactions; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b)    Each of Parent and the Company shall, in connection with obtaining, and without limiting the efforts referenced in Section 6.2(a) to obtain, all waiting period expirations or terminations, consents, clearances, Communications Approvals, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Antitrust Law, or any Communications Laws, as applicable, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, or litigation, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), the FCC or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or video conference with, the DOJ, the FTC, the FCC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, the FCC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or video conferences with the DOJ, the FTC, the FCC or other Governmental Entity or other Person; provided, however, that if there is a dispute concerning strategy with respect to any such filing, submission, investigation, inquiry, proceeding, communication or meeting, either between the Parties or the Parties’ counsel, the preceding clauses (i)-(iii) shall continue to apply except that Parent shall control strategy for obtaining all such waiting period expirations or terminations, consents, clearances, Communications Approvals (so long as such control of strategy does not contravene applicable Communications Laws), waivers, licenses, orders, registrations, approvals, permits and authorizations. Materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege concerns; provided, however, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Outside Counsel Only” which such material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.

(c)    In connection with and without limiting the foregoing, the Company shall use commercially reasonable efforts to give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its commercially reasonable efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified for by Parent or (b) subject to the occurrence of the Effective Time).

Section 6.3.    Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 6.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3; provided, further, that the obligations set forth in this Section 6.3 shall not apply to any communication regarding an Acquisition Proposal to the extent in accordance with Section 5.3(f) or a Change of Recommendation to the extent in accordance with Section 5.3.

Section 6.4.    D&O Insurance and Indemnification.

(a)    For six (6) years from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or its Subsidiaries’ respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)    At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)    In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions thereof.

Section 6.5.    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions.

Section 6.6.    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any breach by Merger Sub of the covenants of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 6.7.    Employee Matters.

(a)    Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) a base salary or wage rate, as applicable, and a target annual cash incentive compensation opportunity that, in the aggregate, are no less favorable than those in effect for such Continuing Employee immediately prior to Closing; provided, that each Continuing Employee shall be provided at least the same wage rate or base salary as that in effect for such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (including retirement and health and welfare benefits, but excluding cash and equity compensation) that are, in the aggregate, no less favorable than those in effect for similarly situated employees of Parent and its Subsidiaries.

(b)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall use commercially reasonable efforts to provide each Continuing Employee, subject to applicable law and applicable tax qualification requirements, credit for his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent (i) that its application would result in a duplication of benefits, (ii) for any purpose under any defined benefit retirement plan, retiree welfare plan, equity-based incentive plan or long-term incentive plan, (iii) for purposes of any plan, program or arrangement under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (iv) for purposes of any plan that is grandfathered or frozen, either with respect to level of benefits or participation. In addition, and without limiting the generality of the foregoing, (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions were not waived under the Company Benefit Plan of the same type in which such Continuing Employee participated immediately prior to the Effective Time (“Old Plan”) and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of- pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    Unless otherwise directed by Parent in writing at least five (5) Business Days before the Effective Time, the Company shall take all necessary actions to terminate its 401(k) plan, with such termination effective as of no later than the date immediately preceding the Closing Date. The Company shall provide Parent with a copy of any resolutions or other corporate action (the form and substance of which shall be subject to review and approval by Parent) evidencing that the Company’s 401(k) plan will be terminated effective as of no later than the date immediately preceding the Closing Date, contingent upon the Effective Time, and will adopt any necessary amendments to the Company’s 401(k) plan to effect such termination. Prior to and conditioned upon termination of the Company’s 401(k) plan, the Company shall take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in the Company’s 401(k) plan that are impacted by such termination. If the Company’s 401(k) plan is terminated pursuant to this Section 6.7(c), then as soon as practicable following the 401(k) plan termination date, Parent shall permit all Continuing Employees who were eligible to participate in the Company’s 401(k) plan immediately prior to the 401(k) plan termination date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the Company’s terminated 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except in each case, as may be prohibited by Parent’s 401(k) plan or to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan.

(d)    Parent or an affiliate of Parent shall assume, honor and maintain for a period of twelve (12) months following the Effective Time the Company Benefits Plans (i) listed in Section 6.7(d)(i) the Company Disclosure Letter as in effect on the date of this Agreement, and (ii) permitted to be adopted before the Closing Date and listed in Section 6.7(d)(ii) of the Company Disclosure Letter as in effect as of the Closing Date. The Company and Parent or an affiliate of Parent (as applicable) shall treat the Company Benefit Plan(s) set forth in Section 6.7(d)(iii) of the Company Disclosure Letter as provided therein.

(e)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8.    Rule  16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and Convertible Notes and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9.    Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10.    Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 6.11.    Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12.    Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance.

Section 6.13.    14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Common Stock and holders of Company Equity Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Effective Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement effective on or prior to the date hereof or entered into after the date hereof and prior to the Effective Time and (ii) the terms of Section 6.4 and Section 6.7 and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act, including with respect to the foregoing arrangements and any other applicable Transactions. The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 6.14.    Certain Tax Matters.

(a)    None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties and their respective affiliates and Representatives shall promptly notify the other Party when such notifying Party knows or has reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code).

(b)    (i) The Company shall use its reasonable best efforts to deliver to Company Counsel and Parent Counsel a “Company Tax Representation Letter,” dated both as of the date of the Tax opinions referenced in Section 5.4(a)(ii) and as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and (ii) Parent (and Merger Sub) shall use their reasonable best efforts to deliver to Parent Counsel and Company Counsel a “Parent Tax Representation Letter,” dated both as of the date of the Tax opinions referenced in Section 5.4(a)(ii) and as of the Closing Date, and signed by an officer of Parent (and Merger Sub), containing representations of Parent (and Merger Sub), in each case of clauses (i) and (ii), as shall be reasonably satisfactory in form and substance to Parent Counsel and Company Counsel, respectively, and reasonably necessary or appropriate to enable (I) Parent Counsel to render the applicable tax opinions described in Section 5.4(a)(ii) and Section 7.2(e) and (II) Company Counsel to render the applicable tax opinions described in Section 5.4(a)(ii) and Section 7.3(c), and Parent Counsel and Company Counsel shall be entitled to rely upon such representations in rendering any such opinions. Each of Parent and the Company shall cooperate in good faith with one another to carry out this Section 6.14 and to obtain the applicable tax opinions described in Section 5.4(a)(ii), Section 7.2(e) and Section 7.3(c), as applicable. In the event counsel other than Parent Counsel or Company Counsel is to render the tax opinion described in Section 7.2(e) or Section 7.3(c), references in this Section 6.14(b) to Company Counsel or Parent Counsel shall be deemed references to such other counsel, as applicable.

(c)    Prior to the Closing, the Company shall deliver to Parent a certificate in a form reasonably acceptable to Parent dated as of within 30 days prior to Closing and certifying that the Company has not been a “United States real property holding corporation” within the last five years.

Section 6.15.    Indebtedness.

(a)    Within the time periods required by the terms of each Convertible Notes Indenture, the Company shall, and shall cause the Company Subsidiaries to, take all actions required by, or reasonably requested by Parent pursuant to, the applicable Convertible Notes Indenture and applicable Law to be performed by the Company or any Company Subsidiary at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Parent and delivery to the trustees, holders or other applicable Persons, as applicable, of any documents or instruments required or reasonably requested by Parent to be delivered at or prior to the Effective Time to such trustees, holders or other applicable Persons, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by, or reasonably requested by Parent pursuant to, the Convertible Notes Indentures; provided that the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the applicable Convertible Notes Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i) executing and delivering (or causing to be executed and delivered, as applicable) prior to or at the Effective Time one or more supplemental indentures, officer’s certificates and opinions of counsel (to the extent required by the trustee pursuant to the Convertible Notes Indentures), in each case in form and substance reasonably acceptable to Parent, pursuant to the applicable Convertible Notes Indenture and (ii) using its reasonable best efforts to cause each of the trustees under the Convertible Notes Indentures to execute at or prior to the Effective Time any such supplemental indentures. If the Effective Time does not occur prior to December 1, 2021, the Company shall make any Additional Interest payment required by the 2025 Notes Indenture to holders under the 2025 Notes Indenture on the December 1, 2021 interest payment date.

(b)    Prior to the Effective Time, the Company shall (i) take all actions reasonably requested by Parent in connection with making elections under, amending, negotiating adjustments, obtaining waivers or unwinding or otherwise settling the Capped Call Confirmations, (ii) promptly advise Parent of any notices or other communications with the counterparties to the Convertible Note Hedge Obligations in respect of any settlement or termination thereof or adjustment thereto (including any adjustments arising out of an Announcement Event (as defined in the Capped Call Confirmations)), and (iii) cooperate with Parent with respect to its efforts to settle, terminate or amend the Convertible Note Hedge Obligations and the negotiation of any termination or settlement payment or valuation related thereto or the negotiation of any amendment thereto, as applicable; provided that the Company shall not (x) exercise any right that it may have to terminate, or cause the early settlement, exercise or cancellation of, the Convertible Note Hedge Obligations (other than any exercise or termination contemplated pursuant to Section 9(i)(i) of the applicable Capped Call Confirmations upon any conversion of the applicable Convertible Notes prior to the Effective Time (a “Specified Exercise”)) (it being agreed that the Company shall notify Parent in writing as promptly as practicable prior to any such exercise or termination); or (y) agree to amend, modify or supplement the terms relating to, or agree to any amount due upon, the termination or settlement thereof, in each case of clauses (x) and (y), without the prior written consent of Parent; provided, further, that nothing in this Section 6.15(b) shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Convertible Note Hedge Obligations prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Convertible Note Hedge Obligations or a notice contemplated by Section 9(i)(i) of the applicable Capped Call Confirmations in connection with a Specified Exercise (it being understood that the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1.    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)    Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)    Nasdaq Listing. The shares of Parent Class A Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(c)    Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop.

(d)    Government Consents. (i) All waiting periods (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated and any timing agreement entered into by Parent with the prior written consent of the Company with any applicable Governmental Entities shall have expired or been terminated; (ii) all other required approvals, consents, waivers or clearances under any Antitrust Laws of the jurisdictions set forth on Section 7.1(d)(ii) of the Parent Disclosure Letter shall have been obtained; and (iii) no Governmental Entity in a jurisdiction set forth on Section 7.1(d)(iii) of the Parent Disclosure Letter shall have received a referral or commenced an investigation relating to the Transactions under Antitrust Law that remains pending.

(e)    No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(f)    Communications Approvals. Each Communications Approval shall have been obtained and shall be in full force and effect as of immediately prior to and upon the Effective Time.

Section 7.2.    Conditions to Obligations of Parent. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (other than the last sentence of Section 3.1(a)), the first sentence of Section 3.1(b), Section 3.3,

Section 3.22, Section 3.23 or Section 3.25 (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall not be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(c), Section 3.2(d) or Section 3.2(e) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects; and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall not be true and correct as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Covenants. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Effective Time;

(c)    No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred on or after the date of the Agreement and be continuing as of immediately prior to the Effective Time.

(d)    Company Officer Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (a), (b) and (c) immediately above have not occurred.

(e)    Parent Tax Opinion. Parent shall have received a written opinion from Parent Counsel (or if Parent Counsel is unable or otherwise unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Parent), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 7.3.    Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.3 and Section 4.13 (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), Section 4.2(c) and Section 4.2(d) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of Parent and Merger Sub set forth in Section 4.8 shall be true and correct in all respects; and (iv) the other representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Effective Time.

(c)    Company Tax Opinion. The Company shall have received a written opinion from Company Counsel (or if Company Counsel is unable or otherwise unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to the Company), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions, set forth or referred to in such opinion, for U.S. federal income Tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VIII

TERMINATION

Section 8.1.    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of Parent and the Company;

(b)    by the Company, in the event that (i) Parent or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, which breach, failure to perform or violation would reasonably be expected to have a Parent Material Adverse Effect or (ii) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, which inaccuracy (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would reasonably be expected to have a Parent Material Adverse Effect, and in each of clauses (i) and (ii) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in material breach of this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) to be satisfied;

(c)    by Parent, in the event that (i) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (ii) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (i) or (ii) in a manner that would give rise to failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in material breach of this Agreement such that, even taking into account any cure period, the Company would have the right to terminate this Agreement pursuant to Section 8.1(b);

(d)    by either Parent or the Company if the Closing has not occurred on or before January 16, 2022 (the “Outside Date”); provided that (x) if, on the Outside Date, all of the conditions to Closing, other than the conditions set forth in Section 7.1(d), Section 7.1(e) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act, any other Antitrust Law of the jurisdictions set forth on Section 7.1(d)(ii) of the Parent Disclosure Letter or Section 7.1(d)(iii) of the Parent Disclosure Letter or the Laws in respect of the Communications Approvals) or Section 7.1(f) and those conditions to Closing that by their nature are to be satisfied at Closing (provided such conditions are capable of being satisfied were Closing to occur at such time), shall have been satisfied or validly waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) months, which date shall thereafter be deemed to be the Outside Date, (y) if, on the Outside Date as so extended pursuant to clause (x) of this Section 8.1(d), all of the conditions to Closing, other than the conditions set forth in Section 7.1(d), Section 7.1(e) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act, any other Antitrust Law of the jurisdictions set forth on Section 7.1(d)(ii) of the Parent Disclosure Letter or Section 7.1(d)(iii) of the Parent Disclosure Letter or the Laws in respect of the Communications Approvals) or Section 7.1(f) and those conditions to Closing that by their nature are to be satisfied at Closing (provided such conditions are capable of being satisfied were Closing to occur at such time), shall have been satisfied or validly waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) additional months, which date shall thereafter be deemed to be the Outside Date, and (z) if, on the Outside Date as so extended pursuant to clause (y) of this Section 8.1(d), all of the conditions to Closing, other than the conditions set forth in Section 7.1(f) and those conditions to Closing that by their nature are to be satisfied at Closing (provided such conditions are capable of being satisfied were Closing to occur at such time), shall have been satisfied or validly waived, then the Outside Date shall automatically be extended one (1) additional time for all purposes hereunder by a period of three (3) additional months, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of, or directly resulted in, the failure of the Transactions to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)    by Parent, if, prior to obtaining the Company Stockholder Approval, (i) the Company Board of Directors shall have effected a Change of Recommendation or (ii) the Company has materially breached Section 5.3;

(f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(g)    by the Company in order to effect a Change of Recommendation and concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 5.3(e) and (ii) concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b)(iii); or

(h)    by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.

Section 8.2.    Effect of Termination.

(a)    In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement: (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) “fraud” shall mean common law fraud under Delaware Law that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

(b)    Termination Fee.

(i)    If (A) (x) Parent terminates this Agreement pursuant to Section 8.1(d), (y) the Company terminates this Agreement pursuant to Section 8.1(d) and at such time Parent would be permitted to terminate this Agreement pursuant to Section 8.1(d), or (z) Parent terminates this Agreement pursuant to Section 8.1(c) as a result of a breach, failure to perform or violation described in such Section that (except with respect to a breach of Section 5.3(a)) first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 8.1(g), in which case prior to the Company Stockholder Approval being obtained) a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board of Directors or Company management, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) Business Days prior to the earlier of the date of the Company Stockholders Meeting and the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (1) the date any such Acquisition Proposal is consummated and (2) the date of entry in any such definitive agreement, the Company shall pay to Parent a fee of $450,000,000 in cash (the “Termination Fee”). Solely for purposes of this Section 8.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii)    If (A) Parent terminates this Agreement pursuant to Section 8.1(e)(i) or (B) the Company terminates this Agreement pursuant to Section 8.1(d) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(e)(i), then, within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iii)    If the Company terminates this Agreement pursuant to Section 8.1(g), concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee.

(iv)    In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent (which account shall be designated by Parent upon written request by the Company to allow the Company to pay or cause to be paid to Parent any amounts payable hereunder within the time periods required by this Section 8.2). Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)    Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b), then (i) the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 8.2(b) from and including the date payment of such amounts were due but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except for the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article IV) or willful breach occurring prior to the valid termination of this Agreement, and without limiting Parent’s or Merger Sub’s right to specific performance in accordance with Section 9.12, (A) the Termination Fee (and any other amounts expressly contemplated by this Section 8.2(c), if any) shall be the sole and exclusive monetary remedy available to Parent and Merger Sub in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee becomes due and payable and is paid by the Company in accordance with this Agreement, and (B) upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 8.2(c), if any) pursuant to this Section 8.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 or the payment of the Termination Fee pursuant to this Section 8.2(c), but in no event shall Parent be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of the Termination Fee pursuant to this Section 8.2(c).

ARTICLE IX

MISCELLANEOUS

Section 9.1.    Amendment and Modification; Waiver.

(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)    At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2.    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3.    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 9.4.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission; provided that, electronic mail received after 6:00 p.m. Pacific Time shall be deemed received on the day following the date of transmission, and provided further that there is no return error message or other notification of non-delivery received by the sender) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Zoom Video Communications, Inc.

55 Almaden Boulevard, 6th Floor

San Jose, California 95113

Email: Jeff.True@zoom.us

Attention: Jeff True

with a copy to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Email:	jleigh@cooley.com
bbeerle@cooley.com
alieberman@cooley.com
Attention:	Jamie Leigh
Ben Beerle
Anne Lieberman

if to the Company, to:

Five9, Inc.

3001 Bishop Drive, Suite 350

San Ramon, California 94583

Email:	kimberly.lytikainen@five9.com
james.doran@five9.com
Attention:	Kimberly Lytikainen
James Doran

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Email:	tad.freese@lw.com
mark.bekheit@lw.com
Attention:	Tad J. Freese
Mark M. Bekheit

Section 9.5.    Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6.    Counterparts. This Agreement may be executed manually or by electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign or HelloSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7.    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)    Except as provided in Section 6.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.8.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.9.    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of Laws principles that would result in the application of the Law of any other state.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11.    Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.12.    Enforcement; Remedies.

(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to seek an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c)    The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ZOOM VIDEO COMMUNICATIONS, INC.

By:	/s/ Eric S. Yuan
	Name:	Eric S. Yuan
	Title:	Founder & Chief Executive Officer

SUMMER MERGER SUB, INC.

By:	/s/ Kelly Steckelberg
	Name:	Kelly Steckelberg
	Title:	Chief Executive Officer and President

FIVE9, INC.

By:	/s/ Rowan Trollope
	Name:	Rowan Trollope
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“2023 Capped Call Confirmations” means, collectively, that certain (i) Base Call Option Transaction Confirmation, dated as of May 3, 2018, by and between the Company and each of Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association and Morgan Stanley & Co. LLC, and (ii) Additional Call Option Transaction Confirmation, dated as of May 7, 2018, by and between the Company and each of Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association and Morgan Stanley & Co. LLC, in each case, as amended through the date hereof.

“2023 Notes” means the $258,750,000 in aggregate principal amount of 0.125% Convertible Senior Notes due 2025 issued under the 2023 Notes Indenture.

“2023 Notes Indenture” means the Indenture, dated as of May 8, 2018, between the Company and U.S. Bank National Association, as trustee.

“2025 Capped Call Confirmations” means that certain (i) Base Call Option Transaction Confirmation, dated as of May 27, 2020, by and between the Company and each of Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association and Morgan Stanley & Co. LLC, and (ii) Additional Call Option Transaction Confirmation, dated as of June 1, 2020, by and between the Company and each of Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association and Morgan Stanley & Co. LLC.

“2025 Notes” means the $747,500,000 in aggregate principal amount of 0.50% Convertible Senior Notes due 2025 issued under the 2025 Notes Indenture.

“2025 Notes Indenture” means the Indenture, dated as of May 27, 2020, between the Company and U.S. Bank National Association, as trustee.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a person (as defined in Section 5.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the U.S. domestic public bribery statute (18 U.S.C. 201), the U.S. Travel Act, legislation implementing the OECD

Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict, regulate or investigate actions having the purpose or effect of monopolization or restraint of trade, or lessening competition through merger or acquisition, including but not limited to the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation Laws of any jurisdiction other than the United States.

“Business Days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Capped Call Confirmations” means the 2023 Capped Call Confirmations and the 2025 Capped Call Confirmations.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.

“Communications Act” means the Communications Act of 1934, as amended, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, as such statutes may be amended from time to time.

“Communications Approvals” means the grants and approvals set forth on Section 7.1(f) of the Parent Disclosure Letter.

“Communications Laws” means (i) the Communications Act, (ii) the rules, regulations, published orders, policies and decisions promulgated by, and other applicable requirements of, the FCC and interpretations thereof by federal courts of competent jurisdiction, (iii) the state statutes governing the communications industry, the rules, orders, regulations and other applicable requirements of any State PUCs; and (iv) any other rules, regulations, published orders, policies and decisions promulgated by the telecommunications regulatory agencies of the United States, states and territories and interpretations thereof by courts of competent jurisdiction; and (v) any rules, regulations, published orders, policies and decisions promulgated by Foreign Governmental Bodies governing the communications industry, in each case, with jurisdiction over any of the services offered by the Company or any of its Subsidiaries.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Options and the Company RSUs.

“Company Equity Plans” means (i) the Company’s 2014 Equity Incentive Plan as amended and restated from time to time, (ii) the Company’s 2004 Equity Incentive Plan, as amended and restated from time to time and (iii) the Inference Technologies Group Inc. 2018 Equity Incentive Plan, as amended and restated from time to time.

“Company ESPP” means the Company’s 2014 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Contract” means a Contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor with respect to any such Contract.

“Company Intellectual Property” means all Intellectual Property owned by (or claimed to be owned by), filed in the name of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes after the date hereof in United States, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), epidemics or pandemics (including the COVID-19 pandemic, and any escalations, worsening, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (collectively, “COVID-19”)), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Merger and the other Transactions or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or otherwise expressly required by this Agreement (other than pursuant to Section 5.1(a)); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

“Company Products” means any and all products and services, including any that are Software as a service (SaaS), that are or have been in the two (2) years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company RSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject solely to service-based vesting requirements.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 16, 2021, between Parent and the Company, as may be amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign Laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Convertible Notes” means the 2023 Notes and the 2025 Notes.

“Convertible Notes Indentures” means the 2023 Notes Indenture and the 2025 Notes Indenture.

“Convertible Notes Hedge Obligations” means the hedge obligations entered into in connection with the Convertible Notes evidenced by the Capped Call Confirmations.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 0.5533.

“Export Controls” means (a) all applicable export and reexport control Laws and regulations imposed, administered, or enforced by the U.S. government, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations, and (b) all applicable export and reexport control and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“FCC” means the Federal Communications Commission.

“Foreign Governmental Body” is a Governmental Entity in a jurisdiction outside the United States.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HIPAA” shall have the meaning set forth in the definition of “Information Privacy and Security Laws.”

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means (a) all applicable import Laws and regulations imposed, administered, or enforced by the U.S. government, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations, and (b) all applicable import Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means any applicable Law, rule, regulation or directive, all binding guidance issued by any Governmental Entity thereunder and any binding applicable self-regulatory guidelines, relating to: (a) the privacy, protection, integrity, or security of Personal Data, including as relevant to the Processing of Personal Data or (b) requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following to the extent applicable to the Company, any Company Subsidiaries: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the GDPR (and any European Union member states’ Laws and regulations implementing them), the Canadian Personal Information Protection and Electronic Documents Act, Japan’s Act on the Protection of Personal Information, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state privacy and data security Laws, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, and other applicable data protection Laws of the jurisdictions in which the Company or the Company Subsidiaries operate or which are otherwise applicable to their respective businesses.

“Intellectual Property” means any and all intellectual property or other proprietary rights, whether statutory, common law or otherwise, arising in any jurisdiction in the world, including all: (a) all United States and foreign patents and applications therefor; (b) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (c) trademarks, service marks, trade dress rights and similar designation of origin and rights therein; (d) all rights in mask works, and all mask work registrations and applications therefor; (e) rights in trade secrets and confidential information; (f) rights of attribution and integrity and other moral rights of an author; and (g) any other similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or Merger Sub or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case after reasonable inquiry of such individual’s direct reports.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“Nasdaq” means the Nasdaq Global Select Market.

“Net Share” means, with respect to a Company Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, by (b) the Per Share Cash Equivalent Consideration.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works or (c) be redistributed at no charge.

“Ordinary Course License” means standard licenses contained in customer subscription, license or service agreements with respect to Company Products or confidentiality agreements, in each case that are non-exclusive, and granted in the ordinary course of business consistent with past practice.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Class A Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes after the date hereof in United States, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in conditions in any industry or industries in which Parent and the Parent Subsidiaries operate; (c) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), epidemics or pandemics (including COVID-19), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Merger and the other Transactions or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or otherwise expressly required by this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Class A Common Stock as reported on Nasdaq for the ten (10) consecutive trading days ending on the trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing authority (including IRS Notice 2020-65).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Per Share Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the Exchange Ratio by (ii) the Parent Trading Price.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (x) that has arisen in the ordinary course of business consistent with past practice and does not adversely affect the value, ownership, use or operation of the property subject thereto.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, household, or device, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person, household, or device). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any Information Privacy and Security Laws or Privacy Requirements.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ external privacy policies or privacy statements made to customers, and publicly posted privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data; (b) any other information that is governed, regulated or protected by one or more Information Privacy and Security Laws; (c) any confidential information of the Company or a Company Subsidiary that the Company or a Company Subsidiary receives, creates, transmits or maintains in electronic form through Company or Company Subsidiary systems networks or other information technology; or (d) any sensitive information which the Company is contractually bound to keep confidential.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“State PUC” means any state public service commission, public utilities commission or similar state agency responsible for regulating the communications industry within a particular state and with jurisdiction over any of the services offered by the Company or any of its Subsidiaries.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty -five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes and assessments, levies, duties, tariffs, imposts and other similar charges and fees in the nature of a tax, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means all forms of technology and content, including any or all of the following: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings; (b) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (c) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (d) databases, data compilations and collections and technical data; and (e) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Adjusted Option	Section 2.3(b)
Adjusted RSU	Section 2.3(d)
Agreement	Preamble
Arrangements	Section 6.13
Base Amount	Section 6.4(c)
Book-Entry Shares	Section 2.2(b)(ii)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.4
Certificates	Section 2.2(b)(i)
Change of Recommendation	Section 5.3(a)
Closing	Section 1.3
Closing Date	Section 1.3

Code	Recitals
Communications Authorizations	Section 3.9(c)
Company	Preamble
Company Acquisition Agreement	Section 5.3(a)
Company Benefit Plan	Section 3.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Recitals
Company Compensation Committee	Section 6.13
Company Counsel	Section 5.4(a)(ii)
Company Disclosure Letter	Article III
Company Leases	Section 3.16
Company Permits	Section 3.9(b)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.14(a)
Company SEC Documents	Section 3.5(a)
Company Stockholders	Recitals
Company Stockholder Approval	Section 3.3(b)
Company Stockholders Meeting	Section 5.4(b)
Company Tax Representation Letter	Section 6.14(b)
Continuing Employees	Section 6.7(a)
Converted Shares	Section 2.1(b)
Current ESPP Offering Periods	Section 2.3(e)
DGCL	Recitals
DOJ	Section 6.2(b)
Effective Time	Section 1.4
Enforceability Limitations	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
FCC	Section 6.2(b)
Form S-4	Section 3.4(a)
Fractional Share Consideration	Section 2.1(a)
fraud	Section 8.2(a)
FTC	Section 6.2(b)
GAAP	Section 3.5(b)
Government Contract Bid	Section 3.17(d)
Indemnified Parties	Section 6.4(a)
Intervening Event	Section 5.3(d)
IP Contracts	Section 3.14(i)
Material Contract	Section 3.17(a)
Material Customer	Section 3.19(a)
Material Government Bid	Section 3.17(c)
Material Reseller	Section 3.19(c)
Material Supplier	Section 3.19(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub Shares	Section 2.1(c)
New Plans	Section 6.7(b)
OFAC	Section 3.9(f)
Old Plan	Section 6.7(b)
Outside Date	Section 8.1(d)

Parent	Preamble
Parent Capitalization Date	Section 4.2(a)
Parent Class A Common Stock	Section 2.1(a)
Parent Class B Common Stock	Section 4.2(a)
Parent Counsel	Section 5.4(a)(ii)
Parent Disclosure Letter	Article IV
Parent Governing Documents	Section 4.1
Parent Permits	Section 4.9(b)
Parent Preferred Stock	Section 4.2(a)
Parent SEC Documents	Section 4.5(a)
Parent Tax Representation Letter	Section 6.14(b)
Parties	Preamble
Party	Preamble
person	Section 5.3(a)
Privacy Requirements	Section 3.15(a)
Proxy Statement/Prospectus	Section 3.21
Merger Sub	Preamble
Merger Sub Shares	Section 2.1(c)
Qatalyst	Section 3.22
Restricted Parties	Section 3.9(h)
Sarbanes Oxley Act	Section 3.5(a)
Specified Exercise	Section 6.15(b)
Surviving Company	Section 1.1
Surviving Company Stock	Section 2.1(b)
Termination Fee	Section 8.2(b)(i)
Transactions	Recitals
willful breach	Section 8.2(a)

Annex B

July 16, 2021

Board of Directors

Five9, Inc.

Bishop Ranch

3001 Bishop Drive, Suite #350

San Ramon, California 94583

Members of the Board:

We understand that Five9, Inc., a Delaware corporation (the “Company”), Zoom Video Communications, Inc., a Delaware corporation (“Parent”), and Summer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of July 16, 2021 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is issued and outstanding as of immediately prior to the effective time of the Merger will, other than any shares of Company Common Stock that are (I) owned or held in treasury by the Company or owned by Parent or Merger Sub or (II) owned by any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub) or of the Company, be converted into the right to receive 0.5533 shares (the “Exchange Ratio”) of Class A common stock, par value $0.001 per share, of Parent (the “Parent Class A Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio to be received pursuant to, and in accordance with, the terms of the Merger Agreement, by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements of the Company and Parent and other business and financial information of the Company and Parent. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company and Parent with senior management of the Company and Parent, respectively. We also reviewed the historical market prices and trading activity for Company Common Stock and Parent Class A Common Stock, and compared the financial performance of the Company and Parent and the prices and trading activity of Company Common Stock and Parent Class A Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

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discussed with, us by the Company and Parent. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay and that the Merger will have the tax consequences as set forth in the Merger Agreement and as described in discussions with representatives of the Company. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent or their respective affiliates, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company.

We have been engaged by the Company to provide financial advisory services and have acted as financial advisor to the Board of Directors of the Company in connection with the Merger. We will receive a fee for our services, a portion of which has been earned, and a portion of which will become payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent, their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger or any other matter and does not in any manner address what the value of Parent Class A Common Stock actually will be when issued pursuant to the Merger or the price at which Company Common Stock or Parent Class A Common Stock will trade or otherwise be transferable at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received pursuant to, and in accordance with, the terms of the Merger Agreement, by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or Parent or any of their respective affiliates, or any class of such persons, relative to such Exchange Ratio.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Five 9 TM FIVE9, INC. 3001 BISHOP DRIVE SUITE 350 SAN RAMON, CA 94583 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 29, 2021, the day before the cut-off date or Five9 special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FIVN2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 29, 2021, the day before the cut-off date or Five9 special meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D59585-S30409 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FIVE9, INC. The Five9 Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1. A proposal to adopt the Agreement and Plan of Merger, dated as of July 16, 2021 (as it may be amended from time to time, the “merger agreement”), among Zoom Video Communications, Inc., Summer Merger Sub, Inc. and Five9, Inc. (“Five9”), and approve the transactions contemplated thereby (the “merger proposal”). [    ] [    ] [    ] 2. A proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Five9’s named executive officers that is based on or otherwise relates to the merger proposal contemplated by the merger agreement. [    ] [    ] [    ] 3. A proposal to approve the adjournment of the meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal. [    ] [    ] [    ] NOTE: Five9 will transact no other business at the Five9 special meeting, except such business as may properly come before the meeting or any adjournments, continuations or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting To Be Held on September 30, 2021 at 3:00 PM Pacific Time: The Notice and Proxy Statement/Prospectus are available at www.proxyvote.com. D59586-S30409 FIVE9, INC. Special Meeting of Stockholders September 30, 2021 at 3:00 PM, Pacific Time This proxy is solicited by the Five9 Board of Directors The undersigned stockholder(s) hereby appoint(s) Rowan Trollope and Barry Zwarenstein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Five9 that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 3:00 PM, Pacific Time on September 30, 2021, virtually via the Internet at www.virtualshareholdermeeting.com/FIVN2021SM, and any adjournment, continuation or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed but no such direction is made, this proxy will be voted in accordance with the Five9 Board of Directors’ recommendations. The Five9 Board of Directors recommends that you vote “FOR” proposals 1, 2 and 3. If any other business is presented at the Five9 special meeting, this proxy will be voted by the above named proxies at the direction of the Five9 Board of Directors. This proxy revokes any prior proxy given by the undersigned. Continued and to be signed on reverse side